Exhibit 2.1

EXECUTION VERSION

DATED 20 April 2010

(1) ZIPCAR, INC.

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(2) SMEDVIG CAPITAL AS AND OTHERS

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(3) SMEDVIG CAPITAL LIMITED

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(4) ANDREW VALENTINE

DEED

relating to the amendment and restatement

of a sale and purchase agreement

dated 13 April 2010

CONTENTS

1. DEFINITIONS AND INTERPRETATION	1

2. AMENDMENT AND RESTATEMENT	2

3. MISCELLANEOUS PROVISIONS	4

SCHEDULE 1	5

Names and addresses of the Sellers	5

SCHEDULE 2	6

The Logo	6

SCHEDULE 3	7

Amended and restated sale and purchase agreement	7

THIS DEED is made on 20 April 2010

BETWEEN

(1)	ZIPCAR, INC., a Delaware corporation with its principal office located at 25 First Street, Cambridge, Massachusetts 02141, USA (“Purchaser”);

(2)	THE PERSONS whose names and addresses are set out in schedule 1 of this agreement (“Sellers” and each a “Seller”);

(3)	SMEDVIG CAPITAL LIMITED, a company incorporated and registered in England and Wales with number 03121131 and which has its registered office at 20 St James’s Street, London, SW1A 1ES; and

(4)	ANDREW VALENTINE of Mercury Lodge, Cobbett Hill, Normandy, Guildford, Surrey, GU3 2AA.

BACKGROUND

A	The parties entered into a sale and purchase agreement for the sale and purchase of certain shares in the capital of Streetcar Limited on 13 April 2010 (“Original Agreement”).

B	The parties have now agreed to vary the terms of and restate the Original Agreement as set out below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Unless otherwise defined in this agreement, words and expressions defined in the Original Agreement shall apply to this agreement.

1.2	In this agreement (unless the context otherwise requires) any reference to legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re-enacted from time to time (whether before or after the date of this agreement) and any prior or subsequent subordinate legislation made under it which is in force from time to time (except to the extent that any amendment, re-enactment or subordinate legislation made after the date of this agreement would increase or extend the liability of any party under the Original Agreement save as expressly varied in this agreement).

1.3	Otherwise, the rules of interpretation set out in sub-clauses 1.2 to 1.5 of the Original Agreement shall apply in interpreting this agreement mutatis mutandis as if the same shall be incorporated herein.

1.4	This agreement incorporates the schedules to it.

2.	AMENDMENT AND RESTATEMENT

2.1	The parties agree and declare that the Original Agreement shall be amended with effect from the date of this agreement, as follows:

2.1.1	by adding the following new definitions in subclause 1.1

“Designer” means Mr Paul Simms, the original creator of the Logo, and any other persons who at any time in the past have acquired or at any time in the future acquire any Logo IP from Mr Paul Simms (directly or indirectly);

“Logo” means the logo set out in schedule 13;

“Logo IP” means any Intellectual Property subsisting in the Logo;

“Logo IP Claim” means any action, proceeding or claim that is brought by any Designer (in this definition a “Designer Action”) against the Purchaser or any Group Company (or any person authorised by the Purchaser or any Group Company to use the Logo who subsequently brings a claim against the Purchaser or any Group Company in respect of a Designer Action against such authorised person) in relation to or arising out of any claim by any Designer that the Company does not own or have a valid licence to use any Logo IP;

“Logo IP Liabilities” means all losses and/or liabilities incurred by the Purchaser or any Group Company in respect of any Logo IP Claim but excluding for the avoidance of doubt Logo Transfer Payments; and

“Logo Transfer Payments” means amounts actually paid by the Purchaser and/or any Group Company to any Designer (or its nominee) in consideration for an assignment or licence by any Designer of any Logo IP to the Purchaser and/or the relevant Group Company;”

2.1.2	by deleting the reference to subclause 7.9 where it appears in the definition of Member Deposit Indemnity in subclause 1.1 and replacing it with a reference to subclause 7.10;

2.1.3	by deleting subclause 7.7 and replacing it with the following subclause:

“7.7	Subject to subclause 7.9 and clause 8, the Sellers undertake to indemnify, and to keep indemnified, the Purchaser following Completion from and against all:

7.7.1	Brit Insurance Pricing Liabilities;

7.7.2	Brit Insurance Excess Liabilities; and

7.7.3	Logo IP Liabilities,

together with all reasonable out-of-pocket costs and expenses properly incurred by the Purchaser or a Group Company in relation to such liabilities (including, without limitation, reasonable legal fees and related costs) (together, the “Indemnified Liabilities”).”

2.1.4	by adding the following new subclause 7.8:

“7.8	Notwithstanding subclause 7.9(c) (and without prejudice to its operation in relation to Logo IP Liabilities generally), the Purchaser shall be entitled to negotiate the assignment or licence to the

Purchaser and/or the relevant Group Company of any Logo IP by any Designer, without requiring the consent of the relevant Sellers’ Representative (pursuant to subclause 7,9(c)(ii)(D) or otherwise) and in the event that the Purchaser or any Group Company shall make a Logo Transfer Payment at any time within the period of 18 months following Completion, the Sellers shall, as soon as reasonably practicable following payment of such Logo Transfer Payment, pay to the Purchaser an amount calculated as follows:

(a)	where the amount due to be paid by the Purchaser or relevant Group Company to the Designer in respect of such Logo Transfer Payment is less than £5,000, the full amount of such payment; or

(b)	where the amount due to be paid by the Purchaser or relevant Group Company to the Designer in respect of such Logo Transfer Payment is more than £5,000, an amount equal to the aggregate of £5,000 plus 50 per cent of the amount of such payment in excess of £5,000, provided that the sum of all payments which the Seller shall be obliged to make pursuant to this subclause 7.8 shall not exceed £22,500 (even for the avoidance of doubt if the aggregated Logo Transfer Payment(s) exceed £40,000), unless the Seller’s Representative gives its prior written consent to the Logo Transfer Payment(s) exceeding £40,000.”

and the remaining subclauses of clause 7 shall be renumbered to take account of the addition described in this clause 2.1.4;

2.1.5	by deleting the words “paragraph (b)” where they appear in subclause 7.9(c)(i) (following the renumbering referred to in clause 2.1.4) and replacing them with the words “this subclause 7.9(c)”;

2.1.6	by deleting subclause 7.9(c)(ii)(D) (following the renumbering referred to in clause 2.1.4) and replacing it with the following subclause:

“(D)	the Purchaser shall not, and shall not cause any Group Company to, negotiate, avoid, dispute, compromise, settle or defend any Indemnified Claim without the prior written consent of the relevant Sellers’ Representative which, save in the case of a Logo IP Claim, shall not be unreasonably withheld and, for the avoidance of doubt, the parties agree that the withholding of consent by the Sellers’ Representatives in relation to the negotiation, avoidance, dispute, compromise, settlement or defense of any Logo IP Claim shall not be or be deemed to be unreasonable;”

2.1.7	by deleting the reference to subclause 7.8 where it appears in the last line of subclause 7.9 (following the renumbering referred to in clause 2.1.4) and replacing it with a reference to subclause 7.9;

2.1.8	by deleting the name “Sir Trevor Chinn” where it appear in the first line of subclause 14.2(a)(x) and replacing it with the name “Brett Akker”;

2.1.9	by deleting paragraph (f) of schedule 3; and

2.1.10	by adding a new schedule 13 headed “Logo” containing the logo set out in schedule 2 of this agreement.

2.2	Without prejudice to clause 2.1, the parties agree and declare that, with effect from the date of this agreement, the Original Agreement shall be varied so that it shall be in the form as restated in schedule 3.

3.	MISCELLANEOUS PROVISIONS

3.1	The following clauses set out in the Original Agreement shall apply and be incorporated into this agreement as if set out in full in this agreement (with references to “this agreement” in them being treated as references to this agreement):

1.4.1	clause 17 (Announcements and Confidentiality);

1.4.2	clause 18 (Notices);

1.4.3	clause 19 (General);

1.4.4	clause 21 (Third Party Rights); and

1.4.5	clause 22 (Governing Law and Jurisdiction).

3.2	The Original Agreement, all other Transaction Documents and this agreement constitute the entire agreement and understanding between the parties in respect of their subject matter (or any of them). Each party acknowledges to the others (and shall execute this agreement in reliance on such acknowledgement) that it has not been induced to enter into this agreement by, nor relied on, any representation or warranty other than the representations and/or warranties contained in the Original Agreement (as amended and restated in accordance with this agreement).

IN WITNESS WHEREOF the parties have executed this agreement as a deed on the date first above written.

SCHEDULE 3

Amended and restated sale and purchase agreement

Date                                                                                                               2010

ZIPCAR, INC

and

THE SELLERS NAMED IN SCHEDULE 1

and

SMEDVIG CAPITAL LIMITED

and

ANDREW VALENTINE

AMENDED AND RESTATED SHARE PURCHASE

AGREEMENT

for the sale and purchase of

certain shares

of Streetcar Limited

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Agreed Form documents:

Data Room Index

Directors’ resignation letters (executive)

Directors’ resignation letters (non-executive)

Disclosure Letter

EBT Sale Agreement

Escrow Agreement

Form of Consideration Note

Form of Consideration Note Warrant

Form of Consideration Warrant

Form of New Streetcar Employment Agreement

Form of Smedvig Fee Note

Form of Smedvig Fee Note Warrant

Form of Smedvig Fee Warrant

Form of Zipcar Exchange Warrant

New Streetcar Employment Remuneration Schedule

Smedvig Release

Streetcar Resolutions

Subordination Agreement (Lighthouse Senior)

Subordination Agreement (Lighthouse / Pinnacle Junior)

Subordination Agreement (Pinnacle)

Voting Power of Attorney

Zipcar Amendment to Restated Certificate of Incorporation

Zipcar Investor Documents

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THIS AGREEMENT is made on                                      2010

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (A) of schedule 1 (each a “Seller” and together the “Sellers”);

(2)	ZIPCAR, INC, a Delaware corporation with its principal offices located at 25 First Street, Cambridge, Massachusetts 02141, USA (the “Purchaser”);

(3)	SMEDVIG CAPITAL LIMITED, a company incorporated in England with company number 03121131 and registered office at 20 St. James’s Street, London SW1A 1ES, in its capacity as Institutional Sellers’ Representative (as defined herein); and

(4)	ANDREW VALENTINE, of Mercury Lodge, Cobbett Hill, Normandy, Guildford, Surrey GU3 2AA, in his capacity as Management Sellers’ Representative (as defined herein).

WHEREAS:

(A)	Streetcar Limited (the “Company”) is a private company limited by shares, short particulars of which are set out in schedule 2.

(B)	The Sellers wish to sell (in the numbers set out against their respective names in columns (B) to (F) of schedule 1) and the Purchaser wishes to buy certain shares of the Company on the terms and subject to the conditions set out herein.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:

“2008 Audited Financials” means the audited balance sheet of the Company as of 31 December 2008 and related audited statement of income and cash flow for the year then ended, together with notes thereto and the report thereon of independent certified public accountants, such audit to be performed under and consistent with US GAAS;

“2009 Audited Financials” means the audited balance sheet of the Company as at the Accounts Date and the related audited statements of income and cash flow for the year then ended, together with notes thereto and the report thereon of independent certified public accountants, prepared under UK GAAP, such audit to be performed under and consistent with US GAAS;

“A Ordinary Shares” means the ‘A’ ordinary shares of £1.00 each in the capital of the Company;

“Accounts” means the audited (and, where relevant, consolidated) statutory accounts of each Group Company for the financial year ended on the Accounts Date including the auditors’ and directors’ reports, audited balance sheets as at the Accounts Date, the audited profit and loss accounts for the financial period ended on that date and the notes to them, a copy of which is attached to the Disclosure Letter and located at document 10.4.3 of the Data Room;

“Accounts Date” means 31 December 2009;

“After-Tax Basis” means in relation to an indemnity, after taking into account, in calculating the amount due in respect of such indemnity, the treatment for the recipient’s Tax purposes of the receipt of a payment pursuant to such indemnity, to the intent that the recipient shall not be placed in any better or worse position than it would have been in had the liability giving rise to the indemnity not arisen;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Sellers and the Purchaser;

“Allocation Schedule” means the schedule in the form set out in schedule 11, to be completed and delivered by the Sellers’ Representatives in accordance with subclause 13.2;

“B Ordinary Shares” means the ‘B’ ordinary shares of £0.01 each in the capital of the Company;

“Brit Insurance” means Brit Insurance Limited (Company number 2763688) of 55 Bishopsgate, London EC2N 3AS;

“Brit Insurance Policy” means the motor fleet insurance policy issued by Brit Insurance to the Company in respect of the period 1 May 2008 to 30 April 2009, with policy number BAFLT2502765;

“Brit Insurance Pricing Liabilities” means all losses and/or liabilities incurred by the Purchaser or any Group Company in respect of any action, proceeding or claim that is bought by Brit Insurance against the Purchaser or any Group Company in relation to the assumptions made by Brit Insurance in calculating the premium charged to the Company pursuant to the Brit Insurance Policy;

“Brit Insurance Excess Liabilities” means all losses and/or liabilities incurred by the Purchaser or any Group Company in respect of any action, proceeding or claim that is bought by Brit Insurance against the Purchaser or any Group Company in relation to the Company’s failure to provide Brit Insurance with a claims fund in accordance with the endorsement to the Brit Insurance Policy;

“Business” means the business carried on by the Group Companies as at the Completion Date;

“Business Day” means 9.00 am to 5.30 pm (UK time) on a day, not being a Saturday, Sunday or a public holiday, on which clearing banks are open for business in the City of London;

“Business Information” means all information (whether or not confidential, whether or not recorded in any form and in whatever form held) which is within the control of the Group Companies including (without limitation) all:

(a)	designs, specifications, drawings, know-how, manuals and instructions;

(b)	member and customer lists, sales, marketing and promotional information;

(c)	business plans and forecasts;

(d)	technical or other expertise; and

(e)	computer software; and

(f)	all accounting and tax records, correspondence, orders and inquiries;

relating to the business of any Group Company;

“C Ordinary Shares” means the ‘C’ ordinary shares of £0.01 each in the capital of the Company;

“CA 1985” means the Companies Act 1985, as amended;

“CA 2006” means the Companies Act 2006, as amended from time to time;

“Cash Adjustment Balance” has the meaning given in subclause 14.6(g), as may be adjusted pursuant to subclause 4.4;

“Cash Contribution” has the meaning given in schedule 10;

“Claim” means a claim, action, proceeding or demand by the Purchaser for a breach of or under any Warranty, the Tax Covenant, the Indemnities, the Member Deposit Indemnity or any other term of this Agreement;

“Closing Cash Adjustment” means the amount by which the Preliminary Net Cash Position is less than £1,000,000;

“Closing Cash Payment Amount” means the Principal Seller Consideration Cash less the Cash Adjustment Balance less the Sellers’ Solicitors’ Fee;

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalisation, condition (financial or other), or results of operations of the Group Companies, taken as a whole; provided that a Company Material Adverse Effect shall not include any change in or effect on the Company’s business (A) resulting from or relating to the execution of this agreement or the announcement of this agreement and the transactions contemplated hereby, (B) matters Disclosed, (C) generally affecting the car sharing or car hire industry or (D) to the extent resulting from or relating to general economic conditions including interest rates or the state of the securities or capital markets (in the case of (C) and (D), which changes or effects in each case do not disproportionately affect the Company to any material extent). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect;

“Competent Authority” means any national, state or local court of competent jurisdiction, arbitration tribunal, public or administrative agency, commission or other governmental, quasi-governmental or regulatory authority or agency or body, in each case, acting within their powers and having jurisdiction over any party or this agreement;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 14;

“Completion Date” means the date for Completion specified in subclause 14.1;

“Conditions” means the conditions precedent to Completion set out in schedule 3;

“Confidential Information” has the meaning given in subclause 16.1(d);

“Consideration” has the meaning given in subclause 3.3(c);

“Consideration Cash” means an aggregate amount equal to US$9,900,000, less the Closing Cash Adjustment;

“Consideration Notes” means promissory notes in the aggregate principal amount of US$4,950,000 to be issued by the Purchaser in the Agreed Form;

“Consideration Note Warrants” means the warrants to be issued by the Purchaser in connection with the Consideration Notes in the Agreed Form;

“Consideration Shares” means, subject to subclause 3.8, 8,103,703 Zipcar Shares, each such share having an imputed value as at Completion of US$4.37;

“Consideration Warrants” means warrants to acquire such number of Zipcar Shares as equals 1,610,393 Zipcar Shares less the number of Zipcar Shares that are the subject of the Zipcar Exchange Warrants, to be issued by the Purchaser in the Agreed Form, each such warrant having an imputed value as at Completion equal to US$3.31 multiplied by the number of Zipcar Shares underlying such warrant;

“Data Room” means the data room provided by RR Donnelly comprising the documents made available to the Purchaser as listed in the Data Room Index;

“Data Room Index” means the indices in the Agreed Form of the contents of the Data Room;

“Deferred Shares” means the deferred shares of £0.01 each in the capital of the Company;

“Designer” means Mr Paul Simms, the original creator of the Logo, and any other persons who at any time in the past have acquired or at any time in the future acquire any Logo IP from Mr Paul Simms (directly or indirectly);

“Disclosed” means fairly disclosed to the Purchaser in the Disclosure Letter or the Supplemental Disclosure Letter (as the case may be) with sufficient explanation and detail to enable a reasonable purchaser to identify, with a reasonable degree of clarity, the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter dated as at the Signing Date from the Sellers delivered to the Purchaser immediately prior to the Purchaser signing this agreement including the bundle of documents (if any) attached thereto in the Agreed Form and the documents referred to in the Data Room Index;

“Disputes” has the meaning given in clause 22;

“EBT Consideration” means the “Consideration” as such term is defined in the EBT Sale Agreement;

“EBT Sale Agreement” means the share sale and purchase agreement, in the Agreed Form, pursuant to which certain shareholders will sell their shares in the Company to the Purchaser;

“EBT Seller Claim” means a “Seller Claim” as such term is defined in the EBT Sale Agreement;

“EBT Sellers” shall have the meaning set out in the EBT Sale Agreement;

“EBT Shares” shall have the meaning set out in the EBT Sale Agreement;

“Employment Warranties” means the Warranties set out in section E of schedule 4;

“Encumbrance” includes a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right and any agreement to create any of the foregoing;

“Escrow Agent” means Bank of New York Mellon;

“Escrow Agreement” means the escrow agreement to be entered into between the Management Sellers’ Representative, the Institutional Sellers’ Representative, the Purchaser and the Escrow Agent, in the Agreed Form;

“Escrow Shares” means a number of Principal Seller Consideration Shares having an aggregate value (based on an imputed value of US$4.37 per share) equal to 15% of the Consideration, to be deposited with the Escrow Agent pursuant to subclause 14.6(c);

“Excluded Warranties” means the Tax Warranties, the Title Warranties, the Litigation Warranties, the Liability Warranty and the Employment Warranties;

“Final Net Cash Position” means the “Net Cash Position” set out in the Final Net Cash Statement;

“Final Net Cash Statement” has the meaning set out in schedule 8;

“FSMA” means the Financial Services and Markets Act 2000, as amended;

“Group” means in relation to an undertaking, at any relevant time, that undertaking and all “group undertakings” (as defined in section 1161(5) of CA 2006) of that undertaking;

“Group Companies” means the Company and each subsidiary of the Company details of which are set out in parts 1 and 2 of schedule 2 and “Group Company” means any of them;

“Indemnities” means the indemnities given by the Sellers pursuant to subclause 7.7;

“Insolvency Act” means the Insolvency Act 1986, as amended from time to time;

“Institutional Sellers” means the Sellers set out in Part 1 of schedule 1;

“Institutional Seller Majority” means such Institutional Sellers as, together, represent more than 50 per cent. of the aggregate Consideration receivable by the Institutional Sellers;

“Institutional Sellers’ Representative” has the meaning given to such expression in subclause 6.1(b);

“Intellectual Property” means patents, rights in inventions, confidentiality rights and other rights in information (including know-how and trade secrets), rights in designs, copyrights and related rights, trade mark rights (including passing-off and unfair competition rights, and including trade mark rights in trade names, logos, trade dress and domain names) and database rights, in each case whether or not registered and including applications (and rights to apply) for registration, and all rights and forms of protection of a similar nature or having equivalent effect subsisting from time to time in any jurisdiction worldwide;

“Key Employee” means each of Andrew Valentine, Brett Akker, Mark Walker, Simon Healey, Philip Marland and Henry Imber;

“Liability Warranty” means the Warranty set out in paragraph B.3(1) of schedule 4;

“Litigation Warranties” means the Warranties set out in paragraph A.10 of schedule 4;

“Logo” means the logo set out in schedule 13;

“Logo IP” means any Intellectual Property subsisting in the Logo;

“Logo IP Claim” means any action, proceeding or claim that is brought by any Designer (in this definition a “Designer Action”) against the Purchaser or any Group Company (or any person authorised by the Purchaser or any Group Company to use the Logo who subsequently brings a claim against the Purchaser or any Group Company in respect of a Designer Action against such authorised person) in relation to or arising out of any claim by any Designer that the Company does not own or have a valid licence to use any Logo IP;

“Logo IP Liabilities” means all losses and/or liabilities incurred by the Purchaser or any Group Company in respect of any Logo IP Claim but excluding for the avoidance of doubt Logo Transfer Payments;

“Logo Transfer Payments” means amounts actually paid by the Purchaser and/or any Group Company to any Designer (or its nominee) in consideration for an assignment or licence by any Designer of any Logo IP to the Purchaser and/or the relevant Group Company;

“Longstop Date” means 22 April 2010;

“Management Accounts” means the management accounts of each Group Company comprising the balance sheets as at the Management Accounts Date and the profit and loss accounts for the period of two months commencing on the day immediately following the Accounts Date and ending on the Management Accounts Date and located in sections 21.2 of the Data Room;

“Management Accounts Date” means 28 February 2010;

“Management Sellers” means the Sellers set out in Part 2 of schedule 1;

“Management Seller Majority” means such Management Sellers as, together, represent more than 50 per cent. of the aggregate Consideration receivable by the Management Sellers;

“Management Sellers’ Representative” has the meaning given to such expression in subclause 6.1(a);

“Member Deposit Indemnity” means the indemnity given by the Sellers pursuant to subclause 7.10;

“Member Deposit Liabilities” has the meaning given to it in schedule 12;

“New Streetcar Employment Agreements” means the employment agreements in the Agreed Form, subject to the terms set out in the New Streetcar Employment Remuneration Schedule, to be entered into between the Purchaser and each person set forth in schedule 9;

“New Streetcar Employment Remuneration Schedule” means the schedule of terms of employment of those persons set forth in schedule 9, in the Agreed Form;

“Preference Shares” means the redeemable preference shares of £0.01 each in the capital of the Company;

“Preliminary Balance Sheet” has the meaning set out in schedule 8;

“Preliminary Net Cash Position” has the meaning set out in schedule 8;

“Preliminary Net Cash Statement” has the meaning set out in schedule 8;

“Principal Seller Consideration Cash” means the aggregate amount of Consideration Cash set beside each Sellers name in column (H) of part 1 of the Allocation Schedule;

“Principal Seller Consideration Notes” means the aggregate amount in principal value of the Consideration Notes set beside each Sellers name in column (Q) of part 1 of the Allocation Schedule;

“Principal Seller Consideration Shares” means the aggregate number of the Consideration Shares set beside each Sellers name in column (M) of part 1 of the Allocation Schedule;

“Principal Seller Consideration Warrants” means the aggregate number of the Consideration Warrants set beside each Sellers name in column (P) of part 1 of the Allocation Schedule;

“Proceedings” has the meaning given to it in clause 22;

“Properties” means the leasehold properties short particulars of which are set out in schedule 7 and “Property” means any of them;

“Prospective Customer” means any person, firm, company, business or organisation with whom any Group Company is, at the Signing Date and/or Completion Date, in material negotiations or is tendering for the supply of its goods and services in connection with the Business;

“Purchaser Group Companies” means the Purchaser and each subsidiary of the Purchaser from time to time and “Purchaser Group Company” means any of them;

“Purchaser’s Solicitors” means Wilmer Cutler Pickering Hale and Dorr LLP of Alder Castle, 10 Noble Street, London EC2V 7QJ;

“Purchaser’s Solicitors’ Account” means Wilmer Cutler Pickering Hale and Dorr LLP, US Dollar Client Account”, with IBAN: GB66 RBOS 1663 0000 3707 31 and SWIFT BIC: RBOSGB 2L;

“Qualified Refunds” has the meaning given to it in schedule 12;

“Recognised Investment Exchange” means an investment exchange recognised by the Financial Services Authority under Part XVIII of FSMA:

“Restricted Area” means the United States of America and the European Economic Area;

“Resulting Securities” has the meaning given in 14.9;

“Seller Claim” means a claim, action, proceeding or demand by a Seller in respect of any Zipcar Warranty;

“Seller’s Affiliate” means any person who is connected with a Seller;

“Seller’s Group” means a Seller, that Seller’s ultimate parent company and all subsidiary undertakings of such parent company;

“Sellers’ Representative” has the meaning given to such expression in subclause 6.1;

“Sellers’ Solicitors” means DLA Piper UK LLP, 3 Noble Street, London EC2V 7EE;

“Sellers’ Solicitors’ Account” means the account named “DLA Piper UK LLP, Client Account” held at The Royal Bank of Scotland, 62/63 Threadneedle Street, London, EC2R 8LA with IBAN: GB82 RBOS 1663 0000 0086 33 and IBAN BIC: RBOS GB 2L;

“Sellers’ Solicitors’ Fee” means the fees of the Sellers’ Solicitors incurred by the Sellers in respect of the sale of the Shares, notified to the Purchaser in accordance with subclause 13.2;

“Share Consideration” has the meaning given to it in subclause 3.3(a);

“Shares” means all of the A Ordinary Shares, B Ordinary Shares, C Ordinary Shares, Deferred Shares and Preference Shares to be sold by the Sellers in accordance with clause 2.1;

“Signing Date” means the date of this agreement;

“Smedvig” means Smedvig Capital AS;

“Smedvig Fee” means the fee of US$561,553.30 payable on Completion in accordance with subclause 14.3(b), satisfied as to (i) US$100,000 by the Smedvig Fee Cash, (ii) US$357,719.46 by the Smedvig Fee Shares, (iii) US$50,000 by the Smedvig Fee Notes, and (iv) US$53,833.84 by the Smedvig Fee Warrants.

“Smedvig Fee Cash” means US$100,000;

“Smedvig Fee Notes” means promissory notes in the aggregate principal amount of US$50,000 to be issued by the Purchaser in the Agreed Form;

“Smedvig Fee Note Warrants” means the warrants to be issued by the Purchaser in connection with the Smedvig Fee Notes, in the Agreed Form;

“Smedvig Fee Shares” means 81,858 Zipcar Shares;

“Smedvig Fee Warrants” means warrants to acquire, in aggregate, 16,264 Zipcar Shares, to be issued by the Purchaser in the Agreed Form;

“Smedvig Loan” means all amounts of principal and accrued but unpaid interest due to Smedvig as at the Completion Date under the Smedvig Loan Agreement;

“Smedvig Loan Agreement” means the loan agreement entered into between Smedvig and the Company dated 29 September 2008, as amended by an amendment and restatement deed dated 27 November 2008 and a second amendment and restatement deed dated in or around December 2009;

“Smedvig Release” means the deed of release, in the Agreed Form, executed by Smedvig in favour of each Group Company;

“Smedvig Warrants” means the outstanding warrants issued by the Company to Smedvig in respect of 5,944 B Ordinary Shares;

“Streetcar Resolutions” means the resolutions proposed to be passed by the Company in order to convert a certain number of A Ordinary Shares and C Ordinary Shares into Deferred Shares, in the Agreed Form;

“Streetcar Shares” means, together, the Shares and the EBT Shares;

“Streetcar Terms and Conditions” means the member terms and conditions of the Company as stated at http://www.streetcar.co.uk/terms.aspx on the date hereof;

“Subordination Agreements” means the subordination agreements in the Agreed Form, to be entered into between Lighthouse Capital Partners VI, L.P. and other lenders associated with Pinnacle Ventures, L.L.C. and each Zipcar Noteholder;

“subsidiary” means, in relation to a company wherever incorporated (a holding company), a “subsidiary” as defined in section 1159 of CA 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

“Supplemental Disclosure Letter” means the letter dated as of the Completion Date from the Sellers to the Purchaser including the bundle of documents (if any) attached thereto and the documents referred to in the Data Room Index;

“Tax” has the meaning given in part 1 of schedule 5;

“Tax Authority” has the meaning given in part 1 of schedule 5;

“Tax Covenant” has the meaning given in part 1 of schedule 5;

“Tax Warranty” has the meaning given in part 1 of schedule 5 and “Tax Warranties” shall be construed accordingly;

“Taxes Act” has the meaning given in part 1 of schedule 5;

“Title Warranties” means the Warranties set out in paragraphs (1) to (5) of part A3 of schedule 4;

“Transaction Document” means this agreement and each document expressed to be in Agreed Form;

“Transaction Securities” means the Principal Seller Consideration Shares, the Principal Seller Consideration Notes, the Principal Seller Consideration Warrants, the Principal Seller Consideration Note Warrants, the Smedvig Fee Shares, the Smedvig Fee Notes, the Smedvig Fee Warrants, the Smedvig Fee Note Warrants and the Zipcar Exchange Warrants;

“UK GAAP” means accounting standards, policies, principles and practices generally accepted in the United Kingdom;

“US GAAP” means United States generally accepted accounting principles;

“US GAAS” means United States generally accepted auditing standards;

“Voting Power of Attorney” means a power of attorney in the Agreed Form, to be entered into by each Seller at Completion;

“Warrant Consideration” has the meaning given in subclause 3.3(b);

“Warranties” means the warranties given by the Sellers pursuant to subclauses 7.1 and 7.2 and set out in schedule 4 and the Tax Warranties set out in part 2 of schedule 5 and “Warranty” shall mean any of them;

“Zipcar Accounts Date” means 31 December 2009;

“Zipcar Commercial Warranties” means the Warranties to be given by the Purchaser pursuant to subclause 9.1(k) as set out in Part 1 of schedule 6;

“Zipcar Exchange Warrants” means the warrants to be issued and delivered by the Purchaser to Smedvig in the Agreed Form in accordance with subclause 14.6(f), each such warrant having an imputed value as at Completion equal to US$3.31 multiplied by the number of Zipcar Shares underlying such warrant;

“Zipcar Excluded Warranties” means the Zipcar Title Warranties, the Zipcar Liability Warranty and the Zipcar Litigation Warranties;

“Zipcar Financial Statements” means (a) the consolidated balance sheets of the Purchaser as of 31 December 2009 and the statements of income, changes in stockholders’ equity and cash flows of the Purchaser for each of the three financial years then ended, certified by the Chief Financial Officer of Zipcar and (b) the Zipcar Management Accounts;

“Zipcar Investor Documents” means (i) the Zipcar Registration Rights Agreement (ii) the third amended and restated stockholders’ voting agreement in relation to the Purchaser and (iii) the sixth amended and restated stockholders agreement, in each case in the Agreed Form;

“Zipcar Liability Warranty” means the Zipcar Warranty set out in paragraph B2 of Part 1 of schedule 6;

“Zipcar Litigation Warranties” means the Zipcar Warranties set out at paragraph A4(1) to (4) (inclusive) of Part 1 of schedule 6;

“Zipcar Management Accounts” means the unaudited consolidated balance sheet of the Purchaser as at 28 February 2010 and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Purchaser for the two months then ended;

“Zipcar Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalisation, condition (financial or other), or results of operations of the Purchaser and its subsidiaries, taken as a whole; provided, that Zipcar Material Adverse Effect shall not include any change in or effect on the Purchaser’s business (A) resulting from or relating to the execution of this agreement or the announcement of this agreement and the transactions contemplated hereby, (B) generally affecting the car sharing or car hire industry or (C) to the extent resulting from or relating to general economic conditions including interest rates or the state of the securities or capital markets (in the case of (B) and (C), which changes or effects in each case do not disproportionately affect the Purchaser to any material extent). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Zipcar Material Adverse Effect;

“Zipcar Noteholder” means each Seller who is to receive Principal Seller Consideration Notes pursuant to subclause 3.2;

“Zipcar Option Agreements” means the option agreements to be entered into between the Purchaser and each person set out in schedule 9;

“Zipcar Registration Rights Agreement” means the sixth amended and restated registration rights agreement in relation to the Purchaser;

“Zipcar Restated Certificate” means the sixth amended and restated certificate of incorporation of the Purchaser, as amended, in the Agreed Form;

“Zipcar Shares” means shares of common stock, par value US$0.001, of the Purchaser;

“Zipcar Title Warranties” means the warranties given by the Purchaser set out in subclauses 9.1(a) to 9.1(j) (inclusive); and

“Zipcar Warranties” means the warranties of the Purchaser set out in subclause 9.1, including the Zipcar Commercial Warranties and “Zipcar Warranty” means any one of them.

1.2	In construing this agreement, unless expressly specified to the contrary:

(a)	any reference to any statute or statutory provision shall be construed as a reference to:

(i)	the same as it may have been, or may from time to time be, amended, modified or re-enacted, provided that as between the parties, no such amendment or modification which comes into force after the Signing Date shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, a party; and

(ii)	any subordinate legislation made under the relevant statute or statutory provision;

(b)	any reference in this agreement to any English statute, regulation, law or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English statute, regulation, law or legal term;

(c)	any reference to the “introduction”, a “clause”, a “subclause” or a “schedule” is a reference to the introduction or the relevant clause or subclause or schedule to this agreement, a reference to a “part” is to a part of a schedule and a reference to a “paragraph” or a “subparagraph” is to a paragraph or subparagraph of the subclause, schedule or part of a schedule in which or by reference to which the reference appears;

(d)	the words “include”, “includes”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not be construed so as to limit the generality of any words preceding them;

(e)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(f)	a “person” shall be construed so as to include a reference to any individual, firm, company or other body corporate, unincorporated association, trust, governmental entity, association or partnership (including any limited partnership or limited liability partnership), in each case, whether or not having separate legal personality, and in relation to an individual, shall include his legal personal representative(s);

(g)	the “parties” shall, unless the context requires otherwise, be deemed to be references to the parties to this agreement and their respective permitted assigns and “party” shall refer to any one of them;

(h)	“this agreement” means this agreement as amended or supplemented from time to time and the schedules and introduction to this agreement form part of, and are incorporated into, this agreement;

(i)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 Corporation Tax Act 2010;

(j)	use of the singular includes the plural and vice versa and a reference to any gender includes all other genders;

(k)	the word “property” includes choses in action and other intangible property;

(l)	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated excluding that day (otherwise than in clause 18 (Notices)) and a reference to a time of day is a reference to the time in England;

(m)	any amount expressed to be in US dollars shall, to the extent that it is required to be expressed in British pounds Sterling for the purpose of any payment required to be made in connection with this agreement, be deemed for that purpose to have been converted into British pounds Sterling at the mid-market US Dollar: British Sterling exchange rate published in the Financial Times of London immediate before the close of business on the Business Day prior to the date such payment is due;

(n)	any amount expressed to be in British pounds Sterling shall, to the extent that it is required to be expressed in US dollars for the purpose of any payment required to be made in connection with this agreement, be deemed for that purpose to have been converted into US dollars at the mid-market British pounds Sterling: US dollar exchange rate published in the Financial Times of London immediate before the close of business on the Business Day prior to the date such payment is due; and

(o)	references to “indemnifying” a party against or with respect to any circumstance shall mean indemnifying that party and keeping that party indemnified on an After-Tax Basis from all actions, claims and proceedings from time to time made against such persons and all losses, damages, liabilities and all proper and reasonable costs, charges and expenses (including properly incurred legal costs and other advisers’ fees) suffered or incurred by such party as a consequence of or in connection with that circumstance and “indemnify”, “indemnified” and “indemnification” shall be construed accordingly.

1.3	In the event of a conflict between any provision of the body of this agreement and a schedule, the provisions of the body of this agreement shall prevail.

1.4	Save where expressly provided otherwise in this Agreement, the obligations and liabilities of the Sellers under this agreement are several and subject to the limitations of liability set out in clause 8.

1.5	The headings in this agreement are for convenience only and do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Upon and subject to the terms of this agreement:

(a)	each Seller (acting severally) shall sell with full title guarantee and in each case free from all Encumbrances those of the Shares set opposite its respective name in columns (B) to (F) of schedule 1; and

(b)	Smedvig shall sell the Smedvig Warrants with full title guarantee and free from all Encumbrances.

2.2	Title to and beneficial ownership of the Shares and the Smedvig Warrants shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

2.3	Each of the Sellers hereby severally and in respect of himself only, warrants with the Purchaser that as at the Signing Date and again as at the Completion Date:

(a)	he is the sole legal and beneficial owner of the number of Shares set out against its name in columns (B) to (F) of schedule 1 save that, in the case of Brett Akker, as at the Signing Date, the 388 Deferred Shares set against his name in column (E) shall be 388 C Ordinary Shares each of which shall be redesignated as a Deferred Share prior to Completion in accordance with the Streetcar Resolutions;

(b)	he has the right to sell and transfer the full legal and beneficial interest in those Shares set opposite his name in columns (B) to (F) of schedule 1 to the Purchaser on the terms set out in this agreement;

(c)	he has the requisite power and authority to enter into and perform this agreement and the other Transaction Documents to which he is a party;

(d)	this agreement and the other Transaction Documents to which that Seller is a party constitute valid, legal and binding obligations on him in accordance with their terms;

(e)	compliance with the terms of this agreement and the other Transaction Documents to which that Seller is a party do not conflict with or constitute a default under any provisions of:

(i)	any agreement or instrument to which he is a party;

(ii)	any provision of the memorandum or articles of association or equivalent document of such Seller; or

(iii)	any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction by which he is bound; and

(f)	if an individual, he:

(i)	is not the subject of a current outstanding bankruptcy order; or

(ii)	does not have a current outstanding bankruptcy petition filed against him; or

(iii)	has not entered into a current outstanding voluntary arrangement, a deed of arrangement (pursuant to the Deeds of Arrangement Act 1914) or into any other composition or arrangement with his creditors in satisfaction of his debts.

2.4	Smedvig hereby warrants with the Purchaser that as at the Signing Date and again as at the Completion Date:

(a)	it is the sole legal and beneficial owner of the Smedvig Warrants;

(b)	it has the right to sell and transfer the full legal and beneficial interest in the Smedvig Warrants to the Purchaser on the terms set out in this agreement;

2.5	Each of the Sellers severally waives (and shall procure that their respective nominees, if any, shall waive) any right of pre-emption or other restriction on transfer or any other rights in respect of the Shares (or, in the case of Smedvig, the Smedvig Warrants) or any of them conferred on him under the articles of association of the Company, any shareholders’ agreement relating to the Company or otherwise.

2.6	The Purchaser shall not be obliged to complete the purchase of any of the Shares or the Smedvig Warrants unless the purchase of all the Shares and the Smedvig Warrants is completed simultaneously in accordance with this agreement but may nevertheless elect to complete the purchase of the other shares without prejudice to its rights against each defaulting Seller.

3.	CONSIDERATION

3.1	The aggregate consideration for the sale and purchase of the Streetcar Shares and the Smedvig Warrants, shall, subject to clause 4, be an amount equal to the aggregate of:

(a)	the Consideration Cash;

(b)	US$35,413,182.11, satisfied by the issue of the Consideration Shares;

(c)	US$4,950,000, satisfied by the issue of the Consideration Notes together with the Consideration Note Warrants in connection therewith; and

(d)	US$5,330,400.83, satisfied by the issue of the Consideration Warrants and the Zipcar Exchange Warrants.

3.2	Each Seller shall be entitled to the amount of Consideration Cash and the number of Consideration Shares, Consideration Notes and Consideration Warrants set against his name in columns (H), (M), (P) and (Q), respectively, of Part 1 of the Allocation Schedule, and Smedvig shall be entitled to the Zipcar Exchange Warrant.

3.3	For the purposes of this agreement:

(a)	the consideration for the sale and purchase of the Shares (the “Share Consideration”) shall be an amount equal to the aggregate of:

(i)	the Principal Seller Consideration Cash;

(ii)	the amount in principal value of the Principal Seller Consideration Notes; and

(iii)	the sum of the value imputed to the Principal Seller Consideration Shares and the Principal Seller Consideration Warrants; and

(b)	the consideration for the sale and purchase of the Smedvig Warrants (the “Warrant Consideration”) shall be an amount equal to the value imputed to the Zipcar Exchange Warrants; and

(c)	the “Consideration” shall mean an amount equal to the aggregate of the Share Consideration and the Warrant Consideration and shall be satisfied by:

(i)	the Principal Seller Consideration Cash; and

(ii)	the issue of:

(A)	the Principal Seller Consideration Shares

(B)	the Principal Seller Consideration Notes;

(C)	the Principal Seller Consideration Warrants; and

(D)	the Zipcar Exchange Warrants.

3.4	The Sellers hereby irrevocably direct that at Completion the Purchaser be and is hereby authorised and instructed to:

(a)	deduct from the amount of the Principal Seller Consideration Cash an amount equal to the Sellers’ Solicitors’ Fee; and

(b)	remit such sum to the Sellers’ Solicitors in accordance with subclause 14.3(c).

3.5	Upon the release of any Escrow Shares by the Escrow Agent to the Sellers in accordance with the terms of the Escrow Agreement, such Escrow Shares shall be distributed amongst the Sellers in accordance with the provisions of paragraph 4 of schedule 10.

3.6	Following satisfaction by the Purchaser of its obligations, if any, pursuant to subclauses 4.3(a) and 14.6 each Seller waives any claim which it may have against the Company, the Purchaser, any Sellers’ Representative or any other Seller or EBT Seller in relation to the allocation of the Consideration and/or the EBT Consideration or any part of it and the Company, each EBT Seller, and each Sellers’ Representative shall be entitled to enforce the provisions of this subclause 3.6 as if it were a party to this agreement.

3.7	Each party agrees to provide all information and assistance reasonably requested by any other party or its solicitors to enable the party making the request to comply with the Money Laundering Regulations 2007.

3.8

The number of Principal Seller Consideration Shares shall be subject to equitable adjustment to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of stock), reorganization, recapitalisation or additional issuance of shares of stock or any option or warrant to acquire the same (other than pursuant to a stock incentive plan that has been disclosed by the Purchaser to the Sellers or their advisers prior to Completion) or other like change with respect to outstanding equity interests occurring (or for which a record date is established) in respect of the Purchaser after the date of this agreement and prior to the Completion Date, so as to procure that immediately after Completion the Consideration Shares represent 13.6 per cent. of the outstanding capital stock of the Purchaser, calculated on a common stock equivalent basis (assuming conversion of all outstanding preferred stock, but excluding any outstanding warrants or options).

3.9	To the extent any Escrow Shares are still held by the Escrow Agent, subject to the limitations set out in clause 8, all Claims made by the Purchaser in connection with this agreement (but excluding a payment required pursuant to clause 4) shall first be satisfied (only to the extent that Escrow Shares are held by the Escrow Agent) by the release of such Escrow Shares by the Escrow Agent to the Purchaser on the terms set out in schedule 10 of this agreement and the Escrow Agreement.

3.10	Any payment or surrender of Principal Seller Consideration Shares in accordance with subclause 8.15 made by any of the Sellers or by the Escrow Agent in connection with this agreement shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this agreement (but not so as to limit the amount payable by the Sellers).

3.11	For the purposes of determining the value of any Principal Seller Consideration Shares in relation to the settlement or determination of a Claim, such Principal Seller Consideration Shares shall have an imputed value equal to:

(a)	where any Zipcar Shares are quoted or listed on any Recognised Investment Exchange, the 20-day average closing price of such Zipcar Shares; or

(b)	in any other case, the most recent valuation of the Zipcar Shares for the purposes of section 409A of the US Internal Revenue Code (provided that any such valuation shall not be dated more than three months prior to the date of settlement or determination of such Claim (unless otherwise agreed by the Seller)), in each case on the date immediately prior to the date on which such settlement is due.

3.12	All sums payable under this agreement (other than part 3 of schedule 5) shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event the provisions of subclause 3.13 shall apply.

3.13	If a payment made pursuant to this agreement:

(a)	is subject to any deduction or withholding required by law, then the paying party (the “Payor”) shall pay such additional amount as is required to ensure that the net amount received by the party to whom the payment is made (the “Payee”) will equal the sum which would have been received had no deduction or withholding been made; and

(b)	will be or has been subject to Tax in the hands of the Payee, the Payee may demand from the Payor such sum (after taking into account any Tax payable in respect thereto) as will ensure that the Payee receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Tax.

The Payor shall pay any sum demanded under this subclause 3.13 within five Business Days of written demand by the Payee being made. No payment shall be due under this subclause 3.13 to the extent that the relevant Tax, deduction or withholding (i) has been taken into account already in calculating the payment due to the Payee or (ii) would not have arisen but for the Payee having assigned any of its rights under this agreement or the Payee not being resident in the UK for tax purposes.

3.14	Without prejudice to the Sellers’ rights under this agreement (including, for the avoidance of doubt, subclause 9), it being herein agreed by the Purchaser that the provisions of this subclause 3.13 shall not act as a waiver or otherwise prejudice the Sellers’ rights hereunder, each of the Sellers hereby severally and in respect of himself only, warrants with the Purchaser that as at the Signing Date and again as at the Completion Date (in each case in respect of both (i) the Transaction Securities to which such Seller is entitled pursuant to subclause 3.2 and (ii) the Resulting Securities in respect of the Transaction Securities to which such Seller is entitled pursuant to subclause 3.2 that:

(a)	such Seller has such knowledge and experience in financial and business affairs that such Seller is capable of evaluating the merits and risks of acquiring, and other considerations relating to, such Transaction Shares and Resulting Shares. Such Seller has not relied in connection with such Seller’s purchase of such Transaction Shares and Resulting Shares upon any representations, warranties or agreements by the Purchaser or any of its affiliates, other than those expressly set forth in this agreement. Such Seller acknowledges that an investment in such Transaction Shares and Resulting Shares is speculative and involves a high degree of risk. Such Seller is able to bear the economic risk of holding such Transaction Shares and Resulting Shares for an indefinite period of time and can afford to suffer a complete loss of its investment in such Transaction Shares and Resulting Shares. Such Seller is not relying on the Purchaser or any of its representatives for legal, investment, tax or other advice;

(b)	such Seller understands that no governmental authority or agency, including, without limitation, the U.S. Securities and Exchange Commission, has approved or disapproved such Transaction Shares and Resulting Shares, passed upon or endorsed the merits of the transactions contemplated herein, or made any finding or determination as to the appropriateness of such Transaction Shares and Resulting Shares for investment by any person or entity. Each Seller understands and acknowledges the risks associated with the purchase of such Transaction Shares and Resulting Shares. If other than an individual, such Seller also warrants it has not been organised for the purpose of acquiring such Transaction Shares and Resulting Shares; and

(c)	such Seller:

(i)	is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), and/or

(ii)	is not a “US Person” within the meaning of Regulation S promulgated under the Act.

4.	CASH ADJUSTMENT

4.1	The provisions of schedule 8 shall apply in relation to the preparation of the Final Net Cash Statement.

4.2	The Principal Seller Consideration Cash shall be adjusted following Completion as follows:

(a)	if the Final Net Cash Position exceeds the Preliminary Net Cash Position, by adding the amount by which the Final Net Cash Position exceeds the Preliminary Net Cash Position; and

(b)	if the Final Net Cash Position is less than the Preliminary Net Cash Position, by deducting the amount by which the Final Net Cash Position is less than the Preliminary Net Cash Position.

4.3	Within ten Business Days following the day on which the Final Net Cash Statement is agreed or determined in accordance with schedule 8:

(a)	if the Final Net Cash Position exceeds the Preliminary Net Cash Position:

(i)	the Purchaser shall pay in cash by way of electronic transfer for same day value to the Sellers’ Solicitor’s Account for the benefit of the Sellers in the proportions set opposite their respective names in column (K) of the Allocation Schedule the amount of the adjustment to the Principal Seller Consideration Cash calculated pursuant to subclause 4.2(a); and

(ii)	the Purchasers’ Solicitors shall pay the Cash Adjustment Balance by electronic transfer to the Sellers’ Solicitors’ Account; or

(b)	if the Final Net Cash Position is less than the Preliminary Net Cash Position the Sellers shall pay, apportioned among them in the proportions set opposite their respective names in column (K) of the Allocation Schedule, to the Purchaser the amount of the adjustment to the Principal Seller Consideration Cash calculated pursuant to subclause 4.2(b).

4.4	To the extent possible, any payment required pursuant to subclause 4.3(b) shall be satisfied by the Cash Adjustment Balance (including any interest accrued thereon), and the Purchaser’s Solicitors shall be authorised to reduce the Cash Adjustment Balance by the amount of the adjustment calculated pursuant to subclause 4.2(b) and to pay such amount to the Purchaser in which case, for the avoidance of doubt, the liability (if any) of the Sellers to pay any amount required pursuant to subclause 4.2(b) shall be limited to the amount by which the payment required pursuant to subclause 4.2(b) exceeds the Cash Adjustment Balance (aggregated with any interest accrued thereon).

4.5	Within five Business Days of all payments required pursuant to subclause 4.3 having been made, the Purchaser’s Solicitors shall pay any remaining Cash Adjustment Balance (subject to any reduction pursuant to subclause 4.4 but together with any interest received on such Cash Adjustment Balance) to the Sellers’ Solicitors’ Account.

5.	CONDITIONS PRECEDENT

5.1	The sale and purchase of the Shares is subject to satisfaction or waiver of the Conditions.

5.2	The Purchaser may waive all or any of the Conditions in whole or in part at any time by notice in writing to the Sellers’ Representatives.

5.3	The parties shall use all reasonable endeavours to procure that the Conditions are fulfilled on or before the Longstop Date.

5.4	Subject to subclause 5.5, if the Conditions are not fulfilled or waived on or before the Longstop Date, this agreement will terminate with effect from the Business Day immediately following the Longstop Date, in which case this agreement shall cease to have effect (save for clauses 17, 18, 20, 21 and 22, together with other clauses to the extent necessary to give effect thereto) and provided that each party shall have complied with its obligations under subclause 5.3, no party shall have any liability to any other party in respect of this agreement.

5.5	Notwithstanding subclause 5.4, the Purchaser and the Sellers’ Representatives may, together, agree in writing on or prior to the Longstop Date to delay the Longstop Date to a later date (an “Extended Longstop Date”). Subclause 5.4 and this subclause 5.5 shall apply to such Extended Longstop Date, mutatis mutandis.

6.	SELLERS’ REPRESENTATIVES

6.1	In order to administer efficiently the matters contemplated by this agreement:

(a)	each of the Management Sellers each hereby appoints Andrew Valentine as his representative (the “Management Sellers’ Representative”); and

(b)	each of the Institutional Sellers hereby appoints Smedvig Capital Limited as its representative (the “Institutional Sellers’ Representative”),

(the Institutional Sellers’ Representative and the Management Sellers’ Representative being together the “Sellers’ Representatives” and each a “Sellers’ Representative”) for the purposes of carrying out on behalf of the Management Sellers and the Institutional Sellers (as applicable) certain functions and doing on their behalf certain acts required pursuant to this Agreement, the Escrow Agreement and any other Transaction Document including, for the avoidance of doubt, the preparation and completion of the Allocation Schedule.

6.2	Each Management Seller agrees in relation to the Managers Sellers’ Representative, and each Institutional Seller agrees in relation to the Institutional Sellers’ Representative, that the respective Sellers’ Representative may do any of the aforesaid on such terms as they think fit in their respective absolute discretion without being required to seek any instructions, consent or approval of any of the Sellers and each Seller agrees and accepts that he or it shall be bound by, and may not challenge, any decision of the Management Sellers’ Representative or Institutional Sellers’ Representative (as applicable) in that regard and any agreement reached between the Sellers’ Representatives and the Purchaser with respect to any Claims.

6.3	The Purchaser shall be entitled to rely conclusively on the actions taken by the Management Sellers’ Representative on behalf of any or all of the Management Sellers and the actions taken by the Institutional Sellers’ Representative on behalf of any or all of the Institutional Sellers. Where any decision is required to be taken by either Sellers’ Representative, written notice to the Purchaser signed by such Sellers’ Representative shall be sufficient for the purposes of the Purchaser. Where any decision is required to be taken by both Sellers’ Representatives, written notices to the Purchaser signed by each Sellers’ Representative shall be sufficient for the purposes of the Purchaser.

6.4	No Sellers’ Representative shall be liable to any former shareholder of the Company for any act done or omitted hereunder by it as the Sellers’ Representative without gross negligence, wilful misconduct or bad faith (and any act done or omitted pursuant to the advice of its lawyers shall be conclusive evidence of good faith). To the fullest extent permitted by applicable law, each Management Seller shall severally indemnify the Management Sellers’ Representative, and each Institutional Seller shall severally indemnify the Institutional Sellers’ Representative and hold the Management Sellers’ Representative or Institutional Sellers’ Representative (as the case may be) harmless against any loss, liability or expense incurred without gross negligence, wilful misconduct or bad faith on the part of such Sellers’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by such Sellers’ Representative.

6.5	In connection with the performance of its obligations under this agreement, the Escrow Agreement and any other Transaction Document, the Sellers’ Representatives shall have the right at any time and from time to time to select and engage, at the cost and expense of the Management Sellers or the Institutional Sellers (as the case may be) attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as such Sellers’ Representative may reasonably deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

6.6	All of the immunities and powers granted to each Sellers’ Representative under this agreement shall survive the Completion and/or any termination of this agreement and the Escrow Agreement. The grant of authority provided for in this clause 6 is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Seller and (i) shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Escrow Shares and/or any Cash Contribution (as the case may be).

6.7	In the event Andrew Valentine or Smedvig Capital Limited dies, ceases to exist or becomes incapacitated or notifies the other parties that he or it is no longer able to act as the Management Sellers’ Representative or Institutional Sellers’ Representative (as applicable), the relevant Sellers shall promptly, and in any event within 20 Business Days, by notice in writing signed by a Management Seller Majority or an Institutional Seller Majority (as applicable) to the Purchaser and the Escrow Agent appoint another person to act as their Sellers’ Representative (a “Replacement Sellers’ Representative”). The Replacement Sellers’ Representative and, if required, the relevant Sellers shall, as soon as reasonably practicable, execute such documents as the Purchaser, the Escrow Agent or any of them reasonably require to evidence the Replacement Sellers’ Representative’s authority to act. If the Replacement Sellers’ Representative dies, ceases to exist or becomes incapacitated or notifies the other parties that he is no longer able to act as the Management Sellers’ Representative or Institutional Sellers’ Representative (as applicable) he shall be replaced in accordance with the procedure described above and the notification and further assurance provisions of this subclause 6.7 shall apply to such procedure mutatis mutandis.

7.	WARRANTIES AND INDEMNITIES OF THE SELLERS

7.1	Subject to clause 8, the Sellers severally warrant to the Purchaser that, save as Disclosed, as at the Signing Date each of the Warranties (other than those set out at paragraphs B.1(3) and (4) of schedule 4) is true and accurate.

7.2	Subject to clause 8, the Sellers severally warrant to the Purchaser that, save as Disclosed, as at the Completion Date each of the Warranties is true and accurate (save that all references in the Warranties to (i) the Signing Date shall be deemed to be references to the Completion Date and (ii) the Disclosure Letter shall be deemed to be references to the Supplemental Disclosure Letter).

7.3	Each of the Warranties is separate and independent and except as expressly provided to the contrary in this agreement is not limited by reference to or inference from any other Warranty or any other provision of any Transaction Document.

7.4	Where a Warranty is qualified by the expressions “so far as the Sellers are aware”, or any similar expression, each Seller shall be deemed to have the actual awareness of each other Seller and to have such additional awareness as the Sellers would have if they had made all reasonable enquiry of each director of the Company and each Key Employee immediately before giving the Warranties.

7.5	Each Seller irrevocably and unconditionally agrees with the Purchaser (as trustee for each Group Company and their respective directors and employees (each of whom may enforce the provisions of this subclause 7.5 as if a party to this agreement)), save in the event of fraud or wilful concealment, to irrevocably and unconditionally waive any rights or claims which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Group Company or its respective directors or employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter and/or the Supplemental Disclosure Letter.

7.6	Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or inaccurate, but subject always to the relevant provisions of clause 8, each Seller severally undertakes to the Purchaser that, in the event that any Excluded Warranty is not true and accurate on the Completion Date he shall pay to the Purchaser the amount necessary to put the Purchaser or any relevant Group Company (as applicable) into the position it would have been in if such Excluded Warranty had not been untrue or inaccurate, together with all reasonable costs and expenses properly incurred by the Purchaser or such relevant Group Company as a result of such Excluded Warranty being untrue, or inaccurate.

7.7	Subject to subclause 7.9 and clause 8, the Sellers undertake to indemnify, and to keep indemnified, the Purchaser following Completion from and against all:

(a)	Brit Insurance Pricing Liabilities;

(b)	Brit Insurance Excess Liabilities; and

(c)	Logo IP Liabilities,

together with all reasonable out-of-pocket costs and expenses properly incurred by the Purchaser or a Group Company in relation to such liabilities (including, without limitation, reasonable legal fees and related costs) (together, the “Indemnified Liabilities”).

7.8	Notwithstanding subclause 7.9(c) (and without prejudice to its operation in relation to Logo IP Liabilities generally), the Purchaser shall be entitled to negotiate the assignment or licence to the Purchaser and/or the relevant Group Company of any Logo IP by any Designer, without requiring the consent of the relevant Sellers’ Representative (pursuant to subclause 7.9(c)(ii)(D) or otherwise) and in the event that the Purchaser or any Group Company shall make a Logo Transfer Payment at any time within the period of 18 months following Completion, the Sellers shall, as soon as reasonably practicable following payment of such Logo Transfer Payment, pay to the Purchaser an amount calculated as follows:

(a)	where the amount due to be paid by the Purchaser or relevant Group Company to the Designer in respect of such Logo Transfer Payment is less than £5,000, the full amount of such payment; or

(b)	where the amount due to be paid by the Purchaser or relevant Group Company to the Designer in respect of such Logo Transfer Payment is more than £5,000, an amount equal to the aggregate of £5,000 plus 50 per cent of the amount of such payment in excess of £5,000, provided that the sum of all payments which the Seller shall be obliged to make pursuant to this subclause 7.8 shall not exceed £22,500 (even for the avoidance of doubt if the aggregated Logo Transfer Payment(s) exceed £40,000), unless the Seller’s Representative gives its prior written consent to the Logo Transfer Payment(s) exceeding £40,000.

7.9	The Purchaser shall, and shall procure that each Group Company shall:

(a)	not directly or indirectly approach Brit Insurance in connection with, or otherwise initiate any negotiation, settlement or compromise in relation to the Brit Insurance Pricing Liabilities and/or the Brit Insurance Excess Liabilities;

(b)	retain and preserve, and provide the Sellers’ Representatives with reasonable access to, all relevant premises, assets, documents, records and information relating to the Group Companies that are within the power, possession or control of the Purchaser and/or the Group Companies and which the Purchaser, acting in good faith, reasonably believes may be relevant in connection with the Indemnified Liabilities; and

(c)	in the event that, following Completion, the Purchaser or any Group Company receives any claim from a third party in respect of an Indemnified Liability (an “Indemnified Claim”), give written notice to the Sellers’ Representatives of such claim as soon as reasonably possible, providing copies of all material documents and details of the Indemnified Claim to the Seller. Following such notice, the following provisions shall apply:

(i)	within twenty Business Days of receipt of the notice referred to in this subclause 7.9(c), either Sellers’ Representative may notify the Purchaser that the Sellers wish (at their own expense) to undertake the defence of the Indemnified Claim;

(ii)	in the event that a Sellers’ Representative notifies the Purchaser pursuant to paragraph (i) above:

(A)	such Sellers’ Representative (on behalf of the Sellers) shall have sole conduct of the defence of the Indemnified Claim;

(B)	such Sellers’ Representative shall consider all reasonable requests of the Purchaser as to the conduct of the defence of the Indemnified Claim;

(C)	the Purchaser will cooperate and will cause the Group Companies to cooperate with such Sellers’ Representative, including providing the Sellers’ Representatives with access to all personnel and premises and all relevant assets, information, documents, records and other evidence that is within the power, possession or control of any Group Company which the Sellers’ Representatives reasonably believe may be relevant in conducting the defense of, or otherwise negotiating, avoiding, settling, compromising, disputing or resisting, the Indemnified Claim;

(D)	the Purchaser shall not, and shall not cause any Group Company to, negotiate, avoid, dispute, compromise, settle or defend any Indemnified Claim without the prior written consent of the relevant Sellers’ Representative which, save in the case of a Logo IP Claim, shall not be unreasonably withheld and, for the avoidance of doubt, the parties agree that the withholding of consent by the Sellers’ Representatives in relation to the negotiation, avoidance, dispute, compromise, settlement or defense of any Logo IP Claim shall not be or be deemed to be unreasonable;

(iii)	in the event that the Seller does not notify the Purchaser pursuant to paragraph (i) above, then the Purchaser shall conduct the defence of the Indemnified Claim and the provisions of subclause 8.11(b) and (c) shall apply mutatis mutandis, as if references to a Warranty Matter were to an Indemnified Claim, provided that the Sellers shall reimburse to the Purchaser all reasonable out of pocket costs, charges and expenses (including any irrecoverable VAT thereon) incurred by it in complying with its obligations under this subclause 7.9.

7.10	Subject to clause 8 and schedule 12, the Sellers undertake to indemnify, and to keep indemnified, the Purchaser following Completion from and against all Member Deposit Liabilities (as defined in schedule 12) (the “Member Deposit Indemnity”) provided that, notwithstanding the terms of any other provision of this agreement, the sole liability of the Sellers in respect of any Claim in respect of or under the Member Deposit Indemnity shall be to pay to the Purchaser an amount, on a pound for pound basis, equal to the amount of the Member Deposit Liabilities and, for the avoidance of doubt, the Sellers shall have no liability in respect of any costs, charges, expenses, fees or other obligation or liability which the Purchaser or any Group Company may incur, directly or indirectly, in respect of the payment by the Company of any Qualified Refunds.

8.	LIMITATIONS

8.1	Notwithstanding any other provision of this agreement, the limitations set out in subclause 8.2 shall not apply to:

(a)	a Claim by the Purchaser against any Seller pursuant to subclause 2.1 or subclause 2.3 or against Smedvig pursuant to subclause 2.4;

(b)	a Claim by the Purchaser pursuant to the Tax Covenant (save in the case of subclause 8.2(c));

(c)	a Claim by the Purchaser pursuant to the Indemnities (save in the case of subclause 8.2(c), 8.2(e)(i), 8.2(f)(iii) and 8.2(f)(iv));

(d)	a Claim by the Purchaser pursuant to the Member Deposit Indemnity (save in the case of subclause 8.2(c), 8.2(e)(i) or 8.2(f)(iii)); or

(e)	a Claim under this agreement against any Seller which is (or the delay in discovery of which is) the consequence of fraud or wilful concealment of such Seller.

8.2	Subject to subclause 8.1:

(a)	the aggregate liability of the Sellers in respect of the Warranties (other than the Excluded Warranties) shall, subject to subclause 8.15, not exceed an amount which is equal to the cash value of 35 per cent. of the Consideration;

(b)	the aggregate liability of each Seller in respect of:

(i)	any Claim in respect of the Warranties (other than the Excluded Warranties) shall, subject to subclause 8.15, not exceed an amount equal to ‘A’ multiplied by ‘B’, where:

A = an amount equal to the aggregate liability of all Sellers in respect of such Claim; and

B = the percentage set out opposite his name in column (R) of the Allocation Schedule; and

(ii)	all Claims in respect of the Warranties (other than the Excluded Warranties) shall, subject to subclause 8.15, not exceed an amount equal to 35 per cent. of the amount set out opposite his name in column (G) of the Allocation Schedule.

(c)	the aggregate liability of each Seller in respect of:

(i)	any Claim in respect of the Excluded Warranties, the Indemnities, the Member Deposit Indemnity and the Tax Covenant, subject to subclause 8.15, shall not exceed an amount equal to ‘C’ multiplied by ‘D’, where:

C = an amount equal to the aggregate liability of all Sellers in respect of such Claim; and

D = the percentage set out opposite his name in column (R) of the Allocation Schedule; and

(ii)	all Claims in respect of the Warranties, the Indemnities, the Member Deposit Indemnity and the Tax Covenant shall, subject to subclause 8.15, not exceed the amount set out opposite his name in column (G) of the Allocation Schedule;

(d)	the Sellers shall not be liable for any Claim:

(i)

in respect of the Warranties (other than the Excluded Warranties) unless the amount of such Claim exceeds £25,000 and, for the avoidance of doubt, amounts for which the Sellers have no liability as a consequence of the operation of this subclause 8.2(d)(i) shall not be capable of constituting a Claim, or increasing the amount of such Claim for the purpose of this subclause 8.2 generally, and shall be disregarded in determining whether or not the sum referred to in subclause 8.2(d)(ii) has been reached;

(ii)	in respect of the Warranties (other than the Excluded Warranties), unless the amount of all Claims made in respect of the Warranties or the Tax Covenant exceeds £400,000, in which event, subject to subclause 8.2(a), the Sellers shall be liable for the whole of such liability and not merely the excess;

(iii)	in respect of the Excluded Warranties, unless the amount of all Claims made in respect of the Warranties or the Tax Covenant exceeds £200,000, in which event, subject to subclause 8.2(a), the Sellers shall be liable for the whole of such liability and not merely the excess;

(e)	the liability of the Sellers in respect of any Claim in respect of:

(i)	the Warranties (other than the Tax Warranties), the Indemnities and the Member Deposit Indemnity shall terminate on the date falling eighteen months from Completion, save, subject to subclause 8.8, in respect of any Claim of which notice in writing:

(A)	specifying in reasonable detail the matter giving rise to the Claim and the Purchaser’s reasonable estimate of the amount of the Sellers’ liability in respect of such Claim; and

(B)	containing the following legend:

“If you fail to respond to the Purchaser in writing confirming your acceptance or non-acceptance of the Claim set out herein within 60 days of receipt the Purchaser shall be entitled to instruct the Escrow Agent to surrender to the Purchaser such number of Escrow Shares as have an aggregate value (determined in accordance with subclause 3.11) equal to the Purchaser’s estimate of the amount of the Sellers’ liability in respect of such Claim as set out in this notice.”

is given to the Sellers’ Representatives before that date;

(ii)	the Tax Warranties shall terminate on the seventh anniversary of Completion, save, subject to subclause 8.8, in respect of any Claim of which notice in writing:

(A)	specifying in reasonable detail the matter giving rise to the Claim and the Purchaser’s reasonable estimate of the amount of the Sellers’ liability in respect of such Claim; and

(B)	containing the following legend:

“If you fail to respond to the Purchaser in writing confirming your acceptance or non-acceptance of the Claim set out herein within 60 days of receipt the Purchaser shall be entitled to instruct the Escrow Agent to surrender to the Purchaser such number of Escrow Shares as have an aggregate value (determined in accordance with subclause 3.11) equal to the Purchaser’s estimate of the amount of the Sellers’ liability in respect of such Claim as set out in this notice.”

is given to the Sellers’ Representatives before that date;

(f)	the Sellers shall have no liability in respect of any Claim in respect of:

(i)	the Warranties or under subclause 7.6, to the extent that the matter or circumstance giving rise to the Claim was Disclosed;

(ii)	the Warranties or under subclause 7.6, to the extent that such Claim arises by reason of a liability which is a future or contingent liability until such time as such liability becomes an actual liability but, subject to subclause 8.8, such liability shall not be extinguished provided that it has been notified to the Sellers’ Representatives by the Purchaser within the time period set out in subclause 8.2(e)(i) in respect of the Warranties (other than the Tax Warranties) or subclause 8.2(e)(ii) (in respect of the Tax Warranties);

(iii)	the Warranties, the Indemnities, the Member Deposit Indemnity or under subclause 7.6, to the extent that the Purchaser or the relevant Group Company is entitled to recover and does so recover an amount from a third party (including the Purchaser’s or the relevant Group Company’s insurers or any Tax Authority, by way of rebate, allowance or other Tax benefit) in respect of the subject matter of the Claim save that (i) nothing in this provision shall oblige the Purchaser to do or omit to do any act or thing the doing or omission of which would, in the reasonable judgment of the Purchaser, acting in good faith, result in material damage to the business or goodwill of the Purchaser or the Purchaser’s Group and (ii) this provision shall only act to reduce Sellers’ liability in respect of the Claim by the amount recovered by the Purchaser or the relevant Group Company and shall not extinguish the liability under such Claim nor act in any way to prevent the Purchaser from claiming any amount not recovered from such a third party pursuant to this agreement, subject to the other provisions of this subclause 8.2, and if such sum is recovered from such third party after the Claim has been settled and paid by the Sellers, the Purchaser shall reimburse to the Sellers as soon as reasonably practical and without delay the lesser of the sum paid by the Sellers and the amount recovered from the third party; or

(iv)	the Warranties (other than the Tax Warranties), the Indemnities or under subclause 7.6, to the extent that:

(A)	allowance, provision or reserve has been made in the Accounts or the Management Accounts or the Final Net Cash Statement to the extent that payment or discharge of the relevant matter has been taken into account therein or was specifically referred to in the notes to the Accounts or the Management Accounts;

(B)	payment or discharge of the relevant matter has been made before Completion and was taken into account in the preparation of the Final Net Cash Statement.

(C)	such Claim arises or is increased as a result of any change in the accounting bases, policies or practices or in the accounting reference date of the Purchaser or any Group Company after Completion;

(D)	such Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the Signing Date, any law, rule, regulation, directive, interpretation of the law or any introduction, change in or withdrawal of any administrative practice, concession or interpretation of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or any imposition of Tax, in any such case not actually or prospectively in force at the Signing Date;

(E)	such Claim would not have arisen or been increased but for an act, omission, or transaction carried out before Completion at the request of or with the consent of the Purchaser, provided that (where the act, omission or transaction is carried out at the request of the Sellers and in relation to which the Purchaser has given its consent) the Purchaser was aware that such act, omission or transaction would be reasonably likely to result in such Claim;

(F)	such Claim would not have arisen but for an act, omission or transaction carried out after Completion by the Purchaser, any Group Company or their respective directors, employees or agents or successors in title otherwise than in the ordinary and usual course of business of the relevant Group Company as carried on up to Completion or pursuant to a legally binding commitment created on or before Completion by any Group Company.

8.3	Without prejudice to subclause 8.2 but subject to subclause 8.15, the aggregate liability of the Sellers for all Claims (other than any Claim which is (or the delay in discovery of which is) the consequence of fraud or wilful concealment) shall not exceed the cash value of the Consideration.

8.4	Without prejudice to subclause 8.2, 8.3 and 8.15 the amount of the liability of each Seller in respect of all Claims shall not exceed the amount of the Consideration actually received by such Seller.

8.5	Subject to subclause 8.14, nothing in this clause 8 shall prevent the Purchaser from recovering the entire amount of any Claim (to the extent sufficient Escrow Shares are available) by the release of Escrow Shares by the Escrow Agent in accordance with subclause 3.9 and the provisions of schedule 10 and the Escrow Agreement.

8.6	The Sellers will not plead the Limitation Act 1980 in respect of any Claim pursuant to the Tax Covenant or the Tax Warranties.

8.7	The Purchaser shall not be entitled to recover from the Sellers under clause 7 and the Tax Covenant more than once in respect of the same damage suffered and, accordingly, the Sellers shall not be liable (i) in respect of the Warranties to the extent that the relevant loss is or has been the subject of a Claim under the Tax Covenant, the Indemnities or the Member Deposit Indemnity to the extent that it has been satisfied, (ii) in respect of any claim under the Tax Covenant to the extent that the relevant loss is or has been included in a claim in respect of the Warranties, the Indemnities or the Member Deposit Indemnity to the extent that it has been satisfied, (iii) in respect of any claim under the Indemnities to the extent that the relevant loss is or has been included in a claim in respect of the Warranties, the Tax Covenant or the Member Deposit Indemnity to the extent that it has been satisfied or (iv) in respect of any claim under the Member Deposit Indemnity to the extent that the relevant loss is or has been included in a claim in respect of the Warranties, the Tax Covenant or the Indemnities to the extent that it has been satisfied.

8.8	Any Claim (other than a Claim in respect of the Tax Covenant or Tax Warranties) which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of nine months commencing on the date on which notice of such Claim was given to the Sellers’ Representatives unless Proceedings in respect of such claim shall have been validly commenced.

8.9	Subject to clause 7.8, and without prejudice to the common law duty of the Purchaser to mitigate any loss or damage suffered by it as a result of a breach of this agreement, the Purchaser shall take all reasonable steps to mitigate such loss in respect of any Claim (including for the avoidance of doubt any Claim in respect of any Excluded Warranty) provided that nothing in this sub-clause 8.9 shall impose any duty upon the Purchaser to mitigate any loss where such loss is the subject of a claim under the Tax Covenant or the Member Deposit Indemnity, or shall oblige the Purchaser to do or omit to do any act or thing the doing or omission of which would, in the reasonable judgment of the Purchaser, acting in good faith, result in material damage to the business or goodwill of the Purchaser or the Purchaser’s Group.

8.10	Notwithstanding any other term of this agreement (other than subclause 7.6), the sole remedy of the Purchaser for any breach of any of the Warranties shall be an action for damages. The Purchaser shall not be entitled to rescind this agreement following Completion.

8.11	If the Purchaser becomes aware of a matter which will or might reasonably be expected to give rise to a Claim (other than a Claim in respect of the Tax Covenant, the Tax Warranties or the Indemnities) (a “Warranty Matter”) against the Sellers the Purchaser shall (or shall procure that the Company or other relevant Group Company shall):

(a)	as soon as reasonably practicable give written notice to the Sellers’ Representatives of the Warranty Matter and shall consult with the Sellers’ Representatives with respect to such Warranty Matter but such notice shall not be a condition precedent to the liability of the Sellers;

(b)	provide to the Sellers’ Representatives and their advisers reasonable access to premises and personnel and to relevant assets, documents (excluding those which attract or would attract legal privilege in any claim against the Sellers and records of the Group Companies for the purposes of investigating the matter and enabling the Sellers’ Representatives to take the action referred to in paragraph 8.11(c);

(c)	subject to subclause 8.12 and provided that in the reasonable judgment of the Purchaser, acting in good faith, such action would not result in material damage to the business or goodwill of the Purchaser or the Purchaser’s Group, take all such action, and give such information and assistance, as the Sellers’ Representatives may reasonably request in writing to negotiate, avoid, dispute, resist, mitigate, compromise, settle or defend any such Warranty Matter and otherwise to take all reasonable steps to minimise its liability in relation to such Warranty Matter.

8.12	The Sellers shall indemnify and secure the Purchaser and the Company to their reasonable satisfaction against all losses, damages and expenses reasonably incurred by them in complying with their obligations under subclause 8.11.

8.13	A breach of Warranty which is capable of remedy shall not entitle the Purchaser to compensation unless the Sellers’ Representatives are given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on the Sellers’ Representatives.

8.14	No Seller shall have any liability under any Claim save to the extent that such Claim shall have been:

(a)	agreed by the relevant Seller with the Purchaser in writing (in a document agreed by them or on their behalf by the relevant Sellers’ Representative); or

(b)	finally determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgement the relevant Seller does not appeal within any applicable time limit.

8.15	Each Seller shall be entitled to satisfy its liability in relation to any Claim by the surrender to the Purchaser of such number of Principal Seller Consideration Shares as have a value (determined in accordance with subclause 3.11) equal to the amount of such Seller’s liability in respect of such Claim provided that where a Seller has surrendered all of the Principal Seller Consideration Shares to which it is entitled (pursuant to subclause 3.2) to the Purchaser, then:

(a)	such Seller shall have no further liability in respect of any Claim for breach of or under the Warranties (other than the Excluded Warranties); and

(b)	such Seller’s aggregate liability in relation to all Excluded Warranty Claims, Indemnity Claims, Member Deposit Indemnity Claims or any other Claims in respect of or arising under this agreement shall not exceed an amount equal to the aggregate of the Principal Seller Cash Consideration and the value of any Principal Seller Consideration Notes and Principal Seller Consideration Warrants and, in the case of Smedvig, the Zipcar Exchange Warrants, received by such Seller.

9.	WARRANTIES OF THE PURCHASER

9.1	The Purchaser warrants to the Sellers that, as at the Signing Date and again at the Completion Date (save that (i) all references in the Zipcar Warranties to the Signing Date shall be deemed to be references to the Completion Date; and (ii) the words “with the exception of the required stockholder consent” shall be deemed to be deleted from subclause 9.1(f) when such Zipcar Warranty is given at the Completion Date), each of the following statements is true and accurate:

(a)	the Purchaser is a corporation validly existing and in corporate good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it. The Purchaser has furnished to the Company complete and accurate copies of its certificate of incorporation and by-laws. The Purchaser is not in default under or in violation of any provision of its certificate of incorporation or by-laws;

(b)	the authorised capital stock of the Purchaser (as of the date of this agreement) consists of 72,500,000 shares of Common Stock, $0.001 par value per share, of which 4,575,993 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 545,046 shares of Series A Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (iii) 9,408,742 shares of Series B Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (iv) 5,714,998 shares of Series C Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (v) 10,117,134 shares of Series D Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; (vi) 6,497,389 shares of Series E Preferred Stock, $0.001 par value per share, all of which are issued and outstanding; and (vii) 16,285,000 shares of Series F Preferred Stock, $0.001 par value per share, of which 14,297,694 are issued and outstanding;

(c)	all of the issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Purchaser have been offered, issued and sold by the Purchaser in compliance with all applicable federal and state securities laws;

(d)	immediately after Completion, the Consideration Shares shall, together with the Smedvig Fee Shares, represent 13.6 per cent. of the outstanding capital stock of the Purchaser, calculated on a common stock equivalent basis (assuming conversion of all outstanding preferred stock, but excluding any outstanding warrants or options);

(e)	immediately following Completion, the Consideration Warrants, together with the Zipcar Exchange Warrants and the Smedvig Fee Warrants, shall represent the right to purchase (upon the terms thereof) in the aggregate a number of shares of common stock of the Purchaser representing 13.6 per cent. of the aggregate number of shares purchasable upon exercise of all options and warrants to purchase capital stock of the Purchaser (including the Consideration Warrants, Consideration Note Warrants, Smedvig Fee Warrants, Smedvig Fee Note Warrants and Zipcar Exchange Warrants) outstanding immediately follow Completion;

(f)	with the exception of the required stockholder consent, the authorisation, reservation, issuance, sale and delivery, as applicable, in accordance with the provisions of this agreement, of the Transaction Securities, have been duly and validly authorised by all requisite corporate action on the part of the Purchaser. The Principal Seller Consideration Shares and the Smedvig Fee Shares, when issued in accordance with the provisions of this agreement, will be duly authorized and validly issued and outstanding, fully paid and non-assessable and, except as otherwise set forth in this agreement, the Zipcar Investor Documents or the Zipcar Restated Certificate, with no personal liability attaching to the ownership thereof (other than personal liability resulting from any action taken by the holder), free and clear of any Encumbrance (other than those created by the holder) and with no restrictions on the voting rights thereof and not subject to any pre-emptive rights, rights of first refusal or other similar rights of the stockholders of the Purchaser;

(g)	the Purchaser has all requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated thereby has been duly and validly authorised by all necessary corporate action on the part of the Purchaser. The Transaction Documents constitute valid, legal and binding obligations of the Purchaser in accordance with their terms;

(h)	none of the outstanding warrants to purchase shares of common stock of the Purchaser provide for anti-dilution protection in the event of the issuance of securities at a price lower than the exercise price thereof;

(i)	the Purchaser is not a party to, and, so far as the Purchaser is aware, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the Purchaser’s capital stock other than the Zipcar Investor Documents. The Purchaser is not a party to and, so far as the Purchaser is aware, there are no agreements, understandings, trusts or other understandings concerning transfers or registration of the Purchaser’s capital stock other than the Zipcar Investor Documents. The Purchaser is not aware of any restrictions on the transfer of shares of the Purchaser’s capital stock other than those imposed by relevant federal and state securities laws, the Zipcar Investor Documents and as otherwise contemplated by this agreement;

(j)	the exercise price in respect of the Consideration Warrants, being $2.53 per share, is equal to the average exercise price in respect of all outstanding options and warrants issued by the Purchaser immediately prior to Completion and the Consideration Note Warrants calculated by dividing the aggregate exercise price in respect of all such options and warrants by the total number of shares the holders of such options and warrants are entitled to subscribe for thereunder; and

(k)	in terms of Part 1 of schedule 6 the (“Zipcar Commercial Warranties”).

9.2	Each of the Zipcar Warranties is separate and independent and except as expressly provided to the contrary in this agreement is not limited by reference to or inference from any other Zipcar Warranty or any other provision of any Transaction Document.

9.3	Without prejudice to any other remedy available to the Sellers or their ability to claim damages on any basis which is available to them by reason of any of the Zipcar Warranties being untrue or inaccurate, but subject to subclauses 9.4 and 9.5, the Purchaser undertakes to each Seller that, in the event that any Zipcar Excluded Warranty is not true and accurate on the Completion Date the Purchaser shall, at the direction of the Sellers’ Representatives, pay to the Sellers the amount necessary to put the Sellers into the position they would have been in if such Zipcar Excluded Warranty had not been untrue or inaccurate, together with all reasonable costs and expenses properly incurred by the Sellers as a result of such Zipcar Excluded Warranty being untrue or inaccurate.

9.4	Notwithstanding any other provision of this agreement, the limitations set out in subclause 9.5 and 9.6 shall not apply to:

(a)	any claim by the Sellers against the Purchaser in respect of any Zipcar Title Warranty; or

(b)	a claim under this agreement against the Purchaser in relation to the Zipcar Warranties which is (or the delay in discovery of which is) the consequence of fraud or wilful concealment.

9.5	Subject to subclause 9.3, liability of the Purchaser in respect of the Zipcar Warranties:

(a)	shall not exceed a sum equal to the cash value of 35 per cent. of the Consideration; and

(b)	shall terminate on the date falling 18 months following Completion, save in respect of any claim of which notice in writing specifying in reasonable detail the matter giving rise to the claim is given to the Purchaser before that date.

(c)	the Purchaser shall not be liable for any Seller Claim:

(i)	(other than in respect of the Zipcar Excluded Warranties) unless the amount of such Seller Claim, when aggregated with the amount of any EBT Seller Claims, exceeds £25,000 and, for the avoidance of doubt, amounts for which the Purchaser has no liability as a consequence of the operation of this subclause 9.5(c)(i) shall not be capable of constituting a Seller Claim, or increasing the amount of such Seller Claim for the purpose of this subclause 9.5 generally, and shall be disregarded in determining whether or not the sum referred to in subclause 9.5(c)(ii) or 9.5(c)(iii) has been reached;

(ii)	(other than in respect of the Zipcar Excluded Warranties), unless the amount of all Seller Claims, when aggregated with the amount of any EBT Seller Claims, exceeds £400,000, in which event, subject to subclause 9.5(c)(i), the Purchaser shall be liable for the whole of such liability and not merely the excess;

(iii)	in respect of the Zipcar Excluded Warranties, unless the amount of all Seller Claims, when aggregated with the amount of any EBT Seller Claims, exceeds £200,000, in which event, subject to subclause 9.5(c)(i), the Purchaser shall be liable for the whole of such liability and not merely the excess.

9.6	The Purchaser shall have no liability in respect of any Seller Claim or under subcluase 9.3:

(a)	to the extent that such Seller Claim arises by reason of a liability which is a future or contingent liability until such time as such liability becomes an actual liability but, subject to subclause 9.8, such liability shall not be extinguished provided that it has been notified to the Purchaser by a Sellers’ Representative within the time period set out in subclause 9.5(b);

(b)	to the extent that:

(i)	allowance, provision or reserve has been made in the Zipcar Financial Statements or the Zipcar Management Accounts to the extent that payment or discharge of the relevant matter has been taken into account therein or was specifically referred to in the notes to the Zipcar Financial Statements or the Zipcar Management Accounts;

(ii)	such Seller Claim arises or is increased as a result of any change in the accounting bases, policies or practices or in the accounting reference date of the relevant Seller after Completion;

(iii)	such Seller Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the Signing Date, any law, rule, regulation, directive, interpretation of the law or any introduction, change in or withdrawal of any administrative practice, concession or interpretation of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or any imposition of Tax, in any such case not actually or prospectively in force at the Signing Date.

9.7	The Sellers shall not be entitled to recover from the Purchaser under this clause 9 more than once in respect of the same damage suffered.

9.8	Any Seller Claim which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of nine months commencing on the date on which notice of such Seller Claim was given to the Purchaser unless Proceedings in respect of such claim shall have been validly commenced.

9.9	Without prejudice to the common law duty of each Seller to mitigate any loss or damage suffered by it as a result of a breach of this agreement, the Sellers shall take all reasonable steps to mitigate such loss in respect of any Seller Claim provided that nothing in this sub-clause 9.9 shall oblige a Seller to do or omit to do any act or thing the doing or omission of which would, in the reasonable judgment of such Seller, acting in good faith, result in material damage to the business or goodwill of such Seller.

9.10	Notwithstanding any other term of this agreement (other than subclause 9.3), the sole remedy of the Sellers for any breach of any of the Zipcar Warranties shall be an action for damages. No Seller shall be entitled to rescind this agreement following Completion.

9.11	A breach of Zipcar Warranty which is capable of remedy shall not entitle any Seller to compensation unless the Purchaser is given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on the Purchaser.

9.12	The Purchaser shall have no liability under any Seller Claim save to the extent that such Seller Claim shall have been:

(a)	agreed by the Purchaser with the Sellers in writing; or

(b)	finally determined by a court of competent jurisdiction from which there is no right of appeal or from whose judgement the Purchaser does not appeal within any applicable time limit.

10.	OPERATION OF THE ESCROW

The provisions of schedule 10 shall apply in relation to the operation of the escrow and the treatment of the Escrow Shares.

11.	COVENANTS UP TO COMPLETION

11.1	In the period between the Signing Date and the Completion Date, the Sellers shall, so far as they are legally able in their capacity as shareholder and/or director, procure that:

(a)	the business of each Group Company will be carried on in the ordinary and usual course and that it will comply, in each case, in all material respects, with all applicable laws and will use reasonable endeavours to maintain all licences, consents and authorisations of any nature whatsoever (public or private) which are necessary for the business of that Group Company as currently conducted;

(b)	subject to giving an undertaking as to confidentiality, the Purchaser will be kept fully and promptly informed of all material matters relating to the business, assets and affairs of the Group Companies;

(c)	subject to the renewal referred to in the Condition set out in paragraph (c) of schedule 3, insurance cover for each Group Company shall in all material respects be maintained at all times on the basis disclosed to the Purchaser as subsisting on the Signing Date; and

(d)	each Group Company will keep proper accounting records.

11.2	Without prejudice to subclause 11.1, in the period prior to the Completion Date the Sellers, severally, and so far as they are legally able to in their capacity as shareholder and/or director, shall procure that, save as required by law or as provided in subclause 11.3, none of the following matters will be undertaken by any Group Company without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

(a)	other than to the extent provided for in the Streetcar Resolution, the modification of any of the rights attached to any shares of any Group Company or the creation, issue, redemption or repurchase of any shares in any Group Company or the grant or agreement to grant any option over any shares or uncalled capital of any Group Company or the issue of any obligations convertible into shares;

(b)	the sale or disposal of, or the grant or termination of any option, right of pre-emption or other rights in respect of, any material part of the undertaking or the assets (including the Properties) of any Group Company other than in the usual course of business;

(c)	the declaration, payment or other making by the Company of any dividend or other distribution or return of capital;

(d)	the writing off or releasing of any material debt;

(e)	other than the Streetcar Resolutions, the passing of any shareholders’ resolution relating to any Group Company, or making any alteration to the articles of association or any other constitutional document of any Group Company;

(g)	the making of any capital commitments of any amount which total in aggregate more than £25,000;

(h)	the acquisition by any Group Company of any material assets, shares or business of any other company or the participation by any Group Company in any partnership, consortium, association or joint venture;

(i)	the borrowing of any money, granting of any guarantee, indemnity or security interst or acceptance of any financial facility by any Group Company other than vehicle leasing or other trade credit incurred in the ordinary course of business or making any payments or drawings out of its bank account(s) (other than routine payments in the ordinary course of business);

(j)	the making or granting of any loan or any financial facility other than trade credit given in the usual course of business;

(k)	other than liens arising by operation of law, the creation or issue or allowing to come into being of any Encumbrance upon or over any part of the property or assets or uncalled capital of any Group Company;

(l)	the entry into, termination, amendment or variation of any material contract or arrangement by any Group Company otherwise than in the ordinary course of business;

(m)	the entry into any arrangement with any creditor, the result of which would be that a liability (or part thereof) which would otherwise become due prior to Completion will become due after Completion;

(n)	the commencement, compromise or settlement of any litigation or arbitration proceedings by any Group Company other than for the collection of debts in the ordinary course of business;

(o)	the engagement or employment, or the offering of any engagement of employment, by any Group Company of or to any person whose particulars have not been listed in the Disclosure Letter pursuant to paragraphs E2 of schedule 4;

(p)	the amendment of the terms and conditions of employment or engagement of any employee or consultant of any Group Company other than as required by law or by the terms of an existing contract or commitment that has been disclosed to the Purchaser;

(q)	the termination by a Group Company of the employment of any employee or the engagement of any consultants save in circumstances where the termination is in the best interests of the Company due to the Employee’s serious or repeated misconduct or poor performance;

(r)	the making of, or communication to any person of any proposal or promise to make, any change or addition to any retirement, death or disability benefit (as defined in paragraph E.1 of schedule 4) of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person) or to the Disclosed Scheme (as defined in that paragraph) (other than any change required by law or any proposed change which is described fully in the Disclosure Letter) or grant or create any additional retirement, death or disability benefit (as so defined);

(s)	the entry into any unusual or abnormal contract or commitment or entry into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms, other than in the ordinary course of business;

(t)	the agreement, conditional or otherwise, to do any of the foregoing.

11.3	For the avoidance of doubt, nothing in clauses 11.1 or 11.2 shall operate to prevent the Sellers from taking action to the extent such action:

(a)	is taken pursuant to the terms of this agreement or any Transaction Document;

(b)	is a commitment or arrangement existing at the Signing Date and which has been Disclosed; or

(c)	is undertaken by or at the request of the Purchaser; or

(d)	is a purchase by a Group Company of vehicles in the ordinary course of the Business, provided that the aggregate number of vehicles purchased between the Signing Date and the Completion Date shall not exceed 50 vehicles, save with the written consent of the Purchaser.

11.4	In the period prior to the Completion Date the Purchaser shall:

(a)	operate in the ordinary course of its business (as carried out or contemplated on the date of this agreement) in compliance, in all material respects, with all applicable laws;

(b)	subject to clause 11.5, and save as required by law, not without the prior written consent of the Sellers’ Representatives (such consent not to be unreasonably withheld or delayed):

(i)	modify any of the rights attached to any shares of the Purchaser or the creation, issue, redemption or repurchase of any shares in the Purchaser or the grant or agreement to grant any option (other than options granted or shares issued pursuant to employee option arrangements in existence at the Signing Date and which have been disclosed to the Sellers) over any shares or uncalled capital of the Purchaser or the issue of any obligations convertible into shares;

(ii)	sell or dispose of, or grant or terminate any option, right of pre-emption or other rights in respect of, any material part of the undertaking or the assets of the Purchaser other than in the usual course of business;

(iii)	(other than any shareholders’ resolution required in order to adopt the Zipcar Restated Certificate and to increase the Purchaser’s share capital as provided therein) pass any shareholders’ resolution or make any alteration to any constitutional document of the Purchaser;

(iv)	enter into any unusual or abnormal contract or commitment or entry into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms, other than in the ordinary course of business;

(v)	grant, issue or redeem any mortgage, charge, debenture or other security or giving of any guarantee or indemnity;

(vi)	permit any policy of insurance to lapse or intentionally do any thing which would be reasonably likely to make any policy of insurance void or liable to be avoided;

(vii)	agree, whether on a conditional basis or otherwise, to do any of the foregoing.

11.5	Nothing in subclause 11.4 shall prevent the Purchaser from:

(a)	engaging in alternative vehicle finance arrangements, including but not limited to, asset-backed securitisation arrangements;

(b)	planning or implementing any capital market transaction which has been disclosed to the Sellers’ Representatives; or

(c)	doing any act or thing pursuant to the remit of this agreement or any Transaction Document.

11.6	Each Seller shall, as soon as reasonably practicable after having become aware of the same, notify the Purchaser in writing of any matter or thing which arises or becomes known to him which he reasonably believes would constitute (or might after the lapse of time constitute) a breach of any of the Warranties or the undertakings or other material provisions set out in this agreement.

12.	TERMINATION

12.1	If before Completion:

(a)	any Seller is in material breach of any of the covenants contained in subclause 11.1 or 11.2 or any material obligation on his part under this agreement and, where that breach is capable of remedy, it is not remedied to the Purchaser’s satisfaction; or

(b)	the Company suffers any Company Material Adverse Effect; or

(c)	a Competent Authority institutes or threatens proceedings or a court order or application is made to restrain, prohibit or otherwise challenge this agreement, or to take action as a result of its implementation, then, but without prejudice to any other rights or remedies available to the Purchaser, the Purchaser may without any liability to the Sellers elect not to complete the purchase of the Shares by giving notice in writing to the Sellers’ Solicitors.

12.2	If before Completion:

(a)	the Purchaser is in material breach of any material obligation on its part under this agreement and, where that breach is capable of remedy, it is not remedied to the satisfaction of the Sellers’ Representatives; or

(b)	the Purchaser suffers any Zipcar Material Adverse Effect; or

(c)	a Competent Authority institutes or threatens proceedings or a court order or application is made to restrain, prohibit or otherwise challenge this agreement, or to take action as a result of its implementation, then, but without prejudice to any other rights or remedies available to the Sellers, the Sellers (acting by the Institutional Sellers’ Representative) may without any liability to the Purchaser elect not to complete the sale of the Shares by giving notice in writing to the Purchaser’s Solicitors.

13.	PRELIMINARY BALANCE SHEET, ALLOCATION SCHEDULE AND FEE

13.1	The provisions of schedule 8 shall apply in relation to the provision of the Preliminary Balance Sheet and the Preliminary Net Cash Statement.

13.2	No less than two business days prior to Completion, the Sellers’ Representatives shall deliver the completed Allocation Schedule to the Purchaser and shall confirm to the Purchaser the amount of the Sellers’ Solicitors’ Fee.

14.	COMPLETION

14.1	Completion shall take place at the offices of the Purchaser’s Solicitors on the second Business Day next following the satisfaction or waiver of the Conditions in accordance with clause 5 (the “Completion Date”), or such other date as may be agreed in writing between the Purchaser and the Sellers’ Representatives.

14.2	At Completion the Sellers shall:

(a)	procure delivery to the Purchaser of;

(i)	the EBT Sale Agreement, duly executed by each party other than the Purchaser;

(ii)	duly executed transfers in favour of the Purchaser or its nominee(s) in respect of all the Shares, the EBT Shares and the Smedvig Warrants together with a certified copy of any power of attorney under which any such transfer or other document referred to in this subclause 14.2 has been executed;

(iii)	the share certificates representing the Shares and the EBT Shares (or an indemnity in a form reasonably satisfactory to the Purchaser in the case of any found to be missing);

(iv)	the certificates representing the Smedvig Warrants (or an indemnity in a form reasonably satisfactory to the Purchaser in the case of any found to be missing);

(v)	any waivers, consents and other documents required to enable the Purchaser or its nominee(s) to be registered as holders of the Shares and the EBT Shares free from Encumbrances or written confirmation from each Sellers’ Representative that none is required;

(vi)	Voting Powers of Attorney, in favour of the Purchaser or its nominees from each Seller and EBT Seller in respect of all the Shares and the EBT Shares, respectively;

(vii)	in respect of each Group Company, the statutory registers and minute books, in each case, complete and accurate up to Completion, and the certificate of incorporation and any certificate(s) of incorporation on change of name, the common seal (if any) and any share certificate books;

(viii)	the Supplemental Disclosure Letter duly signed by each of the Sellers;

(ix)	the Escrow Agreement duly executed by each Sellers’ Representative;

(x)	letters of resignation in Agreed Form of Brett Akker, John Hewett, Carl Anelm, Robert Toms and Mark Walker as directors of the Company;

(xi)	the Subordination Agreements, each signed by each Zipcar Noteholder;

(xii)	the New Streetcar Employment Agreements, signed by each of those persons set forth in schedule 9; and

(xiii)	the Zipcar Investor Documents, duly executed by each Seller; and

(b)	procure that a board meeting of each Group Company is held at which resolutions are passed to:

(i)	appoint Scott Griffith, Edward Goldfinger and Jonathan Zeitler as additional directors of each Group Company;

(ii)	change the registered office of the relevant Group Company to 5th Floor, Alder Castle, 10 Noble Street, London EC2V 7QJ;

(iii)	approve (subject only to the same being duly stamped) the transfers referred to in subclause 14.2(a)(ii) above for registration;

(iv)	revise its bank mandates in such manner as the Purchaser requires; and

(v)	approve the execution by the Company of the New Streetcar Employment Agreements.

14.3	Upon compliance by the Sellers with the provisions of subclause 14.2 the Purchaser shall:

(a)	pay, or procure the payment of, a sum equal to the amount of the Smedvig Loan by electronic transfer to the Sellers’ Solicitors Account;

(b)	pay or settle, or the procure the payment or settlement of, the Smedvig Fee by:

(i)	paying, or procuring the payment of, a sum equal to the amount of the Smedvig Fee Cash by electronic transfer to the Sellers’ Solicitors Account;

(ii)	issuing the Smedvig Fee Shares to Smedvig and delivering to Smedvig a definitive share certificate in respect of the same;

(iii)	issuing the Smedvig Fee Notes to Smedvig, together with the related Smedvig Fee Note Warrants, and delivering the same to Smedvig; and

(iv)	issuing the Smedvig Fee Warrants to Smedvig, and delivering the same to Smedvig; and

(c)	pay, or procure the payment of, a sum equal to the amount of the Sellers’ Solicitors’ Fee by electronic transfer to the Sellers’ Solicitors Account.

14.4	Upon compliance by the Purchaser with the provisions of subclauses 14.3(a) and 14.3(b), Smedvig shall procure that the Smedvig Release is delivered to the Purchaser.

14.5	The Sellers shall procure that at Completion:

(a)	all (if any) sums (other than any sums due to any Seller under any service agreement or contract of employment with the Company or any sums to the extent provided in the Preliminary Net Cash Statement) owing by any Group Company to any Seller or any Affiliate of any Seller have been fully extinguished and that there are repaid all sums (if any) owing to any Group Company by any Seller or Affiliate of any Seller (other than another Group Company) or by the directors of any Group Company or any of their connected persons except those arising in the ordinary course of trade and whether or not such sums are due for repayment;

(b)	each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any Seller or any Affiliate of any Seller (other than a Group Company), and prior to such repayment or release the relevant Sellers undertake to the Purchaser (on behalf of itself as trustee on behalf of each Group Company) to keep each Group Company fully indemnified against any failure to make such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

14.6	Upon compliance by the Sellers with the provisions of subclause 14.2, subclause 14.4 and subclause 14.5, the Purchaser shall:

(a)	pay an amount equal to the Closing Cash Payment Amount by electronic transfer to the Sellers’ Solicitors Account, to be distributed to the Sellers in the amounts set out opposite each Seller’s name in column (L) of the Allocation Schedule;

(b)	issue the Principal Seller Consideration Shares (less the Escrow Shares) to the Sellers (in the amounts set out opposite each Seller’s name in column (O) of the Allocation Schedule) and deliver to the Sellers’ Representatives definitive share certificates in respect of the same;

(c)	issue the Escrow Shares to the Escrow Agent (and, for the avoidance of doubt, for the purposes of schedule 10, each Seller shall be deemed to have contributed the number of Escrow Shares set opposite its name in column (N) of the Allocation Schedule) and deliver to the Escrow Agent a share certificate (issued in the name of the Escrow Agent or its nominee) in respect of the same;

(d)	issue the Principal Seller Consideration Notes to the Sellers (in the amounts set out in column (Q) of the Allocation Schedule), together with the related Consideration Note Warrants, and deliver the same to the Sellers’ Representatives;

(e)	issue the Principal Seller Consideration Warrants to the Sellers (in the amounts set out in column (P) of the Allocation Schedule), and deliver the same to the Sellers’ Representatives;

(f)	deliver to Smedvig the Zipcar Exchange Warrants;

(g)	pay the sum of $50,000 (the “Cash Adjustment Balance”) by electronic transfer to the Purchaser’s Solicitors Account, to be held for the purposes of clause 4;

(h)	deliver to the Sellers’ Representatives a counterpart of the Supplemental Disclosure Letter, duly signed by the Purchaser;

(i)	deliver to the Sellers’ Representatives a counterpart of the Escrow Agreement, duly signed by the Purchaser and the Escrow Agent;

(j)	deliver to the Sellers’ Representatives counterparts of the New Streetcar Employment Agreements, each executed by the Company;

(k)	deliver to the Management Sellers’ Representatives evidence of approval by the compensation committee of the board of directors of the Purchaser of the grant of options to be documented by way of the Zipcar Option Agreements; and

(l)	deliver to the Sellers’ Representatives the Zipcar Restated Certificate, certified by the Secretary of State of the State of Delaware;

(m)	deliver to the Sellers’ Representatives the Zipcar Investor Documents, duly signed by the Purchaser.

14.7	The Escrow Shares will be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

14.8	If for any reason the provisions of subclauses 14.2 to 14.7 above are not complied with in all respects, the Purchaser or the Sellers’ Representatives (as the case may be) may elect (in addition and without prejudice to all other rights or remedies available to them) to:

(a)	defer completion to a date not more than 10 Business Days after that date (in which case this clause 14 shall apply to Completion so deferred), provided that Completion shall take place no later than the Longstop Date, save with the written agreement of the Purchaser and each Sellers’ Representative;

(b)	waive all or any of the requirements of the other party at its discretion by service of a notice to that effect in writing on the other party; or

(c)	terminate this agreement.

14.9	The Purchaser shall be entitled to place the following legends on the certificates evidencing (i) the Transaction Securities, (ii) any shares of capital stock issued upon exercise of any of the other Transaction Securities (such shares, the “Resulting Securities”), and/or (iii) any other shares of capital stock of the Purchaser issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalisations or similar events):

(a)	“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

(b)	“The sale, transfer, pledge, mortgage or other disposition of any of the shares represented by this certificate is restricted by a Sixth Amended and Restated Stockholders’ Agreement, as amended and/or restated from time to time, among certain of the shareholders of this corporation and this corporation (the “Agreement”). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this corporation.”

(c)	“The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Stockholders’ Voting Agreement, as amended and/or restated from time to time, by and among the registered owner of this certificate, the Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the Secretary of the Company.”

15.	LOCK UP AGREEMENT

Each Seller agrees in connection with the initial underwritten public offering of the Purchaser’s securities pursuant to a registration statement under the US Securities Act of 1933, as amended, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Zipcar Shares held by such Seller (other than any shares included in the offering pursuant to the Zipcar Registration Rights Agreement, or otherwise) without the prior written consent of the Purchaser or the underwriters managing such initial underwritten public offering of the Purchaser’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Purchaser or the managing underwriters at the time of such offering, provided that all stockholders of the Purchaser then holding at least 1 per cent. of the outstanding common stock of the Purchaser (on an as-converted basis) and all officers and directors of the Purchaser enter into similar agreements.

16.	PROTECTIVE COVENANTS

16.1	Each Seller covenants, for himself or itself only, with the Purchaser (for itself and as trustee for each Group Company each of which may enforce the provisions of this clause 16 as if a party to this agreement) that, save to the extent required in relation to the performance of his duties as a director, employee or officer of any Group Company or the Purchaser, he shall not either himself or by an agent and either on his own account or for the benefit of or in association with any other person and shall procure, to the extent he is legally able to do so, that his connected persons shall not, whether directly or indirectly:

(a)	for a period of two years from Completion be concerned or seek to be concerned in any business carrying on business in the Restricted Area which is competitive with, or which such Seller is aware is intended to be competitive with, any business carried on by any Group Company at Completion and with which he was involved in the two years prior to Completion or in relation to which businesses he is in possession of Confidential Information as at Completion; or

(b)	for a period of two years from Completion induce or attempt to induce any material supplier of any Group Company to cease to supply, or to restrict the supplies provided or vary the terms of supply, to any Group Company; or

(c)	for a period of two years from Completion induce or attempt to induce any director or Key Employee employed by any Group Company to leave the employment of any Group Company, save that the restrictions in this subclause 16.1 shall not apply to the placing of or response to any general advertisement for the purposes of recruitment; or

(d)	for a period of five years, make use of or (except (A) as required by law, any court of competent jurisdiction or any Competent Authority, (B) to enforce a term of this agreement, (C) where such information is in the public domain other than by reason of a breach by the relevant Seller of this clause 16, or (D) if disclosed on a confidential basis to the Sellers’ professional advisers) disclose or divulge to any third party any information of a secret or confidential nature (“Confidential Information”) relating to the business or affairs of any Group Company or its members, customers or suppliers. For such purposes, information includes but is not limited to:

(i)	any Group Company’s business, marketing and development plans and strategies;

(ii)	budgets, management accounts, bank account details and other financial data of any Group Company, including financial models, spreadsheets, service costings, sales forecasts, projections, estimates or results or any information relating to internal funding requirements or allocation of resources;

(iii)	business, sales and marketing methods, techniques and processes used for the development of the products and services of any Group Company;

(iv)	details of services being developed, distributed and/or sold (including research and development reports and any associated data) by any Group Company;

(v)	aspects of any Group Company’s computer technology and systems, algorithms developed or used by any Group Company, information relating to proprietary computer hardware or software (including updates and source and object codes) not generally known to the public and details of IP solutions to accompany the services of any Group Company;

(vi)	software and technical information necessary for the development, maintenance or operation of any Group Company’s website and the source and object code of each website;

(vii)	details of salaries, bonuses, commissions and other employment terms applicable within the Group Companies, employee lists and employee contact details;

(viii)	the names, addresses and contact details of any members, customers or Prospective Customers of any Group Company including member and customer lists in whatever medium this information is stored and the requirements or usages of those members or customers or the potential requirements of Prospective Customers for any Group Company’s services (including personal information provided to the Group Companies by visitors to and users of any of its websites);

(ix)	the terms on which the Group Companies do business with their advertisers, members, customers and suppliers, including any price lists or pricing policy adopted by any Group Company and the terms of any partnership, joint venture or other form of commercial co-operation or agreement any Group Company enters into with any third party;

(x)	information relating to any existing, pending or threatened litigation, including, without limitation, attorney-client privileged communications subject to legal professional privilege, litigation privilege, attorney-client privileged and attorney work product; or

(xi)	any other information in respect of which any Group Company is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any Prospective Customers or prospective business partners.

To the extent that any of the Sellers are deemed to be workers, nothing in this subclause 16.1(d) will prevent such persons from making a “protected disclosure” within the meaning of the Employment Rights Act 1996;

(e)	use or (insofar as he can reasonably do so) allow to be used (except by the Group Companies) any trade name used by any Group Company at Completion or any other name intended or likely to be confused with such a trade name; or

(f)	represent himself as being connected with or interested in any Group Company.

16.2	For the purposes of subclause 16.1 above:

(a)	a Seller is concerned in a business if he, or any person connected with him, carries it on as principal or agent or if:

(i)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)	he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, provided that:

(iv)	any financial interest of a Seller in securities which are quoted or listed on any Recognised Investment Exchange which, together with any securities in which any person connected with that Seller is interested, amount to less than three per cent. of the issued securities of that class and which, in all circumstances, carry less than three per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that neither the relevant Seller nor any person connected with him is involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities, shall be disregarded;

(v)	any interest of any Seller from time to time in securities in Zipcar shall be disregarded;

(vi)	Smedvig shall only be treated as being concerned or connected with any investee company in which it holds a direct or indirect financial interest and over which it exercises or is able to exercise control; and

(vii)	Smedvig shall not after the Signing Date make or increase any direct or indirect financial investment in any investee company in which it holds a minority stake and over which it does not exercise control which competes, or Smedvig is aware intends to compete, with the Business; and

(b)	references to the Group Companies include their successors in business.

16.3	Each of the covenants set out in subclause 16.1 shall be enforceable by the Purchaser independently of each other covenant and its validity shall not be affected if any of the others is invalid.

16.4	Each Seller acknowledges and agrees that each of the covenants set out in subclause 16.1 is fair and reasonable and may be necessary to protect the goodwill and know-how of the Group Companies and is integral to the terms on which the Purchaser has agreed to purchase the Shares, but if any restriction shall be found to be unenforceable but would be valid if any part of it (including any part of a definition in clause 1) were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

16.5	Each Seller and the Purchaser acknowledges and agrees that in the event of a breach of any of the covenants set out in this clause 16, damages may not be an adequate remedy and that injunctive relief may be reasonable and necessary in order to safeguard the interests of the Purchaser and the Group Companies and that accordingly, in addition to any other remedies available to it, the Purchaser may (subject to the discretion of the courts) be entitled to injunctive relief in respect of any actual or threatened breach.

17.	ANNOUNCEMENTS AND CONFIDENTIALITY

17.1	No party shall make or permit any person connected with him to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body or with the written approval of the Purchaser (in the case of any Seller) and the Sellers’ Representatives (in the case of the Purchaser), such approval not to be unreasonably withheld or delayed.

17.2	Subject to subclause 17.1, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to the provisions or the subject matter of this agreement or any document referred to herein or the negotiations relating to this agreement or any document referred to herein.

17.3	Any party may disclose information which would otherwise be confidential if and to the extent:

(a)	such disclosure is required by law or any Competent Authority; or

(b)	that the information is disclosed on a strictly confidential basis to the professional advisers, auditors and/or bankers of that party; or

(c)	that the information is in, or has come into the public domain through no fault of that party; or

(d)	that the other parties have given their prior written approval to the disclosure; or

(e)	necessary to enable that party to enforce its rights under this agreement,

provided that any such information disclosed pursuant to subparagraphs (a) or (b) of this subclause 17.3, where practicable and to the extent permitted by law, shall be disclosed only after notice to each other party.

17.4	The restrictions contained in this clause 17 shall continue to apply without limit in time.

18.	NOTICES

18.1	Any notice or other document to be served under this agreement may be:

(a)	delivered personally; or

(b)	sent by pre-paid first class post, recorded delivery or registered post; or

(c)	if applicable, sent by pre-paid airmail post; or

(d)	sent via a reputable nationwide or international (if applicable) overnight courier service; or

(e)	sent by facsimile transmission; or

(f)	sent by electronic mail,

and shall be served on the party at his address appearing in this agreement or at such other address as he may have notified to the other parties in writing in accordance with this clause 18.

18.2	Any notice or document shall be deemed to have been served:

(a)	if delivered personally, at the time of delivery; or

(b)	if posted, at 10.00 a.m. on the second business day after it was put into the post (or, if sent by airmail, on the fifth business day after it was put into the post); or

(c)	if send via overnight courier, on the business day after it was despatched; or

(d)	if sent by facsimile transmission, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any business day, and in any other case at 10.00 a.m. on the business day following the date of despatch; or

(e)	if sent by email, upon actual receipt by the party for whom it is intended.

18.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted or that the facsimile or electronic message was properly addressed and despatched and electronic confirmation of receipt was received, as the case may be.

18.4	References in this clause 18 to a particular time of day are references to that time of day at the address for service of the recipient party.

19.	GENERAL

19.1	Each of the obligations, Warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion and will not be affected by the waiver of any of the Conditions.

19.2	The receipt by the Sellers’ Solicitors of any sum to be paid to a Seller will discharge the Purchaser’s obligation to pay or deliver it to that Seller.

19.3	None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

19.4	The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or other indulgence without affecting the liability of any other Seller.

19.5	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement.

19.6	This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

19.7	On and after Completion, the Sellers shall, at the request and cost of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may be reasonably necessary to give effect to this agreement.

20.	WHOLE AGREEMENT

20.1	This agreement and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede and extinguish all previous agreements and any representations and warranties previously given or made between the parties relating to such transactions.

20.2	The Purchaser acknowledges to the Sellers that, other than as expressly set out in clauses 2.1, 2.3 and 7 of this agreement, none of the Sellers have made any representations or warranties which have caused the Purchaser to purchase the Shares or on which the Purchaser has placed any reliance in agreeing to accept purchase the Shares.

20.3	The Sellers acknowledge that, other than expressly set out in clause 9 of this agreement, the Purchaser has not made any representations or warranties which have caused the Sellers to agree to accept the Consideration or on which the Sellers have placed any reliance in agreeing to accept the Consideration.

20.4	Each of the parties acknowledges that in agreeing to enter into this agreement he has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement. Each of the parties waives all rights and remedies which, but for this subclause 20.4, would be reasonably likely to otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this subclause 20.4 shall limit or exclude any liability for fraud or fraudulent misrepresentation.

20.5	Without prejudice to the generality of subclauses 20.1 to 20.4 (inclusive) the Purchaser acknowledges that the Sellers have not given any warranty, representation and/or undertaking in relation to any information (including in relation to the information contained in the Data Room) save to the extent set out in the Warranties.

21.	THIRD PARTY RIGHTS

21.1	Except as expressly set out in this agreement, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of this agreement provided that this does not affect any right or remedy of the third party that exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this agreement for the benefit of any third party.

21.2	The rights of the parties to terminate, rescind or agree any variation, waiver of settlement under this agreement are not subject to the agreement of any person who is not a party to this agreement.

22.	GOVERNING LAW AND JURISDICTION

22.1	This agreement and any dispute or Claim arising out of or in connection with it or its subject matter or formation (including any non-contractual disputes or Claims) (“Disputes”) shall be governed by and construed in accordance with English law.

22.2	Subject to subclauses 22.3 and 22.4, the parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Dispute and that accordingly, any suit, action or proceedings (together, “Proceedings”) arising out of or in connection with this agreement shall be brought in such courts.

22.3	Notwithstanding subclause 22.2, the Purchaser shall be entitled to seek injunctions or other equitable relief in any court of competent jurisdiction anywhere in the world in order to enforce its rights in Confidential Information.

22.4	Prior to bringing any Proceedings, the party intending to bring such Proceedings shall first refer the Dispute to:

(a)	in the case of a Seller or the Sellers’ Representatives, the chief executive officer of the Purchaser; or

(b)	in the case of the Purchaser, each of the Sellers’ Representatives,

who shall meet or contact each other with the aim of finally resolving the Dispute. If such representatives are unable to resolve the Dispute within 15 Business Days of the Dispute being referred to them, any party to the Dispute may bring Proceedings in respect of such Dispute in accordance with subclause 22.2.

SCHEDULE 1

SELLERS’ SHAREHOLDINGS

Part 1 - Institutional Sellers

(A)	(B)	(C)	(D)	(E)	(F)
Name and address of Sellers	A Ordinary Shares	B Ordinary Shares	C Ordinary Shares	Deferred Shares	Preference Shares
Cron Holding AS Drammensveien 97, 0273 Oslo, 0301 Oslo, Norway	8,955
Smedvig Capital AS Løkkeveien 103, P.O. Box 900, 4004 Stavanger, Norway		36,522		1,851,399	35,049
Chinn, Sir Trevor Flat 29, 7-11 Princes Gate, London SW7 1QL	167	1,954	2,022		1,954
Fogelberg, Michael Bifroststigen 6, 182 64 Djursholm, Sweden	936
Metdepenninghen, Patrick Rue Coppens 0014, 1000 Brussel 1, Belgium	936

Part 2 - Management Sellers

(A)	(B)	(C)	(D)	(E)		(F)
Name and address of Sellers	A Ordinary Shares	B Ordinary Shares	C Ordinary Shares	Deferred Shares		Preference Shares
Akker, Brett Foxwell Cottage, Hunts Hill, Normandy, Guildford, Surrey GU3 2AH	13,942			388	[1]
Edgar, Andrew 21 Wycliffe Road, London SW19 1ES	468		105
Hampson, Jonathan 20 Whitelands House, Cheltenham, Terrace, Chelsea, London SW3 4QX	11		291
Healey, Simon 82 Kingfisher House, Juniper Drive, Wandsworth, London SW18 1TY			358
Imber, Henry 372 Merton Road, London SW18 5AD	467		179

[1]	As at the Signing Date these will be C Ordinary Shares and will be redesignated as Deferred Shares on the passing of the Streetcar Resolutions prior to Completion

Marland, Philip 215A Earlsfield Road, London SW18 3DE	299	55
Thomson, Jonathan Ground Floor, 18 Colless Road, South Tottenham, London N15 4NR		111
Valentine, Andrew Mercury Lodge, Cobbett Hill, Normandy, Guildford, Surrey GU3 2AA	13,942
Walker, Mark 47 Brynmaer Road, London SW11 4EN	2,328	921

SCHEDULE 2

THE GROUP COMPANIES

PART 1 - PARTICULARS OF THE COMPANY

Registered number:	4525217

Registered office:	2nd Floor, Melbury House, 51 Wimbledon Hill Road Wimbledon, London SW19 7QW

Date and place of incorporation:	3 September 2002, England

Directors:	Brett Akker Sir Trevor Edwin Chinn John Clinton Hewett Carl August Anelm Robert Peter Toms Andrew James Valentine Mark William Jeffrey Walker

Secretary:	Simon Peter Healey

Auditors:	Baker Tilly

Issued share capital:	£62,217.67

VAT number:	832428339

Accounting reference date:	31 December

PART 2 - PARTICULARS OF THE OTHER GROUP COMPANIES

A. Prolita Limited

Registered number:	06265625

Registered office:	2nd Floor, Melbury House, 51 Wimbledon Hill Road Wimbledon, London SW19 7QW

Date and place of incorporation:	1 June 2007, England

Directors:	Brett Akker Andrew James Valentine

Secretary:	Simon Peter Healey

Accounting reference date:	31 December

Issued share capital:	£1.00

Shareholders and shareholdings:	Streetcar Limited (100%)

SCHEDULE 3

CONDITIONS

(a)	A binding policy of insurance for the year 1 May 2010 to 30 April 2011 having been entered into by the Company, with a provider and in a form satisfactory to the Purchaser (acting in its sole discretion), providing no less cover than the insurance policies to which the Group Companies are currently party and, in respect of motor insurance, providing for a premium per vehicle equal to no more than £1,450.

(b)	Receipt by the Company of written consent to the sale and purchase of the Shares from:

(i)	Invers GmbH, in respect of an agreement between the Company and Invers GmbH dated 2 March 2007;

(ii)	Mitsui Sumitomo Insurance Group, in respect of a motor-fleet insurance policy for the year 1 May 2009 to 30 April 2010;

(iii)	Mitsui Sumitomo Insurance Group, in respect of a combined liability insurance policy for the year 1 May 2009 to 30 April 2010;

(iv)	Allianz Insurance plc, in respect of an excess property and loss insurance policy for the year 1 May 2009 to 30 April 2010;

(v)	QBE Insurance (Europe) Limited, in respect of an excess public liability insurance policy for the year 1 May 2009 to 30 April 2010;

(vi)	ACE Limited, in respect of a directors and officers insurance policy for the year 1 May 2009 to 30 April 2010;

(vii)	ARVAL PHH Vehicle Solutions, in respect of an agreement between the Company and ARVAL PHH Vehicle Solutions, a division of ARVAL PHH Business Solutions Ltd, executed by the Company on 17 February 2005;

(viii)	Bank of Scotland plc and Capital Bank plc, in respect of a letter of offer dated 29 August 2008 from Bank of Scotland plc and a master hire purchase agreement dated 29 August 2006 between the Company and Capital Bank plc;

(ix)	Alliance and Leicester Commercial Finance plc (Santander), in respect of a master hire purchaser agreement dated 8 February 2010 between the Company and Alliance and Leicester Commercial Finance plc (Santander);

(x)	United Dominions Trust Ltd, in respect of an agreement dated 13 October 2009 between the Company and United Dominions Trust Ltd;

(xi)	Barclays Mercantile Business Finance Limited, in respect of a master agreement for lease and or lease purchase entered into between Barclays Mercantile Business Finance Limited and the Company, dated as 2 February 2008; and

(xii)	Close Asset Finance, in respect of an agreement between the Company and Close Asset Finance dated 29 September 2009.

(c)	Evidence in a form reasonably satisfactory to the Purchaser being provided to the Purchaser that the following entities have been notified of the proposed sale and purchase of the Shares:

(i)	Brighton & Hove City Council

(ii)	Brent Council

(iii)	Cambridge City Council

(iv)	Camden Council

(v)	Hackney Borough Council

(vi)	Islington Council

(vii)	Kent County Council

(viii)	Kingston Council

(ix)	Lambeth Council

(x)	Maidstone Borough Council

(xi)	Richmond Borough Council

(xii)	Royal Borough of Kensington and Chelsea Council

(xiii)	Southwark Council

(xiv)	Tower Hamlets Council

(xv)	Waltham Forest Council

(xvi)	Wandsworth Borough Council

(xvii)	Westminster City Council

(d)	Delivery by the Sellers to the Purchaser of:

(i)	the 2009 Audited Financials;

(ii)	a reviewed, unaudited balance sheet of the Company as at the Management Accounts Date and the related unaudited statements of income and cash flow for the period then ended;

(iii)	2008 Audited Financials;

(iv)	a reconciliation of the 2008 Audited Financials to US GAAP; and

(v)	a reconciliation of the 2009 Audited Financials to US GAAP,

such 2008 Audited Financials and 2009 Audited Financials to be in a form acceptable to the Purchaser (acting in its absolute discretion).

(e)	Evidence in a form reasonably satisfactory to the Purchaser that the facility provided to the Company pursuant to the agreement dated 15 October 2009 between the Company and United Dominions Trust Limited has been extended to a date no earlier than 31 July 2010.

SCHEDULE 4

WARRANTIES

A.	General

B.	Accounts and Financial

C.	Commercial

D.	Properties

E.	Employees

A	GENERAL

A.1	Accuracy of information

(1)	The particulars relating to each Group Company set out in the recitals and the schedules to this agreement are true and accurate.

(2)	No person is entitled to receive from any Group Company any finders fee or other commission in connection with the sale and purchase of the Shares.

A.2	Memorandum and articles of association, statutory books and returns

(1)	The copy of the certificate of incorporation and the memorandum and articles of association of each Group Company which is attached to the Disclosure Letter is accurate and complete in all respects. Such documents contain full details of the rights and restrictions attached to the share capital of each Group Company.

(2)	The register of members and other statutory books and registers of each Group Company have been properly kept in all material respects and contain all material information which they are required by law to contain and no notice or allegation that any of them is incorrect or should be rectified has been received and nor are the Sellers aware of any intended application for the rectification of its register of members.

(3)	All returns and particulars, resolutions and other documents which any Group Company is required by law to file with or deliver to the Registrar of Companies have been correctly made up in all material respects and duly filed or delivered within the applicable time limits and were correct when filed.

(4)	All material deeds and documents belonging to the Group are in the possession of the Group Company to which they relate and, where applicable, all such deeds and documents have been duly stamped.

A.3	Title to the Shares and Share Capital

(1)	The Shares, together with the EBT Shares, constitute the whole of the issued and allotted share capital of the Company.

(2)	All the issued shares in each Group Company have been validly allotted and issued and are fully paid or credited as fully paid.

(3)	No person is entitled, or has claimed to be entitled, to require any Group Company to issue any share or loan capital either now or at any future date, whether contingently or otherwise.

(4)	Other than this agreement, there is no option, right of pre-emption, right to acquire or other Encumbrance on, over or affecting any of the Shares or any shares in the capital of any Group Company nor is there any agreement (conditional or otherwise) or arrangement to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

(5)	Save as Disclosed, there is no share option scheme or other agreement or arrangement which obliges or may oblige any Group Company to issue shares or to buy back or redeem any issued shares.

(6)	None of the Shares was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of sections 238 or 339 of the Insolvency Act).

(7)	No Group Company has at any time repaid, redeemed or repurchased any of its own shares, reduced its share capital or capitalised any reserves of profits as agreed to do any of the foregoing.

A.4	Directors

(1)	The only directors of each Group Company are the persons whose names are listed in respect of it in the relevant part of schedule 2 and no Group Company has any alternate, de facto or shadow directors, nor any observer or other person entitled or accustomed to attend, or receive any notice of, or speak or vote at, board meetings.

A.5	Subsidiaries, associations and branches

No Group Company:

(1)	holds or beneficially owns or has agreed to acquire any securities or loan capital of any other corporation (whether incorporated in the United Kingdom or elsewhere), other than shares of a Group Company; or

(2)	is, or has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(3)	has any assets or any branch, agency or permanent establishment (as that expression is defined in the respective double tax relief orders current at the Signing Date) outside the United Kingdom.

A.6	Ownership of assets

(1)	Particulars of all fixed assets owned, or agreed to be acquired by any Group Company since the Accounts Date, are set out in a schedule to the Disclosure Letter. In respect of each vehicle owned or used by any Group Company, such particulars shall be set out by vehicle identification number and shall include (i) the net book value of such vehicle and (ii) the outstanding hire purchase debt associated with such vehicle.

(2)	Save as Disclosed, or in respect of the assets described in paragraph A.6(3) below, each Group Company is the sole legal and beneficial owner of the assets described in paragraph (1) above, and all such assets are held free from any Encumbrance or retention of title arrangement.

(3)	In relation to all assets which are held by any Group Company under any leasing, retention of title, hire, hire purchase, conditional or credit sale agreement or otherwise belonging to a third party, the Sellers are not aware that an event has occurred which entitles or which on intervention or notice by the third party would entitle the third party to repossess the assets concerned or to terminate the agreement or any licence in respect of it.

(4)	Maintenance contracts with independent specialist contractors are in force for all vehicles of any Group Company.

(5)	The assets (including fixed assets, vehicles, information technology and office equipment) owned or used by each Group Company:

(a)	are in good and safe state of repair and condition (subject to fair wear and tear and having regard to their use and age);

(b)	are in satisfactory working order; and

(c)	so far as the Sellers are aware, are and have at all times been properly serviced and maintained in accordance with manufacturer recommended guidelines and otherwise in a reasonably prudent manner having regard to the nature of the Business, provided that this paragraph (5) shall not refer to any manufacturer defects in relation to vehicles.

(6)	No Group Company has received notice of any manufacturer defects affecting any vehicles owned by a Group Company.

A.7	Compliance with laws, etc.

(1)	Each Group Company carries on and has at all times carried on its business and affairs in all material respects in accordance with all applicable laws and regulations of the United Kingdom and in all material respects is in compliance with its memorandum and articles of association.

(2)	No Group Company is, so far as the Sellers are aware, in breach of any order, decree or judgment of any court, arbitration tribunal or governmental or regulatory authority (whether of the UK or elsewhere).

(3)	Without limiting the generality of paragraph (1) of this section A.7, the Company operates its business in all material respects in compliance with the PCI Data Security Standard, developed by the PCI Security Standards Council.

(4)	Neither the Company nor any director, officer, agent or employee of the Company has at any time paid (or made any offer or promise to pay) any money or other property or gift to any public official for purposes of obtaining any business, authorisation or permit.

A.8	Licences and consents

(1)	So far as the Sellers are aware, each Group Company has all material licences (including statutory licences), permissions, authorisations and consents necessary to own and to operate its assets and to carry on its business as it does at present within the United Kingdom. No Group Company has received written notice that it is in breach of any such licence, permission, authorisation or consent and, so far as the Sellers are aware all of the same are in full force and effect and none of the Sellers are aware of anything that would be reasonably likely to result in the revocation, suspension or modification of any of those licences, permissions, authorisations or consents or that the Sellers are aware would be reasonably likely to materially prejudice their renewal or result in the imposition of unusual or onerous terms. Short particulars of each such material licence, permission, authorisation and consent are set out in the Disclosure Letter.

(2)	So far as the Sellers are aware, no person is or will be entitled to revoke any such material licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated hereunder.

A.9	Insider contracts

(1)	Save for the Smedvig Loans, any service or employment agreement or arrangements between the Company and any Sellers and any investment agreement entered into between the Sellers and the Company, no Group Company is a party to any contract or arrangement in which any of the Sellers or, so far as the Sellers are aware, any person connected with any of the Sellers is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the period of three years ending on the Signing Date and there is not now outstanding any debt, liability or obligation of any Group Company to any Seller or any Affiliate of any Seller.

(2)	No Group Company is party to, nor have its profits or financial position during the five financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

(3)	Save as Disclosed, none of the Sellers nor any Affiliate of any Seller is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by any Group Company or in any way relating to any Group Company or its affairs.

(4)	No Group Company depends on the use of any asset owned by, or facilities or services provided by, any Seller or any Seller’s Affiliate.

(5)	Save as Disclosed, no Seller nor any Seller’s Affiliate has any interest, directly or indirectly, in any business which is or which such Seller is aware is intended to be competitive with the business of any Group Company (other than as a holder of not more than three per cent of any class of shares in any company listed on a Recognised Stock Exchange).

(6)	No assets of any Group Company have been acquired for a consideration other than market value (at the time of acquisition).

A.10	Litigation, investigations and disputes

(1)	No Group Company, nor any person for whose acts or defaults a Group Company would be reasonably likely to be vicariously liable or in respect of whom any Group Company has provided a guarantee, is or has during the period of two years ending on the Signing Date been engaged in any legal, administrative or arbitration proceedings (whether as claimant or defendant or otherwise) except as claimant for collection of any debts not exceeding £5,000 in each case and, so far as the Sellers are aware, there are no such proceedings pending or threatened by or against any Group Company and, so far as the Sellers are aware, there are no facts, matters or circumstances which would be reasonably likely to give rise to any such proceedings.

(2)	No investigation, inquiry or enforcement proceedings by any governmental, quasi-governmental, administrative or regulatory body concerning any Group Company or its business or affairs or any of its directors or employees is in progress and no written notice has been received by any Group Company of any pending or threatened investigation, inquiry or enforcement proceedings and the Sellers are not aware of any facts, matters or circumstances which would be reasonably likely to give rise to any such investigation, inquiry, proceedings or process.

(3)	No Group Company is involved in any dispute with any government or agency or body acting on behalf of such government or agency or any other body or authority in the United Kingdom or elsewhere and, so far as the Sellers are aware, there are no facts, matters or circumstances which would be reasonably likely to give rise to any such dispute.

(4)	No Group Company is party to any undertaking or assurance to any court or government or governmental agency or regulatory body which remains in force.

(5)	There is no judgment, arbitral award or order outstanding against any Group Company which has not been fulfilled or satisfied in full.

A.11	Insolvency

(1)	No Group Company is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act or any other insolvency legislation applicable to such Group Company and has not stopped paying its debts as they fall due.

(2)	So far as the Sellers are aware in relation to each Group Company, none of the following has occurred:

(a)	an order being made or petition presented, in each case which has not been discharged within 14 days, or meeting convened for the purpose of considering a resolution for the winding-up of that Group Company, nor has any such resolution been passed;

(b)	notice of an intention to appoint an administrator being filed at court or a petition presented (and not discharged within 14 days) for an administration order to be made in relation to that Group Company or a receiver (including any administrative receiver) administrator being appointed in respect of the whole or any part of the property, assets of undertaking of that Group Company;

(c)	a composition in satisfaction of the debts of that Group Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members being sanctioned or approved or, so far as the Sellers are aware, proposed;

(d)	distress, execution or other process being levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of that Group Company;

(e)	a floating charge created by any Group Company having crystallised and the Sellers are not aware of any circumstances which will or are reasonably likely to cause such a floating charge to crystallise or other Encumbrance to become enforceable having arisen; or

(f)	any event analogous to any event described in (a) to (e) above having occurred outside England.

A.12	Consequences of sale

(1)	Compliance with the terms of this agreement does not and will not:

(a)	conflict with or constitute a default (other than an immaterial default) under any provision of:

(i)	any material agreement, instrument or lease to which any Group Company is a party at the Signing Date; or

(ii)	any Group Company’s memorandum or articles of association (or equivalent documents) in existence at the Signing Date; or

(iii)	any material lien or any order, judgment, award, injunction, decree, material ordinance or material regulation or any other material restriction of any kind or character by which any Group Company is bound at the Signing Date; or

(b)	result in the creation or imposition of any Encumbrance of any nature on any of the material property or material assets of any Group Company held at the Signing Date or result in any material indebtedness of any Group Company (as at the Signing Date) becoming due and payable prior to its stated maturity; or

(c)	relieve any person from any material obligation to any Group Company (whether contractual or otherwise) in place at the Signing Date, or enable any person to vary or terminate any such material obligation or any material right or benefit enjoyed by any Group Company or to exercise any material rights, whether under an agreement with or otherwise in respect of, any Group Company.

A.13	Health and Safety

(1)	No written notice has been received by any Group Company alleging any contravention by a Group Company of or actual or potential liability of a Group Company under any applicable legislation concerning health and safety matters, any regulations or orders made or issued under any such legislation or any relevant codes of practice, guidance notes and the like issued by government agencies.

B	ACCOUNTS AND FINANCIAL

B.1	Accuracy of Accounts

(1)	A copy of the Accounts is attached to the Disclosure Letter.

(2)	Each of the Accounts:

(a)	have been prepared in accordance with CA 1985 and CA 2006 and with UK GAAP, as applicable, and in accordance with the laws of England and Wales;

(b)	have been prepared on a basis consistent with the audited accounts of the Group Companies for the two prior accounting periods without any change in accounting policies used;

(c)	show a true and fair view of the state of affairs and the assets and liabilities of each Group Company and of the Group Companies as a Group as at the Accounts Date and of the profit or loss of the Group Companies for the period ended on the Accounts Date; and

(d)	are not affected by any exceptional, or extraordinary or non-recurring items.

(3)	Each of the 2009 Audited Financials and the 2008 Audited Financials:

(a)	have been prepared in accordance with CA 1985 and CA 2006 and with UK GAAP, as applicable, and in accordance with the laws of England and Wales;

(b)	have been prepared on a basis consistent with the audited accounts of the Group Companies for the two prior accounting periods without any change in accounting policies used;

(c)	show a true and fair view of the state of affairs and the assets and liabilities of each Group Company and of the Group Companies as a Group as at the Accounts Date and of the profit or loss of the Group Companies for the period ended on the Accounts Date;

(d)	are not affected by any exceptional, or extraordinary or non-recurring items; and

(e)	have been audited in a manner consistent with US GAAS.

(4)	Each of the reconciliations provided pursuant to paragraphs (iv) and (v) of subclause (d) of schedule 3:

(a)	provides a true and accurate narrative description of differences, if applicable; and

(b)	provides an accurate and not misleading quantitative reconciliation of the line items in the 2008 Audited Financials and the 2009 Audited Financials (as the case may be), stating the position had such line items been prepared in accordance with US GAAP.

B.2	Debts

(1)	No part of the debts (being individual debts of more than £5,000) included in the Accounts or subsequently recorded in the books of any Group Company as owing to a Group Company and, in each case, any interest thereon;

(a)	is overdue by more than 90 days;

(b)	has been released on terms that the debtor pays less than the full book value of the debt;

(c)	has been written off;

(d)	has had a credit issued against it; or

(e)	has proved to be, or is regarded as being, wholly or partly irrecoverable (including any accrued interest in the ordinary course of collection).

(2)	So far as the Sellers are aware, there is no reason why any debts owing to any Group Company as at the Signing Date or as at Completion will not be recoverable in full, in the normal course of business, and in any event within 60 days after Completion.

(3)	No Group Company has received any notice asserting that any debt owing to a Group Company is subject to a right of counterclaim or set-off except to the extent of the provision or reserve included in the Accounts in respect of such debt.

(4)	No Group Company has made a loan which remains outstanding.

B.3	Liabilities

(1)	No Group Company has any material liability (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due), except for (a) liabilities shown on the Management Accounts, (b) liabilities which have arisen since the Management Accounts Date in the ordinary course of business, and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by UK GAAP to be reflected on a balance sheet.

(2)	The Disclosure Letter sets out a schedule of all accounts payable by any Group Company as at the Signing Date, in each case setting out the extent to which such payable is overdue (in accordance with the relevant creditor’s credit terms).

(3)	No Group Company has entered into any arrangement with any creditor, the result of which is that a liability (or part thereof) which would otherwise have become due prior to Completion will become due after Completion, to the extent such liability remains unpaid at Completion.

B.4	Books and records

(1)	All accounts, books, ledgers, and other financial records of each Group Company:

(a)	contain accurate records of all matters required to be entered in them by CA 2006 or otherwise; and

(b)	are within a Group Company’s possession and control and all material transactions relating to its business, to the extent required, have been recorded therein.

(2)	Each Group Company maintains proper and adequate internal control over financial reporting which provides assurance that (a) transactions are executed with management’s authorisation, (b) access to assets of the Group Companies is permitted only in accordance with management’s authorisation and (c) the reporting of assets of the Group Companies is compared with existing assets at regular intervals.

B.5	Management accounts

(1)	A copy of the Management Accounts is attached to the Disclosure Letter.

(2)	The Management Accounts have been prepared with all reasonable care and on a basis consistent with the management accounts of the Group Companies prepared in the preceding financial year and, having regard to the purpose for which they were prepared and are used, are not misleading.

B.6	Position since Accounts Date

Since the Accounts Date:

(1)	each Group Company has conducted its business in the ordinary and usual course with a view to maintaining the business as a going concern;

(2)	no Group Company has entered into any unusual contract or commitment or assumed any liability or made any payment which is not provided for in full in the Accounts or which is not in the normal course of business or otherwise departed from its normal course of trading;

(3)	there has been no material deterioration in the turnover or the financial or trading position of any Group Company and, so far as the Sellers are aware, no event, fact or matter has occurred which will or is reasonably likely to give rise to any such change;

(4)	each of the Group Companies has paid its creditors within their respective credit terms;

(5)	there has not been any material change in the level of borrowing or in the working capital requirements of any Group Company;

(6)	no Group Company has disposed of or acquired any material asset or contracted to acquire or dispose of any material asset or entered into any transaction or contract or assumed or incurred any material liability or made any payment except in the ordinary and usual course of trading and at arm’s length;

(7)	no provision in the accounting records of any Group Company has been released;

(8)	no Group Company has repaid or become liable to repay any loan or indebtedness in advance of its stated maturity;

(9)	no resolution of the members of any Group Company has been passed;

(10)	no Group Company has incurred any indebtedness (other than trade credit in the ordinary course of business which is not overdue) which has not been repaid or satisfied; and

(11)	no Group Company has entered into or agreed to enter into any capital commitments exceeding an aggregate of £25,000.

B.7	Bank borrowings

(1)	A schedule setting out particulars (including the name of the lender, the date of the facility, the term of the facility, the interest rate, the amount available, the amount drawn and the renewal or termination date) of all amounts borrowed by or available to each Group Company from its bankers or otherwise is attached to the Disclosure Letter.

(2)	The total amount borrowed by each Group Company does not exceed its overdraft facilities as set out in the Disclosure Letter nor any limitation in its memorandum or articles of association or any debenture or other document.

B.8	Loan capital and guarantees

(1)	Save for the Smedvig Loans, no Group Company has any outstanding loan capital nor has it agreed to create or issue any such loan capital.

(2)	No Group Company has factored any debts or has entered into any invoice discounting or inventory finance arrangement or engaged in (or is negotiating) financing of a type that would not be required to be shown or reflected in the Accounts had it been entered into before the Accounts Date or borrowed money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts and credit incurred from members, customers and suppliers in the ordinary course of trading.

(3)	No Group Company has any liability (whether actual, contingent, present or future) in respect of any guarantee or agreement for indemnity or suretyship and there is no subsisting guarantee agreement of indemnity or suretyship given for the accommodation of any Group Company.

B.9	Continuation of facilities

(1)	In relation to all debentures, acceptance credits, overdrafts, loans and other facilities outstanding or available to any Group Company:

(a)	the Sellers have supplied to the Purchaser details of it and true and correct copies of all documents relating to it;

(b)	there has not been any material contravention of or non-compliance with any of its terms;

(c)	no steps for the enforcement of any Encumbrance have been taken or threatened;

(d)	since the Accounts Date, there has not been any alteration in its terms and conditions and so far as the Sellers are aware there is no fact, matter or circumstance whereby the continuation of any of the facilities is likely to be prejudiced, or which is reasonably likely to give rise to any alteration in the terms and conditions of any of, or which would give rise to an obligation to make, or which would permit the calling for early repayment, the facilities; and

(e)	it is not dependent on the guarantee of or indemnity, or on any security provided by, a third party.

(2)	No Group Company has received notice (whether formal or informal) from any creditor requiring repayment or giving notice to, or indicating an intention to, enforce security over any of its assets.

B.10	Government grants

No Group Company is, or has at any time applied for or been in receipt of, or been subject to any arrangement for receipt or repayment of, any grant, subsidy or financial assistance from any government department or agency or local authority or other body.

C	COMMERCIAL

C.1	Suppliers, members and customers

(1)	So far as the Sellers are aware (having made no specific enquiry of suppliers or customers):

(a)	no supplier of any Group Company has ceased or is likely to cease supplying it or has reduced or will reduce its supplies to any Group Company; and

(b)	no key customer has terminated or is likely to terminate any contract with it or withdraw or reduce its custom with it,

after Completion or as a result of the proposed acquisition of the Company by the Purchaser.

(2)	During the period of 12 months prior to the Signing Date, no material supplier or key customer has ceased to deal with any Group Company or has notified any Group Company or any Seller in writing of its intention to cease to deal with any Group Company, either in whole or in part.

(3)	At no time during the period of 12 months prior to the Signing Date, has the number of Members (as such term is defined in the Streetcar Terms and Conditions) been less than 72,000 and there has been no material decrease in the number of members at month end for any of the 12 months prior to the date of this agreement, compared with the immediately preceding month end.

C.2	Trading contracts and outstanding offers

(1)	No offer, tender, bid or proposal or the like which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person is outstanding.

(2)	So far as the Sellers are aware, no party to any agreement with any Group Company is in material default under such agreement and so far as the Sellers are aware there are no facts, matters or circumstances which are reasonably likely to give rise to any such default.

C.3	Subsisting contracts

No Group Company is a party to any agreement or arrangement which:

(1)	is of an unusual nature or was entered into outside the normal course of its business; or

(2)	is for a fixed term of more than 6 months or for an indefinite term which is not capable of termination by the relevant Group Company in accordance with its terms on not more than 60 days’ notice; or

(3)	is of a long term nature (that is, is unlikely to have been fully performed in accordance with its terms within six months after the date on which it was entered into); or

(4)	is expected to result in a loss to that Group Company on completion of performance; or

(5)	requires an aggregate consideration payable by that Group Company in excess of £25,000; or

(6)	involves payment by that Group Company by reference to fluctuations in the Index of Retail Prices or any other index; or

(7)	in which any Group Company has granted “most favoured nation” pricing provisions or marketing or distribution rights relating to any service or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party; or

(8)	can be terminated as a result of a change in the control of the Company.

C.4	Agencies, etc.

No Group Company is a party to:

(1)	any agency (including a commercial agency), distributorship, outsourcing, marketing, purchasing or licensing agreement or arrangement; or

(2)	any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

C.5	Secret or confidential information or property

(1)	So far as the Sellers are aware, no Business Information which is or was confidential to any Group Company at the time of disclosure has been disclosed to, or otherwise become known by, any third party other than in the ordinary course of business and under an obligation of confidentiality.

(2)	No Group Company is a party to any confidentiality or other agreement, or subject to any duty, which restricts the free use or disclosure by a Group Company of Business Information relating to the business of any Group Company.

(3)	So far as the Sellers are aware, there has been no breach of any obligations of confidentiality owed by any person (including for this purpose by its employees, directors, consultants, agents or professional advisors) to any Group Company or by any Group Company to any person.

(4)	Each Group Company operates and complies with procedures to maintain the confidentiality of its Confidential Information including without limitation ensuring that it is properly documented and at all times in the possession of the relevant Group Company.

C.6	Intellectual Property

In paragraph C.6 of this schedule 4, “Company IP” means Intellectual Property owned (in whole or part) by any Group Company.

(1)	No Group Company uses or otherwise carries on its business under any name other than its corporate name.

(2)	Details of all registered Intellectual Property (and applications for any such right) and material unregistered Intellectual Property owned by any Group Company are set out in the Disclosure Letter and the specified Group Company is the sole legal and beneficial owner (and in the case of registrations and applications, the registered proprietor or applicant respectively) of such rights free from all Encumbrances.

(3)	All renewal, application and other official registry fees (including fines, penalties and interest) and steps required for the maintenance, protection and enforcement of the Intellectual Property owned by each Group Company have been respectively paid and taken.

(4)	So far as the Sellers are aware, no steps need to be taken now or in the period of three months commencing on the Signing Date to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any Intellectual Property owned by any Group Company.

(5)	So far as the Sellers are aware, the Intellectual Property owned by each Group Company is valid, subsisting and enforceable in all material respects and, so far as the Sellers are aware, nothing has been done or omitted to be done by any person which is likely to cause any of it to cease to be so. So far as the Sellers are aware, there are no circumstances that would be reasonably likely to prevent any current application for registration which forms part of the Company IP (if any) being granted in the form applied for. None of the Company IP is subject to any licence of right, compulsory licence or other compulsory right of use and no person is entitled to any such right over any Company IP.

(6)

Copies (or, in the case of unwritten licences, agreements or arrangements, details) of all licences, agreements and arrangements relating to Intellectual Property or Business Information (including, without limitation, research and development agreements, non-disclosure agreements, letters of consent, settlement agreements, undertakings and co-operation agreements) entered into by any Group Company (or under which any Group Company obtains any benefit, or is bound, or which license, assign, limit the effect of, regulate the exploitation of or otherwise relate to the current or future Intellectual Property owned, created or paid for by any Group Company), are set out in the Disclosure Letter. No such written licence, agreement or arrangement can be terminated as a result of a change in the control of the Company and, so far as the Sellers are aware, no unwritten licence, agreement or arrangement can be terminated as a result of a change of control of the Company.

(7)	No Seller is aware of any actual or alleged material breach, invalidity, or grounds for termination, rescission, avoidance or repudiation of any licence, agreement or arrangement required to be disclosed pursuant to subparagraph C.6(6) or of any allegation of such a thing in each case whether current or existing during the twelve months ended on the Signing Date. No Group Company has waived any breach by any other party or received any notice of termination of any such licence, agreement or arrangement. So far as the Sellers are aware, there are no circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such licence, agreement or arrangement.

(8)	So far as the Sellers are aware, no third party is infringing or has infringed any Intellectual Property owned by, or exclusively licensed to, any Group Company.

(9)	So far as the Sellers are aware, none of the current or past activities (including services and processes dealt in and used by) of any Group Company, or of any licensee of any Group Company (to the extent such activity is licensed by any Group Company), is infringing or has infringed the Intellectual Property of any person.

(10)	So far as the Sellers are aware, each Group Company either legally and beneficially owns or is licensed to use all Intellectual Property (including rights in Business Information) used currently in, or necessary to carry on, the business conducted by that Group Company in the manner currently carried on and to fulfil all existing tenders, obligations and commitments of the Group Companies.

(11)	None of the Company IP is or ever has been the subject of any litigation, dispute, written claim, opposition or administrative proceeding and no such litigation, dispute, written claim, opposition or administrative proceeding (including as to validity, subsistence, enforceability, scope, ownership or exploitation) is expected.

(12)	Save with respect to the payment of licence fees in respect of computer software used under written licence by any Group Company, none of the operations of any Group Company gives rise, or will give rise, to any royalty or like payment obligation (other than under any agreement disclosed pursuant to subparagraph C.6(6)) and there is no current liability to any employee to pay compensation pursuant to section 40 Patents Act 1977, or any like provision in any other jurisdiction.

(13)	No Group Company has at any time acquiesced in or waived any infringement of, or become estopped or otherwise barred from enforcing against any infringer, any Company IP.

(14)	All Company IP was created by an employee of the Companies within the course of his employment resulting in that Company IP being owned by the relevant Group Company, or a third party pursuant to an agreement to assign the resulting Company IP to a Group Company.

(15)	No Group Company is subject to any order or injunction or other restrictive measure or undertaking imposed by any court or other body of competent jurisdiction in relation to Intellectual Property (including, without limitation, any prohibition or restriction on use) and none is pending, expected or threatened.

C.7	Information Technology

In paragraph C.7 of this schedule 4:

“Information Technology” means computer hardware, computer software and networks; and

“Proprietary Software” means software in which any Group Company owns any Intellectual property.

(1)	Details of all material Information Technology which is owned by any Group Company or which is used by any Group Company (or by any contractor of a Group Company for that Group Company’s business) are set out in the Disclosure Letter.

(2)	No Group Company has experienced any material disruption in its operations as a result of (a) any security breach in relation to any Information Technology, (b) any failure or other sub-standard performance of any Information Technology howsoever arising, including as a result of (i) the existence of any software bug, virus, worm, trojan or other software based defect, or (ii) any insufficiency of data storage or processing capacity, functionality or performance, or (iii) the occurrence or processing of any date or dates. The Sellers are not aware of any circumstance which is likely or expected to give rise to any such material disruption.

(3)	Details of all material policies and procedures relating to the use of any Information Technology that is required to be disclosed under subparagraph C.7(1) which are currently implemented, monitored or enforced by any Group Company (including, but not limited to any information security policies and procedures, disaster recovery and business continuity plans and procedures and internet or intranet acceptable use policies) are set out in the Disclosure Letter.

(4)	Neither the Sellers nor any Group Company have disclosed any source code relating to any Proprietary Software to any third party (including pursuant to any source code escrow arrangement) and, so far as the Sellers are aware, no source code relating to any Proprietary Software has otherwise become known by, any third party.

(5)	No Group Company is party to any agreement or arrangement, or otherwise subject to any duty, which (in any case) restricts the free use or disclosure by it, or requires the licensing or disclosure by it, of any source code relating to any of the Proprietary Software.

(6)	Details of all domain names registered in the name of or used by any Group Company are set out in the Disclosure Letter and the specified Group Company is the registrant thereof All registrations in relation to such domain names have been maintained and all related fees and necessary administrative steps have been (respectively) paid and taken.

(7)	So far as the Sellers are aware, no third party has registered or uses any domain name which is identical or similar to any trade mark (whether registered or unregistered and including applications for registration) or name owned or used by any Group Company.

(8)	None of (i) the Information Technology that is owned or used by any Group Company, (ii) the specific hardware that is used (but not owned) by any Group Company and (iii) the domain names required to be disclosed under subparagraph C.7(6) is the subject of any litigation or other dispute or claim and so far as the Sellers are aware no litigation, dispute or claim is expected or likely in relation to any Information Technology or domain name owned or used by any Group Company.

C.8	Data Protection

In paragraph C.8 of this schedule 4:

“Data Protection Legislation” means (a) the Data Protection Act 1998 and all statutory instruments made thereunder, (b) the Privacy and Electronic Communications (EC Directive) Regulations 2003, and (c) all applicable laws in any jurisdiction worldwide (outside the United Kingdom) with equivalent or similar effect to any of the laws referred to in (a) and (b) (including EC Directives 95/46/EC and 2002/58/EC and all legislation implementing either of them);

“personal data” has the meaning given in the Data Protection Act 1998; and

“processed” has the meaning given in the Data Protection Act 1998.

(1)	Each Group Company has made all registrations and notifications which it is required to make under Data Protection Legislation of all personal data processed by it and:

(a)	has maintained and renewed such notifications and registrations and notified any changes occurring in between such notifications as required by such Data Protection Legislation;

(b)	has paid all fees payable in respect of such registrations, notifications and renewals;

(c)	the contents of such notifications and registrations (copies of which are attached to the Disclosure Letter) are complete and accurate in all material respects; and

(d)	has not processed personal data outside the terms of such notifications and registrations.

(2)	No Group Company has transferred any personal data outside the European Economic Area.

(3)	Each Group Company complies, and has at all times complied, in all material respects with:

(a)	all Data Protection Legislation applicable to it and/or its activities; and

(b)	all guidance issued in relation to Data Protection Legislation by data protection authorities in countries whose data protection laws apply it (including the Information Commissioner’s Office) applicable to it an/or its activities.

(4)	No Group Company has received any:

(a)	written notice or complaint alleging non-compliance with any Data Protection Legislation (including any information or enforcement notice, or any transfer prohibition notice); or

(b)	claim for compensation for loss or unauthorised disclosure of personal data;

(c)	written notification of an application for rectification or erasure of personal data; or

(d)	written subject access requests in relation to personal data processed by it,

and, so far as the Sellers are aware there are no circumstances which would be reasonably likely to give rise to the giving or making of any such notice, complaint, claim or notification referred to in subparagraphs (4)(a), (4)(b) or (4)(c) above.

C.9	Insurance

(1)	The Disclosure Letter contains accurate details of each insurance policy to which any Group Company is a party and all Self-Insurance Programs and Arrangements relating to the business, assets, and operations of any Group Company. For the purposes of this Warranty, a “Self-Insurance Policies and Arrangement” shall mean any program or policy maintained by any Group Company with respect to the retention of risks for which a calculated amount of money is reserved or set aside to compensate for the potential future loss.

(2)	All the assets and undertaking of each Group Company of an insurable nature (including but not limited to its vehicles and the Properties) are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on similar businesses as those carried on by, or owning property of a similar nature to, that carried on or owned by such company and each Group Company is now and has at all material times been adequately insured against fire, theft, accident, damage, injury, general liability, third party loss, workers compensation, business interruption, environmental, and automobile insurance policies and other risks normally insured by persons carrying on the same type of business as that carried on by it.

(3)	All such insurance policies are currently in full force and effect and, so far as the Sellers are aware, nothing has been done or omitted or has occurred which would be reasonably likely to make any policy of insurance void or voidable or which would be reasonably likely to result in an increase in premium.

(4)	No claim is outstanding, threatened or, so far as the Sellers are aware, may be made under any of the policies and no circumstances exist which would be reasonably likely to give rise to a claim.

C.10	No powers of attorney

No Group Company has granted any power of attorney or similar authority which remains in force.

D	PROPERTIES

D.1	Interpretation

In paragraphs D.1 to D.12 of this schedule 4:

“Current Use”: means the use identified for each Property as set out in schedule 7;

“Lease” means the lease (as varied, amended and supplemented) under which each leasehold Property is held;

“Previously occupied Land and Buildings” means any land and buildings that have at any time before the Signing Date, been occupied and/or used and/or leased by any Group Company, but which are either:

(a)	no longer occupied used or leased by the relevant Group Company; or

(b)	are occupied used or leased by a Group Company but pursuant to a different lease, licence, transfer or conveyance;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, and any other legislation from time to time regulating the use or development of land;

D.2	The particulars of the Properties

The particulars of the Properties set out in schedule 7 are true, complete and accurate.

D.3	Extent of property interests

(1)	The Properties are the only land and buildings used or occupied by the Group Companies.

(2)	No Group Company has ever owned any real property.

(3)	No Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

D.4	Residual liability

(1)	No Group Company has any actual or contingent liability in respect of Previously-occupied Land and Buildings.

(2)	No Group Company has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-occupied Land and Buildings or any other land or buildings.

D.5	Title

(1)	The Group Company identified as the proprietor in schedule 7, is solely legally and beneficially entitled, and has a good and marketable title, to each of the Properties

(2)	In relation to each Lease, the Group Companies have in their possession and control (and the same have been Disclosed):

(a)	all consents required under the Lease; and

(b)	copies of all variations and assignments of the Lease.

D.6	Leasehold Properties

(1)	The unexpired residue of the term granted by each Lease is vested in the relevant Group Company, and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

(2)	In relation to each Lease, no Group Company has received any written notice alleging any failure to materially observe and perform the covenants therein.

(3)	No collateral assurances, undertakings or concessions have been made by any party to any Lease and (save as set out in schedule 7) there has been no variation of any Lease

(4)	No Seller nor any Group Company is aware of any major item of expenditure already incurred by the landlord of any Property or expected to be incurred by him within the period of 12 months following the Signing Date which is recoverable in whole or in part from any of the Group Companies.

(5)	Save as set out in the Disclosure Letter, no Group Company has carried out any structural or significant non structural alterations to a Property occupied under a Lease.

(6)	No notices have been served or received under Part II of The Landlord and Tenant Act 1954 in respect of any of the Properties.

D.7	Encumbrances

(1)	None of the Properties is subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges, rent, insurance premiums and service charges and all rent and outgoings are up to date as at the Signing Date and none is disputed.

(2)	So far as the Sellers are aware, there are no compulsory purchase notices, orders or resolutions affecting the Properties

D.8	Planning and use of Properties

(1)	The Current Use of each of the Properties is, so far as the Sellers are aware, the permitted use for the purposes of the Planning Acts.

(2)	No written notice has been received by any Group Company alleging non compliance with any planning permissions, building regulation or bye-law consents for the time being in force in relation to the Properties or with any orders, directions or regulations made under the Planning Acts and building regulations.

D.9	Condition

(1)	So far as the Sellers are aware, each of the Properties and any addition, fixtures and fittings in or at the Properties is in a condition substantially fit for the Current Use.

(2)	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

D.10	Complaints and disputes

(1)	No written notices or complaints have been issued or made (whether formally or informally) by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the Current Use of the Properties or any machinery, plant or equipment in them, and no Seller is aware of any matter which would be reasonably likely to lead to any such notice, complaint or requirement being issued or made.

(2)	There exists no dispute between any Group Company and the owner or occupier of any other premises adjacent to or neighbouring the Properties and no Seller expects, or is aware of, any circumstances that would be reasonably likely to give rise to any such dispute after the Signing Date.

E	EMPLOYEES

Interpretation

In paragraphs E.1 to E.5 of this schedule 4:

“employee” means an individual employed, appointed or engaged by any Group Company whether as an employee, worker, consultant or officer (and whether or not the individual has entered into or works or has worked under a contract of employment);

“trade dispute” and “trade union” have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992;

E.1	Particulars disclosed

The Disclosure Letter contains particulars, that are accurate in all material respects, of the following:

(1)	the names and dates of birth of all the employees of each Group Company together with the dates their employment and period of continuous employment with the relevant Group Company commenced;

(2)	the terms of employment (being notice period, restrictive covenants, confidentiality provisions, bonus arrangements, the rate of each employee’s emoluments and any other benefits or emoluments whether contractual or discretionary (where such benefits or emoluments are equivalent to a sum greater than £5,000 in each case) of (i) any person who has accepted an offer of employment made by any Group Company but whose employment has not yet started, (ii) any person who has been made an offer of employment but has not yet accepted it; and (iii) all employees of the Group Companies as at the Signing Date;

(3)	the names and the terms of appointment of all officers of each Group Company including details of all fees, bonuses, commissions and benefits paid or provided to them whether contractual or discretionary in the 24 month period prior to the Signing Date;

(4)	any agreement for the provision of consultancy services or the services of personnel to any Group Company and of the terms applicable to the secondment to any such Group Company of any person including fees payable, restrictive covenants and notice periods; and

(5)	the constitution of any body of employee representatives, works council, staff association, trade union or the like and/or a copy of any information and consultation agreement.

E.2	Employees and terms and conditions of employment

(1)	As at Completion, no Group Company will employ or have any obligation to employ or have seconded to it any person other than the persons who have been disclosed pursuant to subparagraphs E.2(1) and E.2(4).

(2)	No employee of any Group Company has been summarily dismissed or (in the case of employees earning more than £40,000 per annum) has given, or has been given, notice of termination of his or her employment or has resigned without notice, or has indicated an intention to terminate his or her employment within the 12 month period prior to the Signing Date.

(3)	No employee of any Group Company has been subject to disciplinary action, raised a grievance, or, so far as the Sellers are aware, made a “protected disclosure” (within the meaning of the Employment Rights Act 1996) or appealed in writing against any decision of any Group Company in connection with any formal grievance procedure in the 36 month period prior to the Signing Date.

(4)	No proposal, assurance or commitment has been communicated to any person employed, appointed or engaged by any Group Company regarding any change to his or her terms of employment (or terms of appointment or engagement in the case of officers and consultants) or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced for any such matter.

(5)	All subsisting contracts of employment and any other agreements as mentioned in paragraph E.1 to which any Group Company is a party are terminable by such company on three months’ notice or less without compensation (other than compensation pursuant to the Employment Rights Act 1996).

(6)	No current employee of a Group Company is party to terms of employment with such Group Company which entitle him or her to any payment of commission or any right to a profit share or phantom option.

(7)	No Group Company has any liability to any present or former employee or any representative of the same or to any person or company providing consultancy services to pay compensation, damages, a redundancy payment, a protective award, a severance payment or any other payment or award, or is under any obligation to provide or continue any benefit (including the provision of a reference) either pursuant to, or as a consequence of failing to comply with any statute, regulation, code of practice or agreement (including a settlement, compromise or COT3 agreement) and no such sums have been paid or benefits provided (whether pursuant to a legal obligation or ex gratia) since the Accounts Date.

(8)	No Group Company has an obligation to make any payment on redundancy in excess of the statutory redundancy payment and no Group Company has operated any discretionary practice of making any such excess payments.

(9)	Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments or the current payroll period, no sum is owing or promised to any employee of any Group Company or under any agreement referred to in paragraph E.1.

(10)	No Group Company has made any loan or advance, or provided any financial assistance to any employee or past or prospective employee of any Group Company, which is outstanding.

(11)	Since the Accounts Date, no change has been made or promised in the rate of the emoluments of any employee of any Group Company.

(12)	Each Group Company has maintained current, adequate and suitable records in all material respects regarding each and every employee (including without limitation records relating to PAYE income tax and national insurance contributions, statutory sick pay, statutory maternity, paternity and adoption pay, disciplinary matters, grievances, health and safety, requests for flexible working, working time, maternity leave, parental leave, paternity leave and adoption leave).

(13)	Each Group Company’s life insurance, death, disability, injury, sickness, invalidity or accident benefit, permanent heath, income replacement, critical illness, healthcare, dental-care, insurance and workers’ compensation plans are fully insured, in respect of each participating individual, at normal rates for persons in good health with insurance companies of good repute. All such insurance premiums have been paid on or before the due date, are up to date and will be up to date as at Completion. Up to date copies of booklets or other information relating to any such plans have been issued to each participant. So far as the Sellers are aware, there is no reason why such insurance would be invalidated or set aside.

(14)	No employee is currently absent on sick leave (which has lasted for more than 15 working days), maternity leave, adoption leave, paternity leave, parental leave or other leave of absence and no employee has given written notice of any intention to take any such periods of leave.

E.3	Disputes

(1)	Each Group Company has complied in all material respects with the Advisory Conciliations and Arbitration Service’s Code of Practice on disciplinary and grievance procedures in relation to any disciplinary action taken against or grievance raised by any Employee during the twelve months immediately preceding Completion.

(2)	No enquiry or investigation affecting any Group Company has been made or threatened by the Commission for Equality and Human Rights or the Health and Safety Executive in respect of any act, event, omission or other matter arising out of or in connection with:

(a)	any application for employment by any person;

(b)	the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person;

(c)	the Disclosed Scheme (other than routine claims for benefits),

and the Sellers are not aware of any circumstance which would be reasonably likely to give rise to any such claim or investigation.

(3)	There is not, and during the two years preceding the Signing Date there has not been, any industrial action affecting any Group Company and the Sellers are not aware of any circumstance which would be reasonably likely to give rise to industrial action.

(4)	No employee of any Group Company has within a period of five years before the Signing Date been involved in any criminal proceedings relating to the business of any Group Company and the Sellers are not aware of any circumstances which are likely to give rise to any such proceedings.

(5)	All of the employees have the right to work lawfully in the jurisdictions in which they perform any duties for any Group Company.

E.4	Collective matters

(1)	No Group Company has recognised a trade union and no application has been made to any Group Company nor, so far as the Sellers are aware, the Central Arbitration Committee seeking union recognition in relation to some or all of any of the Group Companies’ employees.

(2)	No Group Company is a party to any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal under or by virtue of the provisions of the Trade Union and Labour Relations (Consolidation) Act 1992 and the Sellers are not aware of any circumstance which would be reasonably likely to give rise to any Group Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings.

E.5	Pensions

(1)	The Company has at all times complied in all material respects with its obligations under Section 3 of the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Scheme Regulations 2000. The Company does not make any employer contributions to the Disclosed Scheme with respect to any employee (as defined at paragraph E.1 of this schedule 4) whatsoever and does not have any obligation to contribute towards the Disclosed Scheme for the benefit of any employee (as defined at paragraph E.1 of this schedule 4).

(2)

Except pursuant to the stakeholder pension scheme provided by AXA (“Disclosed Scheme”), no Group Company has paid, provided, assumed liability for or contributed towards, and is not, and never has been, under any obligation or commitment (whether or not legally enforceable and whether in writing or not) to pay, provide, assume liability for or contribute towards any pension, gratuity, superannuation, life assurance, medical, accident or disability benefit or otherwise to provide pension or other benefits (together “Benefits”) on, or in anticipation of, the retirement, death, accident or sickness to or for or in respect of any person who is or has been employed by, or an officer of, any Group Company or any spouse, ex-spouse, child or dependant of any such employee or former employee (including officers), nor has any proposal to any such person been announced or provision made to establish any scheme, arrangement or practice for the provision of any Benefits.

(3)	All material details required to permit the Purchaser to form a true and fair view of the Disclosed Scheme, the benefits (including contingent benefits) provided or to be provided under it and the Group Companies’ obligations in relation to it are contained in or annexed to the Disclosure Letter.

(4)	So far as the Sellers are aware, no undertaking or assurance (whether or not legally enforceable and whether in writing or not) has been given to any employee or former employee (including officers) of any Group Company about the continuation of the Disclosed Scheme, any alteration to or exception from its terms or the increase or improvement of benefits or the exercise of any discretion (including, without limitation, that any benefits under the Disclosed Scheme(s) (other than fully insured benefits) will be calculated wholly or partly by reference to any person’s remuneration or equate (approximately or exactly) to any particular level or amount).

(5)	The Disclosed Scheme is a money purchase scheme within the meaning of section 181(1) of the Pension Schemes Act 1993.

(6)	The Disclosed Scheme is a registered pension scheme for the purposes of section 150(2) of the Finance Act 2004 and so far as the Sellers are aware, there is no reason which would be reasonably likely to give HM Revenue & Customs reason to de-register it. No employments are or have been contracted out (as defined in Section 7 of the Pension Schemes Act 1993) by reference to the Disclosed Schemes.

(7)	So far as the Sellers are aware, the Disclosed Scheme complies with, all applicable laws, regulations and requirements.

(8)	There are no and, so far as the Sellers are aware, have never been any civil, criminal, arbitration, administrative or other proceedings or disputes (including, without limitation, contact with the Pensions Regulator, the Pensions Advisory Service, the Pensions Ombudsman or application under any internal dispute resolution procedure) brought against a Group Company concerning any employee or former employee (including officers) of any Group Company or any of their spouses, ex-spouses, children or dependants in relation to the Disclosed Scheme and so far as the Sellers are aware, none is pending or threatened (whether or not in writing). So far as the Sellers are aware, there are no circumstances which would be reasonably likely to give rise to any such proceedings.

(9)	No employment of any current or former employee (including officers) of any Group Company was transferred to a Group Company from a previous employer under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 and there are no circumstances where such current or former employee (including officers) had the right under any provisions of an occupational pension scheme to benefits that do not relate to old age, invalidity or survivors.

(10)	No contribution notice, financial support direction, or restoration order has been issued to any Group Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 and, so far as the Sellers are aware, there is no fact or circumstance which would be reasonably likely to give rise to any such notice or direction.

SCHEDULE 5

TAX

PART 1 - DEFINITIONS AND INTERPRETATION

1.	Definitions

In this schedule 5, unless expressly stated to the contrary, the following words and expressions shall have the meanings set out below:

“Accounts Relief” means any of:

(a)	a Relief which has been taken into account in computing (and so reducing) any provision for deferred tax which appears in the Accounts (or which, but for the presumed availability of such Relief, would have appeared in the Accounts );

(b)	a Relief which has been treated as an asset (including a Relief which has been taken into account in computing a deferred tax asset) of the Company in the Accounts;

“Actual Tax Liability” means any liability of the Company to make a payment of or in respect of Tax regardless of whether such Tax is chargeable or attributable directly or primarily to the Company or to any other person or is recoverable from any other person;

“CAA” means the Capital Allowances Act 2001;

the “Company” means the Company and each other Group Company;

“CTA” means the Corporation Tax Act 2009;

“Effective Tax Liability” means:

(a)	the Loss of any Accounts Relief (other than by effluxion of time);

(b)	the utilisation or set-off of any Purchaser’s Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, the Company would have had an Actual Tax Liability in respect of which the Purchaser would have been able to make a claim under parts 2 or 3 of this schedule 5;

and in the case of the Loss, utilisation or setting off of a Relief, the amount that is to be treated as an Effective Tax Liability under the Tax Covenant shall be:

(i)	if the Relief that was the subject of the Loss was either a deduction from or offset against Tax or a right to repayment of Tax, the amount of that Relief which is lost or (if less) the amount attributed to such Relief in the Accounts;

(ii)	if the Relief that was the subject of the Loss was a deduction from or offset against income, profits or gains, the amount of Tax which would have been saved but for such Loss (assuming for these purposes that the Company would have been able to fully utilise that Relief in the relevant accounting period);

(iii)	if the Relief was the subject of a utilisation or setting off, the amount of Tax which has been saved in consequence of the utilisation or setting off;

“Event” means any event, act, omission or transaction (including a receipt or accrual of any income, profit or gain, a distribution or deemed distribution, a failure to distribute, a failure to deduct, membership, or ceasing to be a member, of any group or partnership or any other association, death, dissolution, residence or change in the residence of any person for Tax purposes or Completion);

“FA” means, in respect of any year, the Finance Act of that year;

“Group Relief” means any of the following:

(c)	group relief capable of being surrendered or claimed pursuant to Chapter IV Part X of the Taxes Act;

(d)	advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999;

(e)	a tax refund capable of being surrendered or claimed pursuant to section 102 FA 1989;

“ITEPA” means the Income Tax (Earnings & Pensions) Act 2003;

“Loss” means any loss, reduction, counteraction, modification, disallowance, cancellation or non-availability;

“Purchaser’s Relief” means any of:

(a)	an Accounts Relief;

(b)	a Relief which arises (whether to the Company or a member of the Purchaser’s Group) in respect of any period commencing after Completion (and for these purposes an accounting period of the Company shall be treated as ending at Completion) or in respect of any Event occurring after Completion;

“Relief” means any loss, relief, allowance, credit, deduction, exemption, set-off in respect of, or right to repayment of, Tax, including any deduction or set-off in computing income, profits or gains for the purposes of any Tax;

“Tax” or “Taxation” means:

(a)	all forms of taxation, levies, duties, imposts, tariffs, charges and contributions in each case in the nature of taxation whether of the United Kingdom or elsewhere, whenever charged, imposed or deducted and including any obligation to withhold or deduct in respect of any such taxation, levy, duty, impost, tariff, charge or contribution;

(b)	any surcharge, fine, penalty or interest payable in connection with any thing referred to in part (a) of this definition;

(c)	any surcharge, fine, penalty or interest payable to a Tax Authority and relating to any account, record, form, notice or return required by or to be submitted to a Tax Authority;

“Tax Authority” means any taxing or other authority, body or official anywhere in the world having powers or authority to administer, impose or collect any Tax (including HM Revenue & Customs);

“Tax Claim” means any assessment, notice, demand, letter or other communication or document issued or action taken by or on behalf of any person or any notice, return or self assessment made by the Company from which it appears that there has been or may be a breach of Tax Warranty or the Company has been, is or may be subject to a Tax Liability (whether or not the same is a primary liability of the Company and whether or not it may be entitled to claim reimbursement from any other person or persons);

“Tax Liability” means an Actual Tax Liability or an Effective Tax Liability;

“Taxes Act” means the Income & Corporation Taxes Act 1988;

“Tax Covenant” means the covenant contained in part 3 of this schedule 5;

“Tax Warranties” means the warranties set out in part 2 of this schedule 5;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TMA” means the Taxes Management Act 1970;

“VATA” means the Value Added Tax Act 1994;

“VAT Claim” means any correspondence or dispute or potential dispute with (or claim by) HM Revenue & Customs as to (i) whether VAT or insurance premium tax should have been (or should be) accounted for in connection with any amount paid to the Company by its customers in order to reduce the excess which applies to them in the event of certain accidents and (ii) the quantum of any liability arising in respect of the same.

2.	Interpretation

In this schedule 5, save where otherwise stated, references to:

2.1	income, profits or gains as being earned, accrued or received on or before a particular date or in respect of any particular period shall include income, profits or gains which are deemed to have been earned, accrued or received on or before that date or in respect of that period for the purposes of the relevant Tax;

2.2	an Event includes an Event deemed (by law) to have occurred for the purposes of the relevant Tax and a reference to an Event on or before Completion includes any two or more Events, all of which shall have taken place, or be deemed (by law) for the purposes of the relevant Tax to have taken place, on or before Completion;

2.3	something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)	anything which results in, or leads to, any liability of the Company to Tax that is the primary liability of or primarily due from another person (other than the Company or a member of the Purchaser’s Group) or the liability of the Company only because some other person, other than the Company or a member of the Purchaser’s Group, has failed to pay it; or

(b)	any acquisition or disposal by or to the Company of an asset, or the supply by or to the Company of services (including the lending of money, or the hiring or licensing of tangible or intangible property), in a transaction which is not entered into on arms’ length terms (but only to the extent that Tax is payable by reference to deemed as opposed to actual income, profits or gains or the disallowance of a Relief as a consequence of the terms not having been made at arms’ length or by virtue of any amount being treated as employment income for the purposes of ITEPA); or

(c)	the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)	a transaction or arrangement which includes or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the avoidance of a Tax Liability; or

(e)	anything which gives rise to a Tax Liability on deemed (as opposed to actual) income, profits or gains (but only to that extent); or

(f)	anything which gives rise to a liability of the Company to interest, fines, penalty or surcharge in respect of Tax, but only to the extent of such interest, fines, penalty or surcharge; and

(g)	a change of residence of the Company for Tax purposes; and

2.4	a jurisdiction shall include any union (including, for the avoidance of doubt, the European Union) country, state, province, district or division of whatever nature which imposes or raises Tax.

PART 2 - TAX WARRANTIES

1.	Administration

1.1	The Accounts make proper provision or reserve in accordance with UK GAAP for all Tax (whether actual, contingent or deferred) for which the Company was at the Accounts Date liable.

1.2	The Company has duly and punctually paid all Tax which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the 6 years prior to the date hereof been liable) to pay any penalty, fine, surcharge or interest in connection with any Tax.

1.3	The Company has in the last 6 years deducted or withheld all Tax which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Tax Authority for the Tax so deducted.

1.4	The Company has made no payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or the 2 preceding accounting periods and is not under any legal obligations to do so.

1.5	The Company has, within applicable time limits, made all returns, provided all information and maintained all records and other documentation in relation to Tax as it is required by law to make, provide or maintain (including, without limitation, all such documentation as is required by law and may be required to satisfy any obligations it may have under Schedule 28AA Taxes Act), and has complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority. No Tax return (and nothing set out in a Tax return) of the Company is the subject of a subsisting dispute with a Tax Authority or, so far as the Sellers are aware, is likely to become the subject of a dispute with a Tax Authority.

1.6	The Company has duly submitted all claims, elections, and disclaimers relating to Tax which have been assumed to have been made for the purposes of the Accounts.

1.7	The Company has in the last 7 years maintained sufficient records and other information in relation to Taxation as is required to enable the Tax liabilities of the Company to be calculated accurately in all material respects.

1.8	The Company has not entered into a Managed Payment Plan within the provisions of section 111 FA 2009 nor any other arrangement with any Tax Authority for the deferred payment of any liability to Tax and which is subsisting at the Signing Date.

1.9	The Company has not in the last 6 years been, and the Sellers are not aware of any existing circumstances as a result of which it is likely to be, subject to any investigation or non-routine audit or visit by any Tax Authority.

1.10	No Tax Authority has agreed with the Company to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Company’s Tax affairs.

2.	Overseas Interests

2.1	The Company is, and has throughout the six years ending on the Signing Date been, resident only in the United Kingdom for corporation tax purposes.

2.2	The Company does not have, nor has it at any time in the past seven years had, a permanent establishment outside the United Kingdom and has not otherwise been liable or been sought to be made liable to pay Tax under the laws of any jurisdiction other than the United Kingdom.

2.3	The Company is not an agent or permanent establishment of another company, person or business resident outside of the UK for the purposes of assessing that company, person or business to Tax in the country of residence of the Company.

2.4	The Company does not have and has not in the six years ending on the Signing Date had an interest in a controlled foreign company within the meaning of section 747 Taxes Act in respect of which it is or has been subject to Tax on amounts imputed but not actually received by it.

3.	Events since the Accounts Date

Since the Accounts Date:

3.1	no dividend has been declared or paid and no distribution or deemed distribution for Tax purposes has been made or declared or agreed to be made by the Company;

3.2	no Event has occurred which has given or may give rise to any liability to Tax other than corporation tax on income or profits of the Company (and not deemed income or profits), employment taxes, social security contributions and equivalent taxes and levies, VAT and other sales taxes arising in the ordinary course of business of the Company as carried on at the Accounts Date;

3.3	no accounting period of the Company has ended;

3.4	the Company has not made any payment of an income nature which will not be wholly deductible in computing its taxable profits in the accounting period in which any such payments have been made, save for payments of an amount and nature similar to those which have not been treated as being so deductible in any of the Company’s past 3 accounting periods;

4.	Distributions

4.1	The Company has not:

(a)	in the past 6 years been concerned with or in any exempt distribution for the purposes of sections 213 to 218 Taxes Act;

(b)	issued any security (in the nature of a loan) now outstanding in circumstances such that the interest payable in respect thereof falls to be treated as a distribution under section 209 Taxes Act.

4.2	In the 10 years ending on the Signing Date, the Company has not made any repayment of share capital to which section 210(1) of the Taxes Act applies or issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of Section 210 of the Taxes Act.

5.	Chargeable gains

5.1	Save as taken into account in the deferred tax provision in the Accounts, on the disposal of any chargeable asset of the Company acquired on or prior to the Accounts Date for a consideration equal to the value attributed to that asset in the Accounts, no liability to corporation tax will arise (disregarding a statutory right to claim an allowance or relief other than amounts deductible under section 38 of the TCGA).

5.2	The Company has not, in the six years ending on the Signing Date been party to or involved in any share for share exchange or any scheme of reconstruction or amalgamation such as is mentioned in sections 135, 136 or 139 TCGA.

5.3	The Company has not made any claim under sections 152 or 153 of the TCGA 1992 prior to the Signing Date to which section 154 TCGA 1992 applies and which affects any asset which was owned by the Company on or after the Accounts Date (except where the held over gain is treated as having accrued prior to the Accounts Date).

6.	Intangible fixed assets

6.1	For the purposes of this paragraph 6, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 FA 2002/Part 8 CTA.

6.2	No claims or elections have been made by the Company under Part 7 of Schedule 29 FA 2002/Chapter 7 of Part 8 CTA or paragraph 86 of Schedule 29 FA 2002/section 827 CTA in respect of any intangible fixed asset of the Company.

7.	Capital allowances

7.1	In preparing the Accounts, the value used for each asset or class of assets in respect of which a separate computation for capital allowances is required (whether as a result of an election or otherwise) is such that on a disposal of that asset or all or the assets in that class for a consideration equal to the value so used (and disregarding any allowance or relief available to the Company) no balancing charge would arise (save to the extent taken into account in the deferred tax provision in the Accounts).

7.2	The Company has not:

(a)	made any election under section 85 CAA nor is it taken to have made any such election under section 89(4) CAA;

(b)	incurred any capital expenditure on the provision of machinery or plant for leasing by the Company in circumstances where the lessee (and not the Company) is treated as the owner of the relevant machinery or plant for the purposes of determining an entitlement to capital allowances;

(c)	made any election under section 183 CAA; or

(d)	made or agreed to make any election under section 198 CAA.

8.	Loan relationships

8.1	All interest, discounts and premiums payable by the Company in respect of its loan relationships (as defined in section 81 Finance Act 1996) are eligible to be brought into account as a debit for the purposes of Chapter II Part IV FA 1996/Part 5 of the CTA at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

8.2	The Company has not in the last six years entered into any transaction to which any of the provisions of Chapter 15 of Part 5 CTA apply.

9.	Groups of Companies

9.1	The Company has not at any time in the seven years ending on the Signing Date been a member of a group for the purposes of any Tax other than the Group of which the Group Companies are members.

9.2	The Company does not (at the Signing Date) own any asset which it acquired from another company which, at the time of such acquisition was a member of the same group of companies as the Company for the purposes of any Tax.

9.3	The Disclosure Letter contains brief particulars of every agreement or arrangement entered into before the Signing Date by the Company relating to the claim or surrender of Group Relief in respect of which any claim, consent or (to the extent due under such agreement or arrangement) payment has not yet been made.

9.4	The Company is not party to any arrangements pursuant to section 36 FA 1998.

9.5	The Company has not entered into nor has it agreed to enter into an election pursuant to section 171A or section 179A TCGA, paragraph 16 of Schedule 26 to the FA 2008 or paragraph 66 of Schedule 29 to the FA 2002/section 792 of the CTA.

10.	Inheritance tax

10.1	Neither the assets nor the shares of the Company are or, so far as the Sellers are aware, may become subject to any charge by virtue of section 237 Inheritance Tax Act 1984 and no person has or, so far as the Sellers are aware, may have the power under section 212 Inheritance Tax Act 1984 to raise an amount of inheritance tax by sale or mortgage of or by a terminable charge on any of the shares or assets of the Company.

11.	Stamp duty, stamp duty land tax and stamp duty reserve tax

11.1	Each document to which the Company is a party as purchaser or lessee and which is or may be required to prove title to any of its assets have been duly stamped and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

11.2	The Company has properly and punctually paid all stamp duty land tax for which it is liable in respect of any land transaction (as defined in section 43 FA 2003) to which it is or has been a party as purchaser or in respect of which it is liable to account for stamp duty land tax in accordance with FA 2003 and so far as the Sellers are aware the Company has not been party to a land transaction under which it will or may have a liability (by virtue of section 80 or section 90 of, or paragraph 8 of schedule 17A to, FA 2003) after the Signing Date to make a payment of or in respect of stamp duty land tax or additional stamp duty land tax or to file an additional land transaction return.

11.3	Neither the execution of this agreement, nor Completion will result in the withdrawal of any Relief from stamp duty or stamp duty land tax previously claimed by the Company and which affects the Company.

12.	Anti-avoidance

12.1	The Company has not entered into any arrangements in respect of which it has been advised in writing that section 19 (disclosure of VAT avoidance schemes) or Part 7 (disclosure of tax avoidance schemes) FA 2004 or any regulations made under it apply or may apply to such arrangements.

12.2	The Company has not entered into or been a party to any scheme or arrangement designed mainly or wholly for the purposes of avoiding Tax.

13.	Transfer pricing

13.1	All transactions or arrangements made by the Company have been made on fully arm’s length terms and the Company is not party to any transaction or arrangement under which it is required to pay for an asset or any services or facilities of any kind an amount which is in excess of the market value of that asset, services or facilities or under which it will receive any payment of an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset, services or facilities.

13.2	Without limitation of the generality of subparagraph 13.1, the Company is not party to any transaction or series of transactions (within the meaning of paragraph 3 Schedule 28AA Taxes Act) in respect of which the Company will incur a liability to Tax as a result of a Tax Authority requiring to be made any adjustment for Tax purposes to any provision made by means of such transaction or series of transactions by virtue of the transaction not having been made on arms length terms, and no such adjustment has actually been made (whether pursuant to the requirements of Schedule 28AA Taxes Act or otherwise).

14.	Close companies

14.1	The Company is not, nor has it at any time in the six years ending on the Signing Date been, a close investment holding company within the meaning of section 13A Taxes Act.

14.2	No loan or advance within section 419 Taxes Act (Loans to participators etc) has been made or agreed to by the Company which was outstanding at the Accounts Date or remains outstanding at the Signing Date and the Company has not since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

15.	Value added tax

15.1	The Company is a taxable person and is duly registered for VAT under the VATA.

15.2	The Company is not registered as a member of a group of companies for the purposes of section 43 VATA nor has the Company been a member of a VAT group within the last six years.

15.3	The Company has made, given, obtained and kept to a material extent full, correct and up-to-date records, invoices and other documents required by law or the published requirements of a Tax Authority for the purposes of the VATA and is not, nor has it at any time in the last 3 years been, in arrears with any payments or returns due in respect of VAT and has not been required by the HM Revenue & Customs to give security under paragraph 4 of Schedule 11 VATA.

15.4	The Company has not exercised an option to tax which applies to any land in which the Company has a relevant interest at the Signing Date pursuant to paragraph 2 to Schedule 10 VATA.

15.5	The Company does not own any asset(s) to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply.

15.6	The Company is not nor has it agreed to become an agent for any person for the purposes of section 47 VATA nor is nor has agreed to become a VAT representative for the purposes of section 48 VATA.

15.7	The Company is not registered or required to be registered for VAT purposes in any jurisdiction other than the United Kingdom.

16.	Taxation of Employees

16.1	The Company has operated the Pay As You Earn system correctly in all material respects and has (to the extent required by law) duly accounted for income tax and employer’s and employee’s national insurance contributions in connection with any payment or benefit provided by it (or treated by law as provided by it) to or for its employees, ex-employees, officers and former officers.

16.2	No Tax Authority has alleged that any existing sub-contractor or other independent contractor of the Company should be treated for Tax purposes as an employee of the Company.

16.3	The Company has not granted, nor agreed to grant, any option to acquire shares to any of its employees, directors or consultants which is subsisting at the Signing Date and no employee, director or consultant of the Company holds any employment related securities (as defined for the purposes of Part 7 ITEPA) which are restricted securities or convertible securities (other than the Shares or the EBT Shares).

17.	Miscellaneous

No Event has occurred as a result of which the Company is or may be secondarily liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against or attributable to any other person (other than the Company) other than, for the avoidance of doubt, any amount due under PAYE.

PART 3 - TAX COVENANT

1.	Covenant

1.1	Subject as hereinafter provided each of the Sellers hereby covenants with the Purchaser to pay to the Purchaser an amount equal to:

(a)	any Actual Tax Liability of the Company which arises as a result of or in consequence of an Event occurring, or income, profits or gains earned, accrued or received, on or before Completion;

(b)	the value of any Effective Tax Liability;

(c)	any Actual Tax Liability for which the Company is (or would, but for the use or set-off of a Purchaser’s Relief, be) made liable as a result of:

(i)	the failure by any other person other than the Company (“Primary Person”) to pay Tax for which they are primarily liable; and

(ii)	the Company having at any time prior to Completion been a member of the same group of companies as, or otherwise connected or associated for the relevant Tax purposes with, the Primary Person;

(d)	any inheritance tax which:

(i)	is at Completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the assets of the Company or the Shares; or

(ii)	after Completion takes the form of a charge on, or gives rise to a power to sell, mortgage or charge, any asset of the Company or the Shares as a result of the death of any person after Completion which would, if the death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid, have existed at Completion; or

(iii)	is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company, provided that any right to pay tax by instalments shall be disregarded and the provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payment falling to be made under this schedule 5; and

(e)	without limitation of the generality of the foregoing, any liability of the Company to account for income tax under PAYE and/or national insurance contributions (employee and employer) which arises in consequence of or by reference to the acquisition before Completion of any interest in the Shares or the EBT Shares by a person who is or was (or should have been treated as) an employee of the Company (or by any associated person of such employee), or which arises in respect of the payment on or before Completion of a bonus to any holder of A Shares, together with any related fine, penalty or interest payable by the Company to a Tax Authority;

(f)	without limitation of the generality of the foregoing, any liability of the Purchaser or the Company to account for income tax under the PAYE system or for employee’s national insurance contributions, or any liability of the Company to account for employer’s national insurance contributions, which (in every such case) arises in consequence of or in connection with the consideration, or any part thereof, given by the Purchaser in respect of the sale of the Shares and/or the EBT Shares to it, together with any related fine, penalty or interest payable by the Company or the Purchaser to a Tax Authority;

(g)	without limitation of the generality of the foregoing, any liability of the Company to account for VAT and/or insurance premium tax in respect of amounts paid to the Company on or before Completion by any customer in order to reduce the excess applicable in the event of certain accidents where such VAT or insurance premium tax has not been charged and received (and, if the due date fell before Completion, accounted for) by the Company prior to Completion, together with any related fine, penalty or interest payable by the Company to a Tax Authority; and

(h)	all reasonable costs and expenses incurred by any member of the Purchaser’s Group in connection with any Tax Liability for which the Sellers are liable under this paragraph 1 or in making any successful claim in respect of such liability under this paragraph 1.

2.	Deductions from payments

2.1	All sums payable by the Sellers under this part 3 of this schedule 5 shall be paid without any deduction or withholding unless the deduction or withholding is required by law. If any such deduction or withholding is required by law, the Sellers shall be obliged to pay such sum as will after the deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

2.2	If any amount payable by the Sellers or any of them under this part 3 is subject to Tax in the hands of the Purchaser, the amount so payable shall be increased by such additional amount as will ensure that the net amount received by the Purchaser, after deduction of the Tax in question, is equal to the full amount that would be payable to the Purchaser had the amount not been subject to Tax. Any additional amount shall be paid within five business days of notice from the Purchaser that an amount is due under this subparagraph 2.2.

2.3	The Sellers shall not be obliged to make any payments under subparagraphs 2.1 or 2.2 to the extent the relevant deduction, withholding or Tax would not have arisen but for (a) the Purchaser not being resident in the UK for Tax purposes; or (b) the Purchaser having assigned any of its rights under this agreement.

3.	Due date for payment

3.1	Payments by the Sellers pursuant to the Tax Covenant or for breach of the Tax Warranties (including under sub-clause 7.6 of the agreement) shall be made in cleared funds on the later of the date which falls ten business days after the date of written notice from the Purchaser of the amount which the Sellers are required to pay and the date or date specified in subparagraph 3.2 below.

3.1	The date and dates referred to in subparagraph 3.1 are:

(a)	if the Tax Liability giving rise to the claim involves an actual payment of Tax by the Company, the day that is five business days prior to the last date on which the Tax in question would have had to be paid to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Tax Liability in question;

(b)	if the Tax Liability giving rise to the claim involves the Loss of a right to repayment of Tax, the date on which the repayment would otherwise have been made;

(c)	if the Tax Liability giving rise to the claim involves the Loss of a Relief other than a right to repayment of Tax, the last date on which the Tax which could have been saved by the use or set off of the Relief (had it been available) is or would have been required to be paid to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Tax Liability in question (assuming for these purposes that the Company had sufficient profits or was otherwise in a position to use the Relief in the relevant period);

(d)	if the Tax Liability giving rise to the claim involves the use or set-off in whole or in part of any Relief against what would otherwise have been a payment of Tax by the Company, the last date on which the Tax saved thereby would otherwise have become due and payable to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Tax Liability in question;

(e)	in all other cases, the date which falls ten business days after written demand from the Purchaser.

3.2	Any sum due under subparagraph 1 which is not paid by the Sellers by the due date determined under subparagraphs 3.1 or 3.2 will carry interest calculated on a daily basis (as well after as before judgement) at the rate of 2 per cent. per annum above the base lending rate (or equivalent published rate) of Barclays Bank PLC from time to time from the due date to the date of actual payment (both dates inclusive).

PART 4 - LIMITATIONS AND PROCEDURE

1.	Limitations

The Sellers shall not be liable under the Tax Covenant or for breach of the Tax Warranties (including under sub-clause 7.6 of this agreement) in respect of any liability to the extent that:

1.1	provision or reserve in respect of that liability was made in (or its discharge was taken into account in) the Accounts;

1.2	the liability (or its discharge) is taken into account in the Final Net Cash Statement;

1.3	the liability is a liability to account for income tax under PAYE and/or national insurance contributions (employers and employees) which arises in respect of an Event occurring in the ordinary course of business of the Company after the Accounts Date and on or before Completion, provided always that (for the avoidance of doubt) any such liability as is referred to in sub-paragraphs (e) or (f) of paragraph 1.1 of Part 3 of this Schedule shall not be a liability arising in the ordinary course of business of the Company for these purposes;

1.4	the liability arises or is increased as a consequence of any change in legislation or law or its published interpretation or as a result of any change in or withdrawal of a published practice or an extra-statutory concession of general application of a Tax Authority, in each case after Completion with or without retrospective effect;

1.5	the liability arises or is increased as a result of a voluntary act, omission or transaction of the Purchaser or the Company after Completion otherwise than:

(a)	in the ordinary course of business of the Company; or

(b)	as required by any law in force at Completion; or

(c)	pursuant to any contract or other legally binding agreement entered into by the Company before Completion;

provided that in the case of a voluntary omission only the Purchaser or the Company knew or ought reasonably to have known that the omission would give rise to the relevant liability or increased liability and that a voluntary omission shall not include a failure to utilise a Purchaser’s Relief falling within paragraph (b) of the definition thereof or anything done or omitted to be done at the request of any of the Sellers’ Representatives or their duly authorised agents pursuant to this Schedule 5;

1.6	any member of the Purchaser’s Group or the Company has already recovered from any third party any sum in respect of the liability in question (net of the costs of recovery);

1.7	an amount in respect of such liability has already been recovered under (or in respect of any claim for breach of) any provision of this agreement, including this schedule 5;

1.8	the liability arises or is increased or is otherwise attributable to:

(a)	the failure or omission on the part of the Purchaser, the Company or other member of the Purchaser’s Group to make any valid claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing which was taken into account in computing the provision for Tax in the Accounts or in the preparation of the Final Net Cash Statement provided that the need to make or give such claim, election, surrender, disclaimer, notice or consent is notified to the Purchaser no later than ten business days prior to the last date on which it may validly be made or given (or was something the Purchaser was already actually aware of) and that the relevant failure or omission was not a failure or omission of or at the request of the Sellers, the Sellers’ Representatives or any of them or their duly authorised agents; or

(b)	the making of any claim, election, surrender, revocation or disclaimer or the giving of any notice or consent by the Company, the Purchaser or other member of the Purchaser’s Group after Completion, unless the making of such claim, election, surrender, disclaimer, revocation, notice or consent was assumed in computing the provision for Tax in the Accounts or the Final Net Cash Statement or is made by or at the request of the Sellers, the Sellers’ Representatives or any of them or their duly authorised agents;

1.9	the liability arises or is increased as a consequence of the Loss of a Relief which arises as a result of the winding up of the Company or the cessation of, or major change in the nature or conduct of, any trade of the Company which, in any such case, occurs after Completion.

1.10	the income, profits or gains in respect of which the liability arises were actually earned, accrued or received by the Company before Completion but were not reflected in the Final Net Cash Statement and are actually received by the Company after Completion or actually retained by the Company at Completion;

1.11	any Relief, other than a Purchaser’s Relief or a Relief which has given rise to a payment (including by way of set-off) under sub-paragraph 5.3 of this Part 4 of Schedule 5, is available (for no consideration) to the Company to relieve or mitigate that liability;

1.12	the liability arises as a result of the rate of Tax applicable to the Company increasing as a consequence of it becoming associated with any company or companies at Completion;

1.13	the liability is a liability to account for income tax and/or employee or employer’s national insurance contributions (and/or any related interest and penalties) in any of the circumstances referred to in sub-paragraph 1.1(e) or sub-paragraph 1.1(f) of Part 3 of this Schedule to the extent that an amount in respect of such income tax or national insurance contributions (or interest or penalties) has been (or is) recovered from any of the Sellers or the EBT Sellers (after taking account of any unreimbursed costs of such recovery), or withheld from any amount paid or payable to any such person, by the Purchaser or the Company;

1.14	the liability arises as a result of the payment of any amount to Amy Huxtable, Philip Marland, Andrew Edgar or Henry Imber in respect of the subscription price which was outstanding for any of the A Ordinary Shares held by any of them on or before Completion but only to the extent that an amount in respect of such liability has been taken into account in the Final Net Cash Statement; or

1.15	the liability is a liability to account for value added tax which arises in respect of an Event occurring in the ordinary course of business between the Accounts Date and Completion, it being agreed that (notwithstanding any provision of this agreement to the contrary) any value added tax which arises in respect of, or by reference to, any vehicle assets sold by the Company on or before Completion shall be deemed to have arisen as a result of an Event occurring in the ordinary course of business of the Company.

2.	Additional Limitations

2.1	Save in the case of a claim arising as a result of fraudulent conduct on the part of the Sellers or (before Completion) the Company in respect of the subject matter of the claim or the related Tax Claim, the Sellers shall not be liable for any claim under the Tax Covenant or any claim for breach of any of the Tax Warranties (including under sub-clause 7.6 of the agreement) unless the Sellers have received from the Purchaser written notice of the relevant claim under this schedule 5 within seven years from Completion. Any claim which has been made and which has not been previously satisfied, settled or withdrawn shall be deemed to have been withdrawn and shall become fully barred and unenforceable unless legal or arbitration proceedings in respect of such claim have been validly commenced against the Sellers within 8 years of Completion.

2.2	The provisions of Clause 8 of this agreement shall apply to limit the liability of the Sellers under this schedule to the extent specified therein.

2.3	The provisions of part 3 of this schedule 5 shall not take effect until Completion.

2.4	No claim may be made (including under sub-clause 7.6 of this Agreement) in respect of Tax in relation to any breach of any of the Warranties other than the Tax Warranties.

2.5	No claim may be made by the Purchaser under the Tax Covenant or in relation to a breach of any Tax Warranty (including under sub-clause 7.6 of this Agreement) to the extent that such claim relates to any Tax Liability arising as a result of or by reference to:

(a)	the acquisition, disposal, holding or transfer of any interest in any of the Shares or EBT Shares; and/or

(b)	the consideration given by the Purchaser in respect of the sale of any such shares to it;

until the Purchaser has (and has procured that the Company has) taken reasonable steps to enforce the terms of any indemnity in relation to the relevant liability given by the relevant employee owner (or former employee owner) of the shares in question.

3.	Conduct of Tax Claims

3.1	If the Purchaser or the Company becomes aware of any Tax Claim, the Purchaser shall give or procure that written notice of the Tax Claim is given to the Sellers as soon as reasonably practicable thereafter (but so that the giving of such notice shall not be a condition precedent to the liability of the Sellers under this agreement).

3.2	The Purchaser shall or shall procure that the Company shall take such action as the Sellers’ Representatives may reasonably request in writing to resist, avoid, dispute, appeal, compromise, negotiate or defend the Tax Claim concerned (or any adjudication in respect thereof) provided that the Sellers shall first indemnify the Purchaser and the Company to the reasonable satisfaction of the Purchaser against all costs and expenses and liabilities (including additional Tax and any interest, fines, surcharges and penalties) which may thereby be incurred.

3.3	The Purchaser shall and shall procure that the Company shall give to the Sellers’ Representatives (and their duly authorised agents) all such information and assistance as the Sellers’ Representatives may reasonably require for any purpose referred to in this paragraph 3.

3.4	If the Sellers’ Representatives do not request the Purchaser or the Company to take any action under subparagraph 3.2 or the Sellers fail to indemnify the Purchaser or the Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of receipt of the notice given to the Sellers) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit for the taking of any relevant action, which period shall not, in any event, be less than 7 days, the Purchaser and the Company shall (without prejudice to the rights of the Purchaser under this schedule 5 or the this agreement) be free to pay or settle such Tax Claim or take such other action in connection therewith as it may in its absolute discretion (but acting in good faith) decide.

3.5	The Purchaser shall not be obliged to take or procure the taking of any action pursuant to this paragraph 3 which involves:

(a)	contesting any Tax Claim before any court or other appellate body (excluding the Tax Authority in question) unless, at the Sellers’ expense, the Sellers’ Representatives have first obtained the written opinion of tax counsel of at least 7 years’ call, and after disclosure to him of all relevant information and documents, that the proposed appeal has a reasonable prospect of success;

(b)	agreeing to the settlement or compromise of the Tax Claim or any proposal for the same which, in the reasonable opinion of the Purchaser, is likely to result in the creation of a material, or a material increase in, a future liability to Tax of the Company.

3.6	Subparagraph 3.8 (and, in the case of fraudulent conduct only, subparagraph 3.2) shall not apply to any Tax Claim if a Tax Authority alleges in writing that any of the Sellers, the Sellers’ Representatives or (before Completion) the Company has committed an act or an omission which constitutes fraudulent or negligent conduct in relation to the Tax Claim in question.

3.7	The Purchaser shall keep the Sellers’ Representatives fully informed of the material progress of the Tax Claim and shall procure that copies of all material correspondence pertaining to it are copied to the Sellers’ Representatives.

3.8	The Sellers’ Representatives shall be entitled to request that the conduct of any action mentioned in this paragraph 3 shall be conducted by its nominated professional advisers (in the name of the Company) provided that the appointment of such advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed). In the event that the conduct of any action is so delegated, the Sellers’ Representatives shall procure that:

(a)	the Purchaser is kept fully and promptly informed of all matters pertaining to the relevant action and is provided with copies of all relevant correspondence and notes or other written records of material telephone conversations or meetings (and in the event there is no written record, shall be given a report of any material telephone conversation) with any Tax Authority to the extent that it relates to the action or relevant Tax Claim;

(b)	all material written communications pertaining to the action and/or relevant Tax Claim which are to be transmitted to a Tax Authority shall first be submitted to the Purchaser for comment and approval, and shall only be transmitted if such approval is given, such approval not to be unreasonably withheld or delayed;

(c)	no settlement or compromise of the action or relevant Tax Claim (or proposal therefor) is made and no material matter in the conduct of the action is agreed with the Tax Authority without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

3.9	Notwithstanding any other provision of this paragraph 3, the Purchaser agrees that the Sellers’ Representatives shall have conduct of the VAT Claim (and the Purchaser shall procure the Company’s assistance in that regard) and:

(a)	the provisions of this paragraph 3 (including, for the avoidance of doubt, the provisions of sub-paragraphs 3.8 (a), (b) and (c)) shall apply in respect of the VAT Claim as if it were a Tax Claim which had been notified to the Sellers in accordance with paragraph 3.1,

(b)	for the purposes of subparagraph 3.8, the Purchaser hereby consents to the appointment of Baker Tilly and agrees that the Sellers’ Representatives shall have conduct of the VAT Claim;

(c)	it is agreed that, save for the requirements to provide satisfactory indemnities subparagraph 3.4 shall not apply in respect of the VAT Claim;

(d)	the Sellers (in full discharge of their obligations in respect of the same under subparagraph 3.2) hereby indemnify the Purchaser and the Company for the third party costs and expenses reasonably and properly incurred by them in connection with taking any action at the direction of the Sellers’ Representative in respect of the VAT Claim under this paragraph 3;

(e)	it is agreed that the Company shall (in accordance with the Sellers’ Representatives’ instructions under this subparagraph 3.9, and subject to the prior approval of the Purchaser being obtained to any correspondence to be sent to HM Revenue & Customs pursuant to such instructions (such approval not to be unreasonably withheld or delayed by the Purchaser)) voluntarily approach HM Revenue & Customs as soon as reasonably practicable following Completion in order to disclose, negotiate and agree those matters referred to in the definition of “VAT Claim” (in the event it has not already done so prior to Completion) irrespective of whether or not a VAT Claim or Tax Claim has arisen;

(f)	subject to sub-paragraph (e) above, the Purchaser shall procure that no correspondence is made by or on behalf of the Company (otherwise than at the request of the Sellers’ Representatives) with HM Revenue & Customs in relation to the VAT Claim without the Sellers’ Representatives’ prior written approval to the same, such approval not to be unreasonably withheld or delayed;

(g)	subparagraph 3.6 shall not apply in respect of the VAT Claim, save that the Sellers’ Representatives shall lose their rights under this subparagraph 3.9 in the event that HM Revenue & Customs alleges fraud on the part of the Company prior to Completion in relation to the VAT Claim or if there is a material failure (on the part of the Sellers’ Representatives) to comply with any of sub-paragraphs (a), (b) and (c) of paragraph 3.8 in relation to the VAT Claim.

4.	Recovery

4.1	If:

(a)	The Company or the Purchaser is or becomes entitled to recover from any other person (not being a member of the Purchaser’s Group but including a Tax Authority) any sum in respect of any Tax Liability in relation to which a payment has been made by, or has become due from, the Sellers under this schedule 5 or in respect of a breach of Tax Warranty (including under sub-clause 7.6 of this agreement), the Purchaser shall notify the Sellers’ Representatives accordingly; and

(b)

provided that the Sellers shall first indemnify the Purchaser and the Company, as appropriate, to the Purchaser’s reasonable satisfaction against all costs which it/they may properly incur in connection with the taking of the following action then, at the written request of the Sellers’ Representatives (and without prejudice to any obligation of the Sellers to make payment on the relevant due date specified in paragraph 3 of part 3) the Purchaser shall, and shall procure that the Company shall, take such action as the Sellers’ Representatives may reasonably request to enforce the recovery against the other person (keeping the Sellers’ Representatives informed of the progress of any action taken).

4.2	If the Purchaser or the Company recovers any such amount as is referred to in subparagraph 4.1 (whether at the request of the Sellers’ Representatives or otherwise) and the Sellers have made a payment under this schedule 5 or in respect of a breach of any Tax Warranty (including under sub-clause 7.6 of this agreement) in respect of the Tax Liability to which such recovery relates, the Purchaser shall account to the Sellers for whichever is the lesser of:

(a)	any sum so recovered (including any interest and repayment supplement paid in respect of such sum) less any Tax charged in respect thereof and after deduction of all costs and expenses properly incurred by the Purchaser or the Company in enforcing the recovery (to the extent not already recovered under subparagraph 4.1); and

(b)	the aggregate of the amount paid by the Sellers pursuant to this schedule 5 or in respect of the breach of Tax Warranty (including under sub-clause 7.6 of this agreement) in relation to the relevant Tax Liability less any part of such amount previously repaid to the Sellers under any provision of this schedule or agreement.

4.3	If the Sellers have not made payment under this schedule 5 or in respect of a breach of any Tax Warranty (including under sub-clause 7.6 of this agreement) in respect of the Tax Liability to which subparagraph 4.1 refers, the amount set out at subparagraph 4.2(a) shall be set against the amount then due from the Sellers and shall reduce its liability under this schedule 5 or in respect of any breach of any Tax Warranty (including under sub-clause 7.6 of this agreement) in respect thereof pro tanto.

4.4	For the avoidance of doubt, in the event that the Company receives any repayment of Tax and as a result a payment is made to the Sellers under subparagraph 5.3 (by virtue of the repayment falling within subparagraph 5.2(b)) then the Sellers shall not be entitled to also receive a payment under this paragraph 4 in respect of such repayment of Tax to that extent (and vice versa).

5.	Corresponding savings

5.1	If the Sellers have made a payment to the Purchaser under this schedule 5 or in respect of a breach of any Tax Warranty (including under sub-clause 7.6 of this agreement) in respect of a liability and that liability (or the thing giving rise to the liability) has resulted in a Relief which would not otherwise have arisen (“Relevant Relief”) the amount by which the Company’s (or other member of the Purchaser’s Group’s) liability to Tax is reduced, or which it receives by way of a repayment, as a consequence of the utilisation or set off of such Relevant Relief (“Relevant Amount”) shall be dealt with in accordance with subparagraph 5.3.

5.2	If:

(a)	any amount in respect of Tax which has been taken into account in the Final Net Cash Statement proves to be excessive; or

(b)	any repayment of Tax is received by the Company after Completion (but only to the extent such repayment has not been taken into account in the Final Net Cash Statement or the Accounts and only to the extent the repayment relates to Tax which was paid on or before Completion);

the amount of such excess or the amount of the repayment received (also a “Relevant Amount”) shall be dealt with in accordance with subparagraph 5.3, but provided always that no account shall be taken of any such amount to the extent it arises as a result of an Accounts Relief or as a result of a change of law (including its published interpretation) or a change in the accounting policies of the Company (in each case after Completion) or as a result of an Event occurring after Completion.

5.3	The Relevant Amount:

(a)	shall first be set-off against any payment then due from the Sellers under this schedule 5 or for breach of any Tax Warranty (including under sub-clause 7.6 of this agreement);

(b)	to the extent there is an excess of the Relevant Amount after any application of it under subparagraph 5.3(a) a refund shall be made to the Sellers of any previous payment or payments made by such Sellers under this schedule 5 or for breach of any Tax Warranty (including under sub-clause 7.6 of the agreement) and not previously refunded under this subparagraph 5.3(b) or elsewhere in this schedule 5;

(c)	to the extent that the excess referred to in subparagraph 5.3(b) is not exhausted under that subparagraph, the remainder of the excess shall be carried forward and set-off against any future payment or payments which become due from the Sellers under this schedule 5 or for breach of any Tax Warranty (including under sub-clause 7.6 of this agreement).

5.4	If the Purchaser or the Company becomes aware of any circumstances which give rise to the application of subparagraphs 5.1 or 5.2, the Purchaser shall or shall procure that the Company shall, as soon as reasonably practicable, give written notice of such circumstances to the Sellers’ Representatives.

6.	Tax returns

6.1	The Purchaser (or its duly authorised agents) shall have the conduct of preparing, submitting, negotiating and agreeing with the relevant Tax Authority all outstanding corporation tax computation and returns of the Company for each accounting period ending on or before Completion and the period current at Completion (“Relevant Accounting Periods”). The Purchaser agrees that it will procure that Baker Tilly Tax and Accounting LLP prepare the Company’s corporation tax computations and returns for the accounting period ended on the Accounts Date.

6.2	The Sellers’ Representatives and the Purchaser shall procure the provision to each other of such information and assistance as each may reasonably require of the other to prepare, submit, and agree all such corporation tax computations, documents or correspondence relating to the Relevant Accounting Periods.

6.3	Before submitting any corporation tax return in respect of a Relevant Accounting Period, the Purchaser shall and shall procure that the Company shall afford to the Sellers’ Representatives a reasonable opportunity to comment on such document (but in the case of the period current at Completion, only to the extent that it relates to the period up to Completion), and that the Sellers’ Representatives’ reasonable comments and amendments are taken into account and made (provided that if the Sellers’ Representatives fail to comment within 21 days of receipt, the Purchaser or the Company (or agent of either one) shall be entitled to submit the relevant Tax return to the relevant Tax Authority without further reference to the Sellers’ Representatives under this paragraph 6).

6.4	For the avoidance of doubt, nothing in this paragraph 6 shall prejudice the rights of the Purchaser to make a claim under this schedule 5.

7.	Purchaser’s Covenant

7.1	The Purchaser hereby covenants to pay to the Sellers (on the later of the date which is 10 business days after the date of demand by the Sellers and the date which is 5 business days before the Sellers (or relevant member of a Seller’s Group) is liable to account for the same) an amount equal to any Tax for which the Sellers (or any member of a Seller’s Group) is assessed as a result of the failure by the Company after Completion to pay Tax for which the Company is primarily liable, unless such Tax is Tax in respect of which the Sellers are liable to make, but have not yet made, payment to the Purchaser under this schedule 5.

7.2	The covenant contained in subparagraph 7.1 shall extend to any reasonable costs and expenses properly incurred by the Sellers (or other member of a Seller’s Group) in respect of any such assessment or Tax as is referred to in subparagraph 7.1 or in respect of a claim under subparagraph 7.1.

7.3	The Purchaser shall have no liability under the covenant contained in sub-paragraph 7.1 to the extent that any Seller has recovered an amount in respect of the relevant Tax pursuant to any statutory indemnity.

7.4	The Sellers hereby undertake that they will not seek to enforce against the Company or any other member of the Purchaser’s Group any statutory indemnity which might otherwise be available to them in respect of any amount of Tax for which recovery has been made under this paragraph 7.

8.	Miscellaneous

8.1	The provisions of paragraphs 4 and 5 shall not apply to or in respect of any breach of any Tax Warranty (including under sub-clause 7.6 of the agreement) to the extent that the relevant right to recover, corresponding saving or overprovision has been taken into account in quantifying the liability of the Sellers in respect of the breach of that Tax Warranty.

8.2	The Purchaser shall in its absolute discretion decide whether to make a claim under the Tax Covenant, the Tax Warranties (including under sub-clause 7.6 of the agreement) or both but so that, for the avoidance of doubt, it shall not be entitled to make recovery more than once in respect of the same liability.

SCHEDULE 6

ZIPCAR COMMERCIAL WARRANTIES

Part 1 - Warranties

A	GENERAL

A.1	Compliance with laws, etc.

(1)	The Purchaser and each Purchaser Group Company carries on its business and affairs in all material respects in accordance with all applicable laws and regulations of the United States and each other relevant jurisdiction and in all material respects in compliance with its certificate of incorporation and/or other equivalent constitutional documents.

(2)	No Purchaser Group Company has received written notice that it is in breach of any order, decree or judgment of any court, arbitration tribunal or governmental or regulatory authority.

(3)	Neither the Purchaser or any other Purchaser Group Company nor any director, officer or agent or employee of the Purchaser or any other Purchaser Group Company has at any time paid (or made any offer or promise to pay) any money or other property or gift to any public official for purposes of obtaining any business, authorisation or permit.

A.2	Licences and consents

(1)	So far as the Purchaser is aware, each Purchaser Group Company has all material licences (including statutory licences), permissions, authorisations and consents necessary to own and to operate its assets and to carry on its business as it does at present within the United States and each other relevant jurisdiction. No Group Company has received written notice that it is in breach of any such licence, permission, authorisation or consent and, so far as the Purchaser is aware, all of the same are in full force and effect and the Purchaser is not aware of anything that would be reasonably likely to result in the revocation, suspension or modification of any of those licences, permissions, authorisations or consents or that would be reasonably likely to materially prejudice their renewal or result in the imposition of unusual or onerous terms.

(2)	So far as the Purchaser is aware, no person is or will be entitled to revoke any such material licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated hereunder.

A.3	Insider contracts

(1)	No Purchaser Group Company is party to, nor have its profits or financial position during the three financial periods ended on the Zipcar Accounts Date been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

A.4	Litigation, investigations and disputes

(1)	Save for the class action complaint brought against the Purchaser by Ryan Blay (“Blay Complaint”) or any matter set out in paragraph (a) of Part 2 of this schedule 6, no Purchaser Group Company, nor any person for whose acts or defaults a Purchaser Group Company would be vicariously liable or in respect of whom any Purchaser Group Company has provided a guarantee, is or has during the period of two years ending on the Signing Date been engaged in any legal, administrative or arbitration proceedings (whether as claimant or defendant or otherwise) except as claimant for collection of any debts not exceeding £5,000 in each case and, save as aforesaid, so far as the Purchaser is aware, there are no such proceedings pending or threatened by or against any Purchaser Group Company. The Purchaser is not aware of any fact, matter or circumstances which will or would reasonably be expected to give rise to any such legal, administrative or arbitration proceedings.

(2)	No investigation, inquiry or enforcement proceedings by any governmental, quasi-governmental, administrative or regulatory body concerning any Purchaser Group Company or its business or affairs or any of its directors or employees is in progress and no written notice has been received by any Purchaser Group Company of any pending or threatened investigation, inquiry or enforcement proceedings and the Purchaser is not aware of any facts, matters or circumstances which it is aware will give rise to any such investigation, inquiry, proceedings or process.

(3)	No Purchaser Group Company is involved in any dispute with any government or agency or body acting on behalf of such government or agency or any other body or authority in the United States or elsewhere and, so far as the Purchaser is aware, there are no facts, matters or circumstances which will give rise to any such dispute.

(4)	There is no judgment, arbitral award or order outstanding against any Purchaser Group Company which has not been fulfilled or satisfied in full.

A.5	Insolvency

(1)	No Purchaser Group Company is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act or any other analogous insolvency legislation applicable to such Purchaser Group Company in any other relevant jurisdiction and has not stopped paying its debts as they fall due.

(2)	So far as the Purchaser is aware, in relation to each Purchaser Group Company, none of the following has occurred:

(a)	an order being made or petition presented, in each case which has not been discharged within 14 days, or meeting convened for the purpose of considering a resolution for the winding-up of that person, nor has any such resolution been passed;

(b)	notice of an intention to appoint an administrator being filed at court or a petition presented (and not discharged within 14 days) for an administration order to be made in relation to that person or a receiver (including any administrative receiver) or administrator being appointed in respect of the whole or any part of its property, assets or undertaking;

(c)	a composition in satisfaction of its debts or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members being sanctioned or approved or, so far as the Purchaser is aware, proposed;

(d)	distress, execution or other process being levied or applied for in respect of the whole or any part of any of its property, assets or undertaking;

(e)	a floating charge created by any Purchaser Group Company having crystallised and the Purchaser is are not aware of any circumstances which will or are reasonably likely to cause such a floating charge to crystallise or other Encumbrance to become enforceable having arisen;

or any other equivalent or analogous proceedings in any relevant jurisdiction.

A.6	Consequences of transaction

(1)	So far as the Purchaser is aware, compliance with the terms of this agreement does not and will not:

(a)	conflict with or constitute a default under any provision of:

(i)	any material agreement, instrument or lease to which any Group Company is a party at the Signing Date; or

(ii)	any material lien, or any order, judgment, award, injunction, decree, material ordinance or material regulation or any other material restriction of any kind or character by which any Group Company is bound at the Signing Date; or

(b)	relieve any person from any material obligation to any Purchaser Group Company (whether contractual or otherwise) in place at the Signing Date, or enable any person to vary or terminate any such material obligation or any material right or benefit enjoyed by any Purchaser Group Company or to exercise any material rights, whether under an agreement with or otherwise in respect of, any Purchaser Group Company.

(2)	No person is entitled to receive from the Purchaser any finders fee or other commission in connection with the sale and purchase of the Shares.

A.7	Purchaser’s Knowledge

The Purchaser is not aware of any matter or thing, otherwise than as Disclosed in the Disclosure Letter or the Supplemental Disclosure Letter (as applicable), which it is aware will give rise to a Claim under the Warranties and, in so far as the Purchaser is actually aware of any such matter or thing, the Purchaser shall not be entitled to recover in respect of any Claim under the Warranties in relation to the same.

B	ACCOUNTS AND FINANCIAL

B.1	Accuracy of Accounts

(1)	The Purchaser has provided to the Sellers’ Representatives the Zipcar Financial Statements. The Zipcar Financial Statements (i) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (ii) fairly present the consolidated financial position of the Purchaser and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Purchaser and its subsidiaries.

(2)	The Zipcar Management Accounts have been prepared with all reasonable care and on a basis consistent with the Purchaser’ management accounts prepared in the preceding financial year and, having regard to the purpose for which they were prepared and used, are not misleading.

(3)	Since the Zipcar Accounts Date and save for the activities described in subclause 11.5(a), (b) and (c), the Purchaser has conducted its business in the ordinary and usual course with a view to maintaining its business as a going concern without any interruption or change in nature, scope or manner.

(4)	Since the Zipcar Accounts Date there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Zipcar Material Adverse Effect.

B.2	Liabilities

Save as set out in paragraph (b) of Part 2 of this schedule 6, neither the Purchaser nor any of its subsidiaries has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Zipcar Management Accounts, (b) liabilities which have arisen since the Zipcar Accounts Date in the ordinary course of the Purchaser’s business, and (c) contractual and other liabilities incurred in the ordinary course of the Purchaser’s business which are not required by US GAAP to be reflected on a balance sheet.

C	COMMERCIAL

C.1	Insurance

(1)	Save as described in paragraph (c) of Part 2 of this schedule 6, all the assets and undertaking of each Purchaser Group Company of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on similar businesses as those carried on by, or owning property of a similar nature to, that carried on or owned by such company and each Purchaser Group Company is now and has at all material times been adequately insured against fire, theft, accident, damage, injury, general liability, third party loss, workers compensation, and automobile insurance policies and other risks normally insured by persons carrying on the same type of business as that carried on by it.

(2)	So far as the Purchaser is aware, all such insurance policies are currently in full force and effect and nothing has been done or omitted or has occurred which would be reasonably likely to make any policy of insurance void or voidable or which would be reasonably likely to result in an increase in premium.

Part 2 - Disclosures

(a)	In March 2009, Mr. Richard Skaff, a non-member, threatened to bring a lawsuit against the Purchaser for allegedly violating the accessibility provisions of the Americans with Disabilities Act.

During the normal course of business, accidents involving Purchaser’s automobiles have occurred, and actions are bought against the Purchaser. The Purchaser’s insurer is responding to such accidents as appropriate and is required to respond to any such litigation, and any losses to the Purchaser in respect of such actions are included in the Purchaser’s insurance policy.

During the normal course of business, members threaten to bring lawsuits against Purchaser for any or no reason. So far as the Purchaser is aware, (i) no current threatened claim is likely to result in a liability of the Purchaser in excess of US$100,000; and (ii) no lawsuits in respect of such claim have been initiated.

(b)	The Purchaser has incorporated a wholly-owned subsidiary, Zipcar Vehicle Financing LLC (“ZVF”). ZVF intends to borrow up to US$70,000,000 from third parties for the sole purpose of financing the purchase of vehicles. The Purchaser will lease these vehicles from ZVF.

(c)	The Purchaser self-insures in respect of collision damage relating to its vehicles, although it maintains third party liability insurance.

SCHEDULE 7

PROPERTIES

Leasehold

Address	Group Company	Date of and parties to the Lease	Current Use
2nd Floor, Melbury House, 49-57 Wimbledon Hill Road, London SW19 7QW	Streetcar Limited	Lease dated 22 October 2008 between Scottish & Newcastle (UK) Limited (1) and Streetcar Limited (2)	Offices

1st Floor, Wellington House, 60/68 Wimbledon Hill Road, London SW19 7PA	Streetcar Limited	Lease between Wimbledon Property Limited (1) and Streetcar Limited (2). Lease is undated.	Offices

5-7 Island farm Avenue, West Molesey, Surrey	Streetcar Limited	Lease between Oyo Developments Limited (1) and Streetcar Limited (2). Lease is undated	Car parking, car cleaning and light car maintenance

SCHEDULE 8

STREETCAR COMPLETION BALANCE SHEET

PART A: INTERPRETATION

In this Schedule, where the context admits:

“Actual Tax Liability” has the meaning given in schedule 5;

“Barclays Loan” means all amounts of principal and accrued but unpaid interest due to Barclays Bank plc as at the Completion Date pursuant to the loan agreement in respect of a £100,000 facility dated 6 June 2005 and entered into between Barclays Bank plc and the Company;

“Cash” means, with respect to the Group Companies, the amount of cash in hand, together with cash reflected in the Group’s bank statements and certificates of deposit (including cleared cheques but excluding amounts represented by cheques and drafts issued by the Group Companies but not yet cleared) as at the Completion Date;

“Default Payment Terms” means credit terms pursuant to which an amount owed by the Company is considered due for payment on the final day of the month following the month in which the relevant invoice is dated (or, in the event no invoice is received by the Company, month in which the relevant goods or services were received);

“Directors’ Payables” means any amounts owed by any Group Company to any non-executive director of any Group Company (other than any sums due to any director under any contract of employment), to the extent such amounts are unpaid as at the Completion Date;

“Draft Final Cash Balance” means the Cash of the Streetcar Group, as set out in the Draft Final Balance Sheet;

“EBT Loan” means the loan paid by the Company to Appleby Trust (Jersey) Limited (as trustee of the Streetcar Employee Benefit Trust) (“Appleby”), in respect of the purchase by Appleby of certain shares from Amy Huxtable, to the extent such loan has not been repaid by Appleby to the Company;

“Employee Tax Liability” means any unpaid liability of a Group Company to account for income tax under PAYE and/or national insurance contributions (employers and employees) which arises in the ordinary course of business of the Company after the Accounts Date and on or before the Completion Date, provided that any unpaid liability of a Group Company to account for income tax under PAYE and/or national insurance contributions (employers and employees) relating to the employment of Daniel Kelsall from 4 January 2010 and 31 March 2010 shall not constitute an Employee Tax Liability for the purposes of this schedule 8;

“Event” has the meaning given in schedule 5;

“Excess Vehicle Debt” means an amount equal to (i) the aggregate net book value of all vehicles owned by, or leased (under hire purchase arrangements) to, or under the control of, the Group Companies, less (ii) the aggregate amount of the outstanding liabilities of the Group Companies as at the Completion Date pursuant to any hire purchase or vehicle finance agreement or any unallocated liability incurred in connection with the purchase or hire of any vehicle where such vehicle is included in the net book value of all vehicles owned by, or leased (under hire purchase arrangements) to, the Group Companies;

“Kelsall Bonus” means the payment of £2,000, by way of bonus, to be made by the Company to Daniel Kelsall in connection with his change of status from contractor to employee;

“Preliminary Cash Balance” means the Cash of the Streetcar Group, as set out in the Preliminary Balance Sheet;

“Net Cash Statement” means a statement in the form set out in Part C and prepared in accordance with this schedule 8;

“Non-Current Trading Liabilities” means any amounts owed to trade creditors as at the Completion Date where such amounts were due for payment prior to the Completion Date, provided that, for the purposes of this definition, amounts owed shall be considered due for payment:

(i)	on the payment date specified in the relevant credit or payment terms; or

(ii)	in relation to amounts owed pursuant to an invoice which does not specify a date for payment or where the relevant creditor’s credit terms do not provide for a date for payment, on the date which is 30 days following the date on which the invoice is received (or, in the event no invoice is received by the Company, the date of receipt of the relevant goods or services), provided that any amount which would be considered past due for payment on the Completion Date pursuant to paragraph (ii) above but which would not be considered past due for payment on the Completion Date if the Default Payment Terms applied to such amount, shall not be considered past due for payment on the Completion Date for the purposes of this definition, to the extent such amounts do not exceed £50,000 (in aggregate);

“Reclaimable VAT” means any amounts of VAT reclaimable but not yet received from HMRC at Completion in connection with the purchase of any vehicle to the extent such reclaimable VAT is included within the amount of any applicable hire purchase liability;

“Shareholder Bonus Amounts” means any amounts paid or required to be paid by the Company to any employees or former employees as a result of the transaction contemplated by this agreement and the EBT Sale Agreement including any amounts withheld by the Company in order to satisfy PAYE and/or national insurance (whether employer or employee) liabilities in respect of such amounts;

“Streetcar Group” means the Company, together with each Group Company;

“Transaction Expenses” means any expenses incurred and payable by the Company (including any VAT charged thereon, to the extent such VAT cannot be reclaimed from HMRC) up to and including the Completion Date in connection with the transaction contemplated by this agreement and the EBT Sale Agreement; and

“Tax Liability” means any unpaid Actual Tax Liability of the Group Companies which arises as a result of or in consequence of an Event occurring, or income, profits or gains earned, accrued or received, on or before Completion, other than an Employee Tax Liability or any current VAT liabilities incurred or arising in the ordinary course of business (and, for the avoidance of doubt, any current VAT amount payable on (or which must be accounted for in respect of) any vehicle assets sold by any Group Company shall be considered to be within the ordinary course of business).

PART B: PREPARATION OF PRELIMINARY BALANCE SHEET AND

PRELIMINARY NET CASH STATEMENT

1.	Preparation of Preliminary Balance Sheet

1.1	No less than two business days prior to Completion, the Sellers’ Representatives shall deliver to the Purchaser an estimated consolidated balance sheet of the Streetcar Group as at the Completion Date (the “Preliminary Balance Sheet”), together with a statement of estimated adjustments to the Consideration Cash (the “Preliminary Net Cash Statement”), each in the form set out in Part C of this schedule 8.

1.2	Save as specifically provided in this schedule 8, the Preliminary Balance Sheet shall be prepared in accordance with the following:

(a)	the accounting policies, principles, practices, evaluation rules and procedures, methods and bases consistently applied and adopted by the Streetcar Group in the preparation of the Accounts to the extent that the foregoing are in compliance with UK GAAP; and

(b)	to the extent not covered by (a), UK GAAP in force at the Accounts Date.

1.3	When preparing the Preliminary Net Cash Statement in accordance with paragraph 1.1 above, the Sellers’ Representatives shall estimate and:

(a)	deduct the following amounts from the Preliminary Cash Balance: Smedvig Loan, Barclays Loan, Excess Vehicle Debt, Non-Current Trading Liabilities, Transaction Expenses, Shareholder Bonus Amounts, Directors’ Payables, Kelsall Bonus and Tax Liabilities; and

(b)	add back the Reclaimable VAT and the EBT Loan to the Preliminary Cash Balance,

(in each case as set out in the pro-forma Net Cash Statement in Part C of this schedule 8) in order to calculate the estimated Net Cash Position (the “Preliminary Net Cash Position”).

2.	Preparation of Final Net Cash Statement

2.1	As soon as reasonably practicable and in any event no later than 30 Business Days following Completion, the Purchaser, in consultation with its independent registered accounting firm, PricewaterhouseCoopers, shall prepare and deliver to the Sellers’ Representatives:

(a)	a draft final consolidated balance sheet of the Streetcar Group as at the Completion Date (the “Draft Final Balance Sheet”), to be set out in the form set out in Part C of this schedule 8 and prepared in accordance with paragraph 1.2; and

(b)	a draft final statement of adjustments to the Consideration Cash (the “Draft Final Net Cash Statement”), in the form set out in Part C of this schedule 8.

2.2	When preparing the Draft Final Net Cash Statement in accordance with paragraph 2.1 above, the Purchaser shall:

(a)	deduct the following amounts from the Draft Final Cash Balance: Smedvig Loan, Barclays Loan, Excess Vehicle Debt, Non-Current Trading Liabilities, Transaction Expenses, Shareholder Bonus Amounts, Directors’ Payables, Kelsall Bonus and Tax Liabilities; and

(b)	add back the Reclaimable VAT and the EBT Loan to the Draft Final Cash Balance,

(in each case as set out in the pro-forma Net Cash Statement in Part C of this schedule 8), in order to calculate the Net Cash Position (the “Draft Final Net Cash Position”).

3.	Notification of disputed items

Within 15 Business Days of delivery to the Sellers’ Representatives of the Draft Final Net Cash Statement, the Sellers’ Representatives shall notify the Purchaser of any item or items that the Sellers or the Sellers’ Representatives wish to dispute together with the reasons for such dispute and a list of proposed adjustments and a detailed explanation thereof (“Notice of Difference”). If, by the expiry of such period no Notice of Difference is received by the Purchaser, or the Sellers’ Representatives have notified the Purchaser that there are no items that the Sellers or the Sellers’ Representatives wish to dispute, the Draft Final Net Cash Position shall constitute the Final Net Cash Position for the purposes of this agreement.

4.	Reference of Disputes to Independent Accountants

4.1	If a Notice of Difference is received by the Purchaser as to any item in dispute, the Sellers’ Representatives and the Purchaser shall negotiate in good faith and shall attempt to agree in writing the item or items disputed by the Sellers’ Representatives. If such disputed matters are so agreed, the Draft Final Net Cash Position (as adjusted, if all, pursuant to this paragraph 4.1) shall constitute the Final Net Cash Position for the purposes of this agreement.

4.2	If such item or items are not agreed in writing between the Sellers’ Representatives and the Purchaser within 15 Business Days of the date of receipt of a Notice of Difference by the Purchaser, the item or items in dispute shall be determined by an independent accountant. which shall either be chosen jointly by the Sellers’ Representatives and the Purchaser or, in the event that the identity of such an independent accountant cannot be agreed between such parties within seven days of the expiry of the aforementioned 15 Business Day period, shall be selected (upon the request of the Sellers’ Representatives or the Purchaser) by the President for the time being of the Institute of Chartered Accountants in England and Wales, and the provision of paragraph 4.3 shall apply. The costs of such firm of independent accountants shall be borne equally by the parties (with one-half borne by the Purchase and one-half borne by the Sellers).

4.3	Any firm of independent accountants appointed pursuant to paragraph 4.2 shall be instructed in writing by the Sellers’ Representatives and the Purchaser to resolve the matter(s) in dispute and to provide a written determination of any such matter as soon as is reasonably practicable. The Sellers’ Representatives and the Purchaser shall each provide the firm of independent accountants with a written statement regarding each matter in dispute promptly after the firm of independent accountants is appointed. The Sellers’ Representatives and the Purchaser shall each provide the firm of independent accountants with access to documents and with all other assistance as may be reasonably requested by the firm of independent accountants. The firm of independent accountants shall act as an expert and not as an arbitrator and its decision shall be final and binding on the Parties for all purposes except in the case of manifest error, and when such decision is made the Draft Final Net Cash Statement (as determined by the firm of independent accountants in accordance with this paragraph 4.3) shall constitute the Final Net Cash Statement for the purposes of this agreement.

5.	Provision of information

The Sellers and the Purchaser shall provide each other with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this schedule 8.

PART C: PRO FORMA BALANCE SHEET AND NET CASH STATEMENT

BALANCE SHEET

£
FIXED ASSETS
Cars	x
Vans	x
Vehicle modifications	x
Other assets	x

x

CURRENT ASSETS
Cash	x
Usage debtors	x
Rebate debtors	x
Other debtors and prepayments	x
Accrued income	x
Corporation tax	x
Deferred tax asset	x

x

CURRENT LIABILITIES
Purchase ledger	x
Member deposits	x
Social security	x
Other creditors	x
Deferred income	x

x

FINANCING CREDITORS
HP creditor	x
Smedvig Loan	x
Barclays Loan	x

x

NET ASSETS	x

FINANCED BY
Share Capital	x
Share premium	x
Deferred share consideration	x
Operating retained profit	x
Deferred tax credit	x
Profit in the period (after tax)	x

x

NET CASH STATEMENT

£
CASH BALANCE
Cash	x	(A)

ADJUSTMENTS
Reclaimable VAT	x
EBT Loan	x

Total Additions	x	(B)

Smedvig Loan	x
Barclays Loan	x
Excess Vehicle Debt	x
Non-Current Trading Liabilities	x
Transaction Expenses	x
Shareholder Bonus Amounts	x
Directors’ Payables	x
Kelsall Bonus	x
Tax Liabilities	x

Total Deductions	x	(C)

NET CASH POSITION	x	(A+B-C)

SCHEDULE 9

NEW ZIPCAR EMPLOYEE ARRANGEMENTS

1.	Andrew Valentine

2.	Brett Akker

3.	Mark Walker

SCHEDULE 10

ESCROW ARRANGEMENTS

1.	Definitions

For the purposes of this schedule 10:

“Agreed Claim” means any Claim under the Warranties, the Indemnities, the Member Deposit Indemnity and/or the Tax Covenant to the extent that:

(a)	it has been agreed in writing by the Sellers’ Representatives on behalf of each Seller against whom such Claim was brought; or

(b)	it is the subject of an award or judgment in favour of the Purchaser by a court or tribunal of competent jurisdiction from which there is no appeal or from which no appeal has been lodged within the period permitted for any appeal;

and in each case the liability of the Sellers (and each of them) in respect of such Claim shall be calculated after the operation of the limitation provisions in clause 8;

“Agreed Value” means, in relation to any Escrow Shares, a price per share calculated in accordance with subclause 3.10 provided that, for the purposes of this schedule 10, such Agreed Value shall be calculated:

(a)	in the case of an Agreed Claim, as at the date of agreement or date of award or judgement in favour of the Purchaser;

(b)	in the case of a Claim to which paragraph 4.2(b) applies, as at the date of the relevant Claim Notice;

(c)	subject to paragraph (d) below, in the case of a Disputed Claim, as of the Release Date;

(d)	for the purposes of paragraph 4.8(b), as at the date of a relevant Opinion; and

(e)	for the purposes of paragraph 5.2, as at the date of the relevant Substitution Notice;

“Cash Contribution” has the meaning given to it in paragraph 5.1;

“Claim Notice” means a notice served by the Purchaser on the Sellers’ Representatives in accordance with, and complying with the terms of, subclause 8.2(e)(i) or 8.2(e)(ii) (as applicable);

“Dispute Notice” has the meaning given to it in paragraph 4.5;

“Disputed Claim” has the meaning given to it in paragraph 4.4;

“Escrow Period” means the period commencing on the Completion Date and ending on the date falling 18 months after Completion;

“Escrow Proportion” means, in relation to each Seller, save to the extent that the provisions of paragraph 4.13 apply, the proportion that the number of Escrow Shares contributed by such Seller as set out against their respective names in column (N) of schedule 1 bears to the total number of Escrow Shares contributed by all the Sellers;

“Estimated Liability” has the meaning given to it in paragraph 4.4;

“Expert” has the meaning given to it in paragraph 4.5;

“Liability Notice” has the meaning given to it in paragraph 4.4;

“Liable Seller(s)” has the meaning given to it in paragraph 4.13;

“Non-Contested Claim” has the meaning given to it in paragraph 4.2(b);

“Non-Proportionate Claim” has the meaning given to it in paragraph 4.13;

“Objection Notice” has the meaning given to it in paragraph 3.1;

“Opinion” has the meaning given to it in paragraph 4.7;

“Proceedings Period” has the meaning given to it in paragraph 4.11;

“Release Date” means the last day of the Escrow Period;

“Release Notice” means a notice in writing by the Purchaser and the Sellers’ Representatives addressed to the Escrow Agent pursuant to paragraphs 4.1, 4.4(c), 4.8(c), 4.10(b), and 4.11;

“Relevant Seller” has the meaning given to it in paragraph 5.1;

“Retained Shares” has the meaning given in paragraph 4.4;

“Revised Estimate” has the meaning given to it in paragraph 4.8(b);

“Sellers’ Submission” has the meaning given to it in paragraph 4.6;

“Substitution Notice” has the meaning given to it in paragraph 5.1;

“Substitution Shares” has the meaning given to it in paragraph 5.1;

“Surrender Notice” means a notice in writing by the Purchaser and the Sellers’ Representatives addressed to the Escrow Agent pursuant to paragraphs 4.2 or 4.10(a);

2.	Operation of the Escrow

2.1	On Completion the Sellers hereby agree with the Purchaser that the Purchaser shall deliver to the Escrow Agent a share certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares to be held by the Escrow Agent on the terms set out in this schedule 10 and the Escrow Agreement.

2.2	The Purchaser shall procure that, at Completion, the Escrow Agent shall sign and deliver the Escrow Agreement to the Sellers’ Representatives and the Purchaser.

3.	Claims Process

3.1	In the event that the Purchaser shall serve a Claim Notice on the Sellers’ Representatives in respect of any Claim at any time during the Escrow Period and the Sellers’ Representatives dispute all or any part of such Claim, then the Sellers’ Representatives shall serve a notice in writing on the Purchaser and the Escrow Agent notifying them of their objection to the Claim (“Objection Notice”) within the period of two months following the date of receipt of the Claim Notice (“Objection Period”) failing which the provisions of paragraphs 4.2 and 4.3 shall apply.

3.2	Without prejudice to paragraph 3.1, the failure by the Sellers’ Representatives to serve an Objection Notice in respect of any Claim within the relevant Objection Period shall not be or be deemed to be a waiver of any right of counterclaim or other action or remedy which the Sellers may have against the Purchaser in relation to such Claim and/or the surrender of any Escrow Shares pursuant to paragraph 4.3.

4.	Release of Escrow Shares

4.1	Subject to paragraphs 4.2 and 4.4, the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to release all of the Escrow Shares held by the Escrow Agent as at 17.00 (UK time) on the Release Date and, subject to paragraph 5.6, such Escrow Shares shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) and/or 4.13 (as applicable) as soon as reasonably practicable following such instruction and in any event within 5 Business Days of the Release Date.

4.2	If, at any time during the Escrow Period, the Purchaser serves a Claim Notice on the Sellers’ Representatives in respect of any Claim and:

(a)	such Claim has become an Agreed Claim prior to the expiry of the Escrow Period; or

(b)	the Sellers’ Representatives shall have failed to serve an Objection Notice on the Purchaser within the relevant Objection Period (a “Non-Contested Claim”);

then, subject to paragraphs 4.12, 4.13 and 5.4, the provision of paragraph 4.3 shall apply.

4.3	As soon as reasonably practicable (but in any event within 5 Business Days) after:

(a)	a Claim becomes an Agreed Claim, the Sellers’ Representatives and the Purchaser; or

(b)	the expiry of the Objection Period in respect of a Non-Contested Claim, the Purchaser,

shall irrevocably instruct the Escrow Agent in writing to surrender to the Purchaser for cancellation:

(a)	such number of the Escrow Shares as have an aggregate Agreed Value equal to the amount of the Sellers’ liability (as settled or determined in the case of an Agreed Claim or as set out in the relevant Claim Notice in relation to a Non-Contested Claim) in respect of such Claim; or

(b)	if the amount of the Sellers’ liability in respect of such Claim (determined in accordance with paragraph (a) above) exceeds the aggregate Agreed Value of the Escrow Shares, all of the Escrow Shares;

and, subject to paragraph 3.2, the surrender of such Escrow Shares shall discharge and satisfy the Sellers’ liability in respect of such Claim up to the aggregate Agreed Value of the Escrow Shares so surrendered.

4.4	If any Claim has not or is unlikely to become an Agreed Claim (“Disputed Claim”) by the Release Date then:

(a)	the Purchaser shall notify the Sellers’ Representatives and the Escrow Agent in writing (“Liability Notice”) of its good faith estimate of the aggregate amount of the Sellers’ liability in respect of such Disputed Claim (“Estimated Liability”) by no later than 12.00 UK time on the Release Date;

(b)	subject to paragraphs 4.5 to 4.8 (inclusive), 4.12, 4.13 and 5.5:

(i)	such number of the Escrow Shares as have an aggregate Agreed Value equal to the amount of the Estimated Liability in respect of such Disputed Claim; or

(ii)	if the amount of the Estimated Liability exceeds the aggregate Agreed Value of the Escrow Shares then held by the Escrow Agent, all of such Escrow Shares,

shall be left in escrow (such Escrow Shares being together referred to as the “Retained Shares”) and such Retained Shares shall continue to be held by the Escrow Agent on the terms set out in this schedule 10 and the Escrow Agreement; and

(c)	the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to release, as at 17.00 UK time on the Release Date, all (if any) Escrow Shares in excess of the number of Retained Shares to be held by the Escrow Agent in respect of all Disputed Claims and such Escrow Shares shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) and/or 4.13(b) (as applicable).

4.5	The Sellers’ Representatives shall be entitled at any time within 20 Business Days of receipt of a Liability Notice in respect of any Disputed Claim to serve a notice (“Dispute Notice”) upon the Purchaser requiring that the Purchaser instruct (and notify the Sellers’ Representatives in writing of the identity of) an English Queens Counsel acceptable to the Sellers’ Representatives (acting reasonably) (an “Expert”); to give a written opinion as to:

(a)	whether or not the Expert considers that the relevant Disputed Claim would be reasonably likely to be successful; and

(b)	the Expert’s estimate of the amount of the Sellers’ liability in relation to such Disputed Claim if the Disputed Claim were to be successful.

Notwithstanding the foregoing, if the Sellers’ Representatives (or either of them) reasonably object to the Purchaser’s selection of Queen’s Counsel within 10 Business Days of receipt of notification of the instruction of an Expert by the Purchaser, or the Purchaser fails to instruct such Queens Counsel within 20 Business Days following receipt of the relevant Dispute Notice, the Expert shall be an English Queens Counsel nominated, at the request of either the Purchaser or the Sellers’ Representatives, by the Chairman of the Bar Council of England and Wales.

4.6	The Purchaser’s instructions to the Expert shall be sent to the Sellers’ Representatives at the same time as they are sent to the Expert and the Sellers’ Representatives shall be entitled within 15 Business Days of receipt of such instruction to make a submission in writing (“Sellers’ Submission”) in respect of the Disputed Claim, and the facts, matters and circumstances referred to in the Purchaser’s instruction, to the Expert.

4.7	The Expert shall be instructed to deliver his or her opinion (“Opinion”) in relation to the matters referred to in paragraphs 4.5(a) and 4.5(b) in writing to the Purchaser and the Sellers’ Representatives within 20 Business Days following the date of his or her instruction in accordance with paragraph 4.5 or receipt of the Sellers’ Submission, whichever is the later.

4.8	On receipt of the Opinion, if the Expert determines that:

(a)	the Disputed Claim is likely to be successful, and the amount of Sellers’ liability in respect of such Disputed Claim is likely to be no less than the amount of the Estimated Liability, then, subject to paragraphs 4.12, 4.13 and 5.5, the Retained Shares shall be left in escrow and the Escrow Agent shall continue to hold the Retained Shares on the terms set out in this schedule 10 and the Escrow Agreement pending such Disputed Claim becoming an Agreed Claim; or

(b)	the Disputed Claim is likely to be successful but the amount of Sellers’ liability in respect of such Disputed Claim is likely to be less than the amount of the Estimated Liability (“Revised Estimate”), then:

(i)	subject to paragraphs 4.12, 4.13 and 5.5, such number of the Retained Shares as have an aggregate Agreed Value equal to the Revised Estimate shall be left in escrow and the Escrow Agent shall continue to hold such Retained Shares on the terms set out in this schedule 10 and the Escrow Agreement pending such Disputed Claim becoming an Agreed Claim; and

(ii)	the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to release all remaining Retained Shares held by the Escrow Agent in respect of such Disputed Claim and such shares shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) or 4.13(b) (as applicable); or

(c)	the Disputed Claim is unlikely to be successful, then the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to release all of the Retained Shares held by the Escrow Agent in respect of such Disputed Claim and such shares shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) or 4.13(b) (as applicable).

4.9	The costs of seeking the Expert’s opinion shall be borne as to one half by the Purchaser and as to one half by the Sellers.

4.10	Subject to paragraphs 4.12 and 4.13, as soon as reasonably practicable (but in any event within 5 Business Days) after any Disputed Claim becomes an Agreed Claim, the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to:

(a)	surrender to the Purchaser:

(i)	such number of the Retained Shares held by the Escrow Agent in respect of such Agreed Claim as have an aggregate Agreed Value equal to the amount of the Sellers’ liability (as settled or determined) in respect of such Agreed Claim; or

(ii)	if the amount of the Sellers’ liability in respect of such Agreed Claim exceeds the aggregate Agreed Value of the Retained Shares held by the Escrow Agent in respect of such Agreed Claim, all of the Escrow Shares;

and the surrender of such Escrow Shares shall discharge and satisfy the Sellers’ liability in respect of such Agreed Claim up to the aggregate Agreed Value of the Escrow Shares so surrendered; and

(b)	release the balance (if any) of the Retained Shares held by the Escrow Agent in relation to such Agreed Claim which shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) or 4.13(b) (as applicable).

4.11

If, in respect of any Disputed Claim, Proceedings have not been brought within the period of 9 months commencing on the date on which notice of such Disputed Claim was given to the Sellers’ Representatives (“Proceedings Period”), then such Claim shall be deemed to have become fully barred and unenforceable in accordance with subclause 8.8 and, as soon as reasonably possible (but in any event within 5 Business Days) following the expiry of the Proceedings Period, the Sellers’ Representatives and the Purchaser shall irrevocably instruct the Escrow Agent in writing to release any Retained Shares held by the Escrow Agent in relation to such Claim and such Retained Shares shall be transferred to and allocated among the Sellers in accordance with paragraphs 4.12(b) or 4.13(b) (as applicable) .

4.12 Subject to paragraphs 4.13, 5.4 and 5.5:

(a)	the number of Escrow Shares which shall be:

(i)	retained by the Escrow Agent in relation to any Disputed Claim in accordance with paragraphs 4.4 and 4.8; and/or

(ii)	surrendered to the Purchaser in relation to any Agreed Claim in accordance with paragraphs 4.2 and/or 4.10;

shall be selected as nearly as may be (without involving fractions of shares) pro rata between the Sellers in proportion to each Seller’s respective Escrow Proportion; and

(b)	all Escrow Shares to be released from escrow pursuant to paragraphs 4.1, 4.4(c), 4.8(b)(ii), 4.8(c), 4.10(b) and 4.11 shall be transferred to, and allocated among, the Sellers as nearly as may be (without involving fractions of shares) pro rata between the Sellers in their respective Escrow Proportions.

4.13	Notwithstanding the generality of paragraph 4.12, where in respect of any Agreed Claim it is agreed or determined that the liability of the Sellers in respect of such Claim shall not be pro rata in proportion to their respective Escrow Proportions (such that the proportionate liability of one or more Sellers (the “Liable Seller(s)”) shall be agreed or determined to be higher than such Seller(s) Escrow Proportion) (a “Non-Proportionate Claim”) then:

(a)	the number of Escrow Shares to be surrendered to the Purchaser in relation to such Non-Proportionate Claim shall be selected as nearly as may be (without involving fractions of shares) pro rata to the respective liability of the Sellers as agreed or determined in respect of such Non-Proportionate Claim; and

(b)	where, following the surrender of any Escrow Shares in relation to a Non-Proportionate Claim in accordance with paragraph 4.13(a), any Escrow Shares shall subsequently be released from escrow pursuant to paragraphs 4.1, 4.4(c), 4.8(b)(ii), 4.8(c), 4.10(b) and/or 4.11, for the purposes of calculating the number of such Escrow Shares to be transferred to and allocated among the Sellers, the respective Escrow Proportions of the Sellers shall be amended to reflect the fact that the Liable Seller(s) shall have surrendered a greater proportion of the Escrow Shares contributed by them in relation to the Non-Proportionate Claim and that accordingly their proportionate entitlement to the balance of the Escrow Shares shall be reduced.

5.	Exchange of Escrow Shares for cash

5.1	For so long as the Escrow Agent holds any Escrow Shares, any Seller (a “Relevant Seller”) shall be entitled to notify each of the Escrow Agent, the Sellers’ Representatives and the Purchaser in writing (a “Substitution Notice”) that it wishes to pay to the Escrow Agent an amount in cash (calculated in accordance with paragraph 5.2) (“Cash Contribution”) in substitution for some or all of the Escrow Shares then held by the Escrow Agent which have been contributed by such Seller (“Substitution Shares”).

5.2	For the purposes of paragraph 5.1, the amount of the Cash Contribution to be paid by a Relevant Seller shall be an aggregate amount equal to the Agreed Value multiplied by the number of Substitution Shares the Relevant Seller wishes to be released from escrow by the Escrow Agent.

5.3	Upon receipt of a Substitution Notice the Sellers’ Representative and the Purchaser shall, as soon as reasonably practicable and in any event within 5 Business Days of receipt of the Substitution Notice, irrevocably instruct the Escrow Agent in writing, subject to receipt by the Escrow Agent of the amount of the Cash Contribution, to release the Substitution Shares to the Relevant Seller as soon as reasonably practicable, and in any event within 5 Business Days following receipt by the Escrow Agent of the Cash Contribution.

5.4	A Cash Contribution shall be held by the Escrow Agent in an interest bearing deposit account and shall be applied by the Escrow Agent in the settlement and discharge of the Relevant Sellers’ liability in relation to any Agreed Claim and the provisions of paragraphs 4.2, 4.10(a) and 4.12 shall apply to the Cash Contribution in the same manner, mutatis mutandis, as they apply to the Escrow Shares and shall be construed and applied accordingly.

5.5	Where any Escrow Shares are to be retained by the Escrow Agent after the expiry of the Escrow Period in respect of any Disputed Claim the Escrow Agent shall also retain an amount of the Cash Contribution equal to the proportionate liability of the Relevant Seller in respect of such Disputed Claim and the provisions of paragraphs 4.4(b), 4.8(a) and 4.8(b) shall apply to the Cash Contribution in the same manner, mutatis mutandis, as they apply to the Escrow Shares and shall otherwise be construed and applied accordingly.

5.6	Subject to paragraph 5.5, any amount of the Cash Contribution held by the Escrow Agent as at the Release Date, or retained by the Escrow Agent in respect of any Disputed Claim in accordance with paragraphs 4.4(b), 4.8(a) or 4.8(b), shall, following:

(a)	the determination of any Revised Estimate of the Sellers’ liability in respect of such Disputed Claim (in relation to which paragraph 4.8.2 applies);

(b)	such Disputed Claim becoming an Agreed Claim; or

(c)	such Disputed Claim becoming barred and unenforceable in accordance with paragraph 4.11,

(as applicable), be returned to the Relevant Seller and the provisions of paragraphs 4.1, 4.4(c), 4.8(b)(ii), 4.8(c), 4.10(b) and 4.11 in relation to the transfer and allocation of any Escrow Shares shall apply to the Cash Contribution in the same manner, mutatis mutandis, as they apply to the Escrow Shares and shall be construed and applied accordingly.

6.	Interest and Dividends

6.1	All cash dividends or other distributions (other than shares of common stock issued by way of stock splits or stock dividends) which would be due to each Seller in respect of the number of Escrow Shares contributed by them had such shares not been delivered to the Escrow Agent at completion shall accrue to, and shall be held by the Escrow Agent as nominee for, such Seller. The Purchaser and the Sellers’ Representatives shall instruct the Escrow Agent in writing that such cash dividends or other distributions shall be released and paid to the Sellers Representatives within 5 Business Days of the date of the notice from the Escrow Agent pursuant to section 2(f) of the Escrow Agreement.

6.2	All interest accrued on any Cash Contribution will belong to, and shall be held by the Escrow Agent as nominee for, the Relevant Seller and shall be released and paid to such Relevant Seller within 5 Business Days of each of 30 June, 30 September, 31 December and 31 March (during the Escrow Period) and the Release Date (as applicable).

7.	Notices

7.1	A Release Notice served by the Purchaser and the Sellers’ Representatives on the Escrow Agent pursuant to paragraphs 4.1, 4.4(c), 4.8(c), 4.10(b), and 4.11 shall specify:

(a)	the number of Escrow Shares or amount of Cash Contribution (as applicable) to be released from escrow;

(b)	the names and addresses of each Seller to whom Escrow Shares or Cash Contribution are to be transferred and, in the case of a Cash Contribution, the bank details of the Relevant Seller to enable a wire transfer to be made; and

(c)	the number of Escrow Shares or amount of Cash Contribution to be transferred to each such Seller.

7.2	A Surrender Notice served by the Purchaser and the Sellers’ Representatives on the Escrow Agent pursuant to paragraphs 4.2 or 4.10(a) shall specify:

(a)	the amount of the Sellers’ liability in respect of the relevant Agreed Claim;

(b)	the aggregate number of Escrow Shares and/or amount of Cash Contribution (as applicable) to be surrendered to the Purchaser; and

(c)	the allocation of the Escrow Shares and/or Cash Contribution (as applicable) to be so surrendered as between the Sellers.

SCHEDULE 11

FORM OF ALLOCATION SCHEDULE

SCHEDULE 11

ALLOCATION SCHEDULE

	Shares to be sold to Purchaser					Consideration (G)	Cash
(A)	(B)	(C)	(D)	(E)	(F)		(H)	(I)	(J)	(K)	(L)
Name of Sellers	A Ordinary Shares	B Ordinary Shares	C Ordinary Shares	Deferred Shares	Preference Shares	Consideration	Consideration Cash	Sellers’ Solicitors’ Fee	Cash Adjustment Balance	Cash Adjustment Percentage	Closing Cash Payment Amount
TOTAL						49,562,374.48	3,868,791.54	497,767.60	50,000.00%		3,321,023.94

PART 1 (PRINCIPAL SELLERS)

Akker, Brett	13,942	0	0	388	0	6,673,559.31	1,264,432.82	67,590.51	6,789.36	13.58%	1,190,052.95
Chinn, Sir Trevor	167	1,954	2,022	0	1,954	2,377,834.66	184,366.73	24,116.86	2,422.50	4.85%	157,827.37
Cron Holdings AS	8,955	0	0	0	0	4,280,426.40	331,885.27	43,413.64	4,360.83	8.72%	284,110.79
Edgar, Andrew	468	0	105	0	0	240,926.67	43,747.46	2,443.58	245.45	0.49%	41,058.42
Fogelberg, Michael	936	0	0	0	0	447,401.86	34,689.52	4,537.71	455.81	0.91%	29,696.00
Hampson, Jonathan	11	0	291	0	0	136,485.00	24,782.50	1,384.26	139.05	0.28%	23,259.18
Healey, Simon	0	0	358	0	0	58,736.70	10,665.51	595.74	59.84	0.12%	10,009.93
Imber, Henry	467	0	179	0	0	252,591.58	45,865.27	2,561.87	257.34	0.51%	43,046.05
Marland, Philip	299	0	55	0	0	151,947.06	27,589.78	1,541.07	154.80	0.31%	25,893.91
Metdepenninghen, Patrick	936	0	0	0	0	447,401.86	34,689.52	4,537.71	455.81	0.91%	29,696.00
Smedvig Capital AS	0	36,522	0	1,851,399	35,049	26,284,181.15	291,014.40	264,450.73	26,563.67	53.13%	—
Thomson, Jonathan	0	0	111	0	0	18,213.12	3,306.90	184.71	18.55	0.04%	3,103.64
Valentine, Andrew	13,942	0	0	0	0	6,673,559.31	1,264,432.82	67,590.51	6,789.36	13.58%	1,190,052.95
Walker, Mark	2,328	0	921	0	0	1,263,880.51	113,717.42	12,818.70	1,287.62	2.58%	99,611.09

PART 2 (EBT SELLERS)

Appleby Trust Jersey Ltd	278		223	171		216,516.16	186,574.74				186,574.74
Abayomi, Adebo	0		31	0		5,086.37	923.55				923.55
Brunton, John	0		31	0		5,086.37	923.55				923.55
Clark, Harriet	0		11	0		1,805.01	327.71				327.71
Day, Philip	0		11	0		1,805.01	327.71				327.71
Dubois, Suyin	0		12	0		1,967.09	357.50				357.50
Garratt, Paul	0		31	0		5,086.37	923.55				923.55
Harvey, Oliver	0		13	0		2,129.18	387.30				387.30
Humphrey, Kate	0		9	0		1,478.60	268.13				268.13
Kobalicek, Jiri	0		11	0		1,805.01	327.71				327.71
Orchard, Carla	0		10	0		1,643.99	297.92				297.92
Robinson, Amanda	0		11	0		1,805.01	327.71				327.71
Rosewarne, Shawn	0		14	0		2,294.57	417.09				417.09
Ruddin, Holly	0		11	0		1,805.01	327.71				327.71
Turner, Laura	0		19	0		3,110.54	566.05				566.05
Wright, Angela	0		11	0		1,805.01	327.71				327.71

SCHEDULE 11

ALLOCATION SCHEDULE (continued)

Shares			Warrants (P)	Notes (Q)	Liability (R)
(M)	(N)	(O)
Consideration Shares	Escrow Shares	Shares delivered on Completion	Consideration Warrants (underlying shares)	Consideration Notes	Seller Liability	Consideration Note Warrants
8,103,703.00	1,701,226.00	6,402,477.00	1,610,393.00	4,950,000.00%		123,750.00

PART 1 (PRINCIPAL SELLERS)

1,135,112.00	231,005.00	904,107.00	135,555.00	—	13.58%	—
405,018.00	82,424.00	322,594.00	53,215.00	247,397.63	4.85%	6,185.00
729,087.00	148,375.00	580,712.00	95,795.00	445,349.49	8.72%	11,134.00
41,037.00	8,351.00	32,686.00	5,392.00	—	0.49%	—
76,206.00	15,509.00	60,697.00	10,013.00	46,549.09	0.91%	1,164.00
23,248.00	4,731.00	18,517.00	3,054.00	—	0.28%	—
10,005.00	2,036.00	7,969.00	1,314.00	—	0.12%	—
43,024.00	8,756.00	34,268.00	5,653.00	—	0.51%	—
25,881.00	5,267.00	20,614.00	3,401.00	—	0.31%	—
76,206.00	15,509.00	60,697.00	10,013.00	46,549.09	0.91%	1,164.00
4,172,562.00	903,816.00	3,268,746.00	1,121,055.00	4,048,378.76	53.13%	101,209.00
3,102.00	631.00	2,471.00	408.00	—	0.04%	—
1,135,112.00	231,005.00	904,107.00	135,555.00	—	13.58%	—
215,277.00	43,811.00	171,466.00	28,286.00	115,775.95	2.58%	2,894.00

PART 2 (EBT SELLERS)

6,232.00		6,232.00	818.00
867.00		867.00	113.00
867.00		867.00	113.00
307.00		307.00	41.00
307.00		307.00	41.00
335.00		335.00	44.00
867.00		867.00	113.00
363.00		363.00	47.00
252.00		252.00	33.00
307.00		307.00	41.00
280.00		280.00	37.00
307.00		307.00	41.00
391.00		391.00	51.00
307.00		307.00	41.00
530.00		530.00	69.00
307.00		307.00	41.00

SCHEDULE 12

MEMBER DEPOSIT INDEMNITY

1.	Definitions

1.1	“Deposit Member” means a Company member who paid a cash deposit upon joining as member and who has not, prior to Completion, either (1) terminated his or her Company membership and received a cash refund of such deposit, or (2) affirmatively elected (by notification to the Company) to instruct the Company to retain his or her deposit on account (and in respect of which a liability is recorded in the Accounts).

1.2	“Member Deposit Liabilities” means (1) 20 per cent. of the aggregate of all Qualified Refunds, up to £200,000 in Qualified Refunds, plus (2) 80 per cent. of the aggregate of all additional Qualified Refunds in excess of such £200,000 amount.

1.3	“Qualified Refunds” means cash refunds of member deposits actually paid by the Company during the Refund Period to Deposit Members to whom an offer is made pursuant to paragraph 2.1 and who affirmatively terminate their Company membership during the Refund Period and who receive a refund in cash of his or her deposit in connection with such termination of Company membership, less the aggregate of all such cash refunds paid to terminating Deposit Members who, within a period of three months following such termination (but in any event prior to the expiry of the Refund Period), re-join the Company or any Purchaser Group Company as members.

1.4	“Refund Period” means the period from Completion to the date falling 18 months from the Completion Date.

2.	Member Refund Process

2.1	Notwithstanding anything in this agreement to the contrary, including, without limitation, clause 8.9, the parties hereby acknowledge that, following Completion, the Purchaser intends to cause the Company to offer certain Deposit Members the possibility of electing one of several alternatives in relation to the deposit initially paid by such Deposit Members.

2.2	For the avoidance of doubt, and notwithstanding the provisions of clause 8.9, the Purchaser and/or the Company may take any actions in connection with the offer(s) described in paragraph 2.1 as they may see fit in the context of their member relationship and operational integration efforts, including, without limitation, making any communications with members or undertaking any publicity with respect to such offer(s).

3.	Process

3.1	The Purchaser shall provide written notice to the Sellers’ Representatives at 31 January 2011 of the aggregate amount of the Qualified Refunds to date.

3.2	No later than five or earlier than 10 Business Days prior to the Release Date (as defined in schedule 10), the Purchaser shall provide written notice to the Sellers’ Representatives (a “Deposit Repayment Notice”) setting out:

(a)	the name of each Deposit Member who has terminated their membership in accordance with paragraph 2.1(a) and the amount of the Qualified Refund paid to such Deposit Member;

(b)	the aggregate amount of all Qualified Refunds to date;

(c)	a good faith estimate (based on historical experience) of the amount of any additional Qualified Refunds reasonably expected to be paid between such date and the Release Date; and

(d)	the aggregate amount of the Member Deposit Liabilities in respect thereof.

3.3	A Deposit Repayment Notice served in accordance with paragraph 3.2 shall constitute a Claim Notice in respect of such Member Deposit Liabilities for purposes of schedule 10 and, without prejudice to the provisions of paragraph 3.3, the provisions of schedule 10 shall apply mutatis mutandis.

3.4	Without prejudice to paragraph 3.2, the Purchaser shall, and shall procure that the Company or other relevant Group Company shall, provide to the Sellers’ Representatives all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which the Sellers’ Representatives may reasonably require for the purposes of assessing any Claim set out in a Deposit Repayment Notice and the liability of the Sellers in respect of any Member Deposit Liabilities referred to therein.

SCHEDULE 13

LOGO

AS WITNESS the hands of the Sellers and of a duly authorised officer of the Purchaser on the date that appears first on page 1.

This document is executed and delivered and takes effect on the date that appears first on page 1.

THE PURCHASER

EXECUTED
by ZIPCAR, INC acting by:
Authorised Signatory:	)	_____________________________________
Authorised Signatory:	)	_____________________________________

THE SELLERS

SIGNED
by BRETT AKKER	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED
by SIR TREVOR CHINN	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED
by CRON HOLDING AS acting by its attorney:	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by ANDREW EDGAR	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by MICHAEL FOGELBERG	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by JONATHAN HAMPSON	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED
by SIMON HEALEY	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by HENRY IMBER	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by PHILIP MARLAND	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by PATRICK
METDEPENNINGHEN	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

EXECUTED
by SMEDVIG CAPITAL AS acting by its attorney:	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by JONATHAN THOMSON	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by ANDREW VALENTINE	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

SIGNED by MARK WALKER	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

THE INSTITUTIONAL SELLERS’ REPRESENTATIVE

EXECUTED
by SMEDVIG CAPITAL LIMITED acting by its attorney:	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

THE MANAGEMENT SELLERS’ REPRESENTATIVE

SIGNED
by ANDREW VALENTINE	)	_____________________________________
in the presence of:
Signature of witness:	)	_____________________________________
Name:	)	_____________________________________
Address:	)	_____________________________________
	)	_____________________________________

Occupation:	)	_____________________________________

Executed as a deed, but not delivered until the first date specified on page 1, by ZIPCAR, INC by a director in the presence of a witness:	) ) ) )

Signature	/s/ Scott W. Griffith

Name	Scott W. Griffith
(block capitals)	Chief Executive Officer

Witness signature	/s/ Illegible

Witness name	Illegible
(block capitals)

Witness address	10 Noble St.
EC2

Executed as a deed, but not delivered until the first date specified on page 1, by SMEDVIG CAPITAL AS acting by its attorney in the presence of a witness:	) ) ) )

Signature	/s/ Jordan Mayo

Name	Jordan Mayo
(block capitals)	Attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper, UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the first date specified on page 1, by CRON HOLDING AS acting by its attorney in the presence of a witness:	) ) ) )

Signature	/s/ Jordan Mayo

Name	Jordan Mayo
(block capitals)	Attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the first date specified on page 1, by ANDREW VALENTINE in the presence of:	) ) ) )

Signature	/s/ Illegible

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by BRETT	)
AKKER in the presence of:	)
)

Signature	/s/ Illegible

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the first date specified on page 1, by MICHAEL FOGELBERG in the presence of:	) ) ) )

Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by PATRICK	)
METDEPENNINGHEN in the presence	)
of:	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by SIR	)
TREVOR CHINN in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by ANDREW	)
EDGAR in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by	)
JONATHAN HAMPSON in the presence	)
of:	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by SIMON	)
HEALEY in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by HENRY	)
IMBER in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by PHILIP	)
MARLAND in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address

Executed as a deed, but not delivered until the	)
first date specified on page 1, by	)
JONATHAN THOMSON in the presence	)
of:	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by MARK	)
WALKER in the presence of:	)
	)	Signature	/s/ Illegible
by his attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by SMEDVIG	)
CAPITAL LIMITED acting by attorney in	)
the presence of a witness:	)	Signature	/s/ Illegible
		Name	Illegible
(block capitals)
Attorney

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London

Executed as a deed, but not delivered until the	)
first date specified on page 1, by ANDREW	)
VALENTINE (in his capacity as Management	)
Sellers’ Representative) in the presence of:	)	Signature	/s/ Illegible

Witness signature	/s/ A. Paley

Witness name	A. Paley
(block capitals)

Witness address	DLA Piper UK LLP
3 Noble St, London